Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

Beverly Financial, Inc.   |  Beverly, Massachusetts

PROPOSED HOLDING COMPANY FOR:

Beverly Bank    |  Beverly, Massachusetts

Dated as of May 9, 2014

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

May 9, 2014

Board of Trustees

Beverly Financial, MHC

Boards of Directors

Beverly Financial, Inc.

Beverly Bank

254 Cabot Street

Beverly, Massachusetts 01915

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On March 19, 2014, the Board of Trustees of Beverly Financial, MHC (the “MHC”) adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, the MHC, which currently owns all of the issued and outstanding common stock of Beverly Bank will be succeeded by a Massachusetts corporation with the name of Beverly Financial, Inc., a newly formed Massachusetts stock holding company (“Beverly Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Beverly Financial or the Company.

Beverly Financial will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Beverly Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors, Trustees and Corporators of Beverly Bank or the MHC as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a direct community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Beverly Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Trustees

Boards of Directors

May 9, 2014

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Beverly Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $1.350 million and will be funded with Beverly Financial common stock in an amount equal to $1.100 million or 110,000 of the shares of common stock sold in the offering at $10.00 per share and $250,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Beverly Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2009 through December 31, 2013, a review of various unaudited information and internal financial reports through March 31, 2014, and due diligence related discussions with the Company’s management; Shatswell, MacLeod & Company, P.C., the Company’s independent auditor; Hogan Lovells US LLP, the Company’s conversion counsel and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Trustees

Boards of Directors

May 9, 2014

We have investigated the competitive environment within which Beverly Financial operates and have assessed Beverly Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Beverly Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on Beverly Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Beverly Financial. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Beverly Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Beverly Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Beverly Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Beverly Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Beverly Financial. The valuation considers Beverly Financial only as a going concern and should not be considered as an indication of Beverly Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Beverly Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Beverly Financial’s stock alone. It is our understanding that there are no current plans for selling control of Beverly Financial following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Beverly Financial’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 9, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $38,100,000 at the midpoint, equal to 3,810,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the valuation range indicates a minimum value of $32,550,000 and a maximum value of $43,650,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,255,000 at the minimum and 4,365,000 at the maximum. In the event the

Board of Trustees

Boards of Directors

May 9, 2014

appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $50,032,500 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 5,003,250. Based on this valuation range, the offering range is as follows: $31,450,000 at the minimum, $37,000,000 at the midpoint, $42,550,000 at the maximum and $48,932,500 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 3,145,000 at the minimum, 3,700,000 at the midpoint, 4,255,000 at the maximum and 4,893,250 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Beverly Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Beverly Financial as of March 31, 2014, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Beverly Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Board of Trustees

Boards of Directors

May 9, 2014

The valuation will also be updated at the completion of Beverly Financial’s stock offering.

Respectfully submitted, RP® FINANCIAL, LC.

Marcus Faust Managing Director

Gregory E. Dunn Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

BEVERLY FINANCIAL, INC.

BEVERLY BANK

Beverly, Massachusetts

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Subsidiary Activity		1.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.15
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

BEVERLY FINANCIAL, INC.

BEVERLY BANK

Beverly, Massachusetts

(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.9
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.13
	C.	The Acquisition Market	IV.14
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.18
Valuation Approaches:			IV.18
1.	Price-to-Earnings (“P/E”)		IV.19
2.	Price-to-Book (“P/B”)		IV.20
3.	Price-to-Assets (“P/A”)		IV.20
Comparison to Recent Offerings			IV.22
Valuation Conclusion			IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

BEVERLY FINANCIAL, INC.

BEVERLY BANK

Beverly, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers in Boston MSA	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.9
2.6	Market Area Deposit Competitors	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Beverly Bank or the “Bank”, chartered in 1888, is a Massachusetts chartered stock co-operative bank headquartered in Beverly, Massachusetts. In 2003, Beverly Bank reorganized into the mutual holding company structure, forming Beverly Financial, MHC, a Massachusetts chartered mutual holding company (the “MHC”). Beverly Bank is the wholly owned subsidiary of the MHC. Beverly Bank serves the Boston metropolitan area through the main office and three full service branch offices. The main office and two branches are located in Beverly and the third branch is located in Salem. Beverly and Salem are located in Essex County. A map of Beverly Bank’s office locations is provided in Exhibit I-1. Beverly Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). Amounts above the FDIC limit are insured in full by the Share Insurance Fund (“SIF”) of the Co-operative Central Bank. As of March 31, 2014, the MHC had consolidated total assets of $327.0 million, total deposits of $283.6 million and total equity of $21.8 million equal to 6.67% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On March 19, 2014, the Board of Trustees of the MHC adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, the MHC, which currently owns all of the issued and outstanding common stock of Beverly Bank will be succeeded by a Massachusetts corporation with the name of Beverly Financial, Inc., a newly formed Massachusetts stock holding company (“Beverly Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Beverly Financial or the Company.

Beverly Financial will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Beverly Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors, Trustees and Corporators of Beverly Bank or the MHC as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a direct community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Beverly Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Beverly Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $1.350 million and will be funded with 110,000 shares of Beverly Financial common stock contributed by the Company equal to $1.100 million based on the $10.00 per share IPO price and $250,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Beverly Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Beverly Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and deposit needs of its local customer base. Beverly Financial’s operating strategy has changed over the last decade from that of a traditional thrift to that of a commercial bank. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. In recent years, growth strategies have emphasized increased lending diversification that targets growth of commercial real estate, multi-family, commercial business and construction loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities guaranteed by government sponsored enterprises (“GSEs”) constitute the major portion of the Company’s investment portfolio, with other investments consisting of U.S. Government and agency obligations and a nominal balance of debt securities issued by foreign governments.

Deposits have consistently served as the primary interest-bearing funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs, interest rate risk and increasing regulatory capital at the Bank level. Borrowings currently held by the Company consist of FHLB advances and junior subordinated debentures.

Beverly Financial’s earnings base is largely dependent upon net interest income and operating expense levels. The Company has maintained a relatively stable net interest margin during the past three and one-quarter years. Redeployment of lower yielding cash and investments into loan growth has helped to preserve the Company’s net interest margin in the prevailing interest rate environment, where financial institutions in general have experienced interest rate spread compression due to interest-earning asset yields declining more significantly relative to interest-bearing funding costs. Operating expense ratios have also trended higher over the past few years, primarily due to normal cost increases and adding personnel to facilitate loan growth strategies. While the Company has realized more significant loan growth in recent periods, the Company’s ability to grow the balance sheet and leverage operating expenses is somewhat constrained by its current capital position. Non-interest operating income has been a fairly stable and somewhat limited contributor to earnings, reflecting the Company’s mortgage-based lending strategy and lack of diversification into areas that generate revenues derived from sources of non-interest income.

The post-offering business plan of the Company is expected to continue to focus on operating and growing a profitable institution. Accordingly, Beverly Financial will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the North Shore and Boston metropolitan area.

The Company’s Board of Directors has elected to complete a public stock offering to sustain growth strategies and facilitate implementation of its strategic plan. The capital realized from the stock offering will increase the Company’s operating flexibility and allow for additional growth of the balance sheet and the planned opening of thee branches by the middle of 2018.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Beverly Financial’s funding costs. Additionally, Beverly Financial’s higher equity-to-assets ratio will enable the Company to pursue expansion opportunities. Such expansion would most likely occur through the establishment of additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. The Company will also be in a better position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and ability to offer stock as consideration. At this time, other than the planned opening of three de novo branches by the middle of 2018, the Company has no specific plans for expansion. The projected uses of proceeds are highlighted below.

•

Beverly Financial, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to fund the Foundation, are expected to be primarily invested into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Beverly Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue controlled growth that will serve to increase returns, while, without significantly increasing the overall risk associated with Beverly Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter years. From yearend 2009 through March 31, 2014, Beverly Financial’s assets increased at a 1.69% annual rate. During the period covered in Table 1.1, the Company was not in a position to pursue a strategy of more aggressive asset growth due to its relatively low capital position. Asset growth was largely driven by loan growth, which was partially funded with redeployment of cash and investments. Asset growth was funded by deposit growth, which funded a reduction in borrowings as well. A summary of Beverly Financial’s key operating ratios for the past five and one-quarter years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

Beverly Financial, Inc.

Historical Balance Sheet Data

	At Fiscal Year Ended December 31,										At March 31,		12/31/09- 03/31/14 Annual. Growth Rate
	2009		2010		2011		2012		2013		2014
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$304,513	100.00%	$300,423	100.00%	$297,937	100.00%	$308,281	100.00%	$323,989	100.00%	$327,015	100.00%	1.69%
Cash and cash equivalents	20,859	6.85%	31,809	10.59%	28,302	9.50%	26,994	8.76%	13,414	4.14%	14,992	4.58%	-7.48%
Certificates of deposit in other banks	—	0.00%	—	0.00%	3,464	1.16%	4,938	1.60%	4,835	1.49%	4,165	1.27%	NM
Investment securities	17,948	5.89%	20,135	6.70%	25,860	8.68%	26,374	8.56%	19,731	6.09%	18,649	5.70%	0.91%
Loans held for sale	—	0.00%	726	0.24%	—	0.00%	1,180	0.38%	—	0.00%	356	0.11%	NM
Loans receivable, net	246,180	80.84%	228,760	76.15%	222,280	74.61%	231,612	75.13%	269,048	83.04%	271,923	83.15%	2.37%
Bank owned life insurance	3,644	1.20%	3,768	1.25%	3,894	1.31%	4,019	1.30%	4,144	1.28%	4,175	1.28%	3.25%
FHLB stock/Co-op Central Reserve Fund	4,091	1.34%	4,091	1.36%	4,091	1.37%	3,799	1.23%	3,462	1.07%	3,462	1.06%	-3.85%

Deposits	218,630	71.80%	244,751	81.47%	245,017	82.24%	259,564	84.20%	275,390	85.00%	283,628	86.73%	6.32%
Borrowings	68,203	22.40%	37,348	12.43%	32,765	11.00%	27,371	8.88%	25,659	7.92%	19,721	6.03%	-25.32%

Equity	15,084	4.95%	16,597	5.52%	18,386	6.17%	20,197	6.55%	21,414	6.61%	21,813	6.67%	9.07%

Loans/Deposits		112.60%		93.47%		90.72%		89.23%		97.70%		95.87%

Full Service Banking Offices Open	4		4		4		4		4		4

(1)	Ratios are as a percent of ending assets.

Sources:	Beverly Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Beverly Financial’s loans receivable portfolio increased at a 2.37% annual rate from yearend 2009 through March 31, 2014, in which the loans receivable balance declined during 2010 and 2011 followed by growth through March 31, 2014. The most significant loan growth was realized during 2013, which was primarily attributable to growth of commercial real estate loans supplemented with growth of 1-4 family permanent mortgage loans, multi-family loans, home equity loans and lines of credit, construction loans and commercial business loans. The Company’s slightly higher loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 80.90% at yearend 2009 to 83.15% at March 31, 2014.

Beverly Financial’s emphasis on growing a more diversified loan portfolio is evidenced by recent trends in its loan portfolio composition. Trends in the Company’s loan portfolio composition since yearend 2009 show that the concentration of 1-4 family permanent mortgage loans comprising total loans decreased from 45.40% of total loans at yearend 2009 to 33.16% of total loans at March 31, 2014. Comparatively, from yearend 2009 through March 31, 2014, commercial real estate loans increased from 30.09% to 35.24% of total loans, multi-family loans increased from 8.23% to 13.78% of total loans and construction loans increased from 4.03% to 5.57% of total loans. The relative concentrations of home equity loans and lines of credit, commercial business loans and consumer loans comprising total loans at March 31, 2014 were consistent with 2009 yearend ratios and equaled 4.27%, 7.77% and 0.21% of total loans, respectively, as of March 31, 2014. The decrease in the concentration of 1-4 family loans comprising the loan portfolio was attributable to growth of other loan types and a decrease in the balance of outstanding 1-4 family loans, which was in part related to the Company’s general philosophy of selling most originations of longer term fixed rate 1-4 family loans into the secondary market.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Beverly Financial’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into liquid funds held as a deposit at the Bank. Since yearend 2009, the Company’s level of cash and investment securities (inclusive of FHLB stock and investment in The Co-operative Central Reserve Fund) ranged from a low of 12.61% of assets at March 31, 2014 to a high of 20.71% of assets at yearend 2011. The decrease in the balance of cash and investments since yearend 2012 was largely related to redeployment of those funds for purposes of funding loan growth. Mortgage-backed securities totaling $16.2 million comprised the most significant component of the Company’s investment portfolio at March 31,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

2014. Other investments held by the Company at March 31, 2014 consisted of U.S. Government and federal agency obligations ($2.4 million) and debt securities issued by foreign governments ($25,000). As of March 31, 2014, the entire investment portfolio was maintained as available for sale and the investment portfolio had a net unrealized gain of $89,000 at March 31, 2014. Exhibit I-4 provides historical detail of the Company’s investment portfolio. As of March 31, 2014, the Company also held $4.2 million of interest-bearing time deposits with other banks, $15.0 million of cash and cash equivalents and $3.5 million of FHLB stock and investment in The Co-operative Central Reserve Fund.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of two of the Company’s former presidents. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2014, the cash surrender value of the Company’s BOLI equaled $4.2 million.

Since yearend 2009, Beverly Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2009 through March 31, 2014, the Company’s deposits increased at a 6.32% annual rate. Deposits growth was sustained throughout the period covered in Table 1.1. Deposit growth trends in recent years reflect that deposit growth has primarily consisted of transaction and savings account deposits, which has been offset by a decline in certificates of deposit (“CDs”). Core deposits comprised 75.28% of average total deposits for the three months ended March 31, 2014, versus 61.0% of average total deposits for the year ended December 31, 2011.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Additionally, borrowed funds by the MHC were downstreamed into the Bank for purposes of increasing regulatory capital. From yearend 2009 through March 31, 2014, borrowings decreased from $68.2 million or 22.41% of assets at yearend 2009 to $19.7 million or 6.03% of assets at March 31, 2014. Borrowing utilized by the Company include FHLB advances, repurchase agreements and junior subordinated debentures.

The Company’s equity increased at a 9.07% annual rate from yearend 2009 through March 31, 2014, which was realized through the retention of earnings. All of the Company’s capital is tangible capital and Beverly Bank maintained capital surpluses relative to all of its

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

regulatory capital requirements at March 31, 2014. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, Beverly Financial’s ROE will initially be depressed following its stock conversion as the Company’s pro forma capital position will be significantly higher following the infusion of net stock proceeds into capital.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended March 31, 2014. The Company’s reported earnings ranged from a low of $962,000 or 0.32% of average assets during 2009 to a high of $1.8 million or 0.61% of average assets during 2012. For the twelve months ended March 31, 2014, the Company reported net income of $1.4 million or 0.43% of average asset. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has generally been somewhat of a limited source of earnings for the Company. Gains on loan sales have varied over the past five and one-quarter years and in recent periods have declined from peak levels reported in 2012. Loan loss provisions and non-operating gains and losses typically have not had a significant impact on earnings.

During the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 2.84% during 2009 to a high of 3.28% during 2012. For the twelve months ended March 31, 2014, the Company’s net interest income to average assets ratio equaled 3.21%. The slight decline in the Company’s net interest income ratio since 2012 was due to a slightly larger decrease in the interest income ratio relative to the decrease in the interest expense ratio. Overall, the Company has maintained a relatively stable net interest income ratio since 2009, as the Company has experienced very little fluctuation in its interest rate spread over the past four and one-quarter years. Over the past four and one-quarter years, the Company’s interest rate spread ranged from a low of 3.16% during 2013 to a high of 3.28% during 2010. For the three months ended March 31, 2014, the Company’s interest rate spread equaled 3.24% and was unchanged from the year ago quarter. The Company’s net interest rate spreads and yields and costs for the past five and one-quarter years are set forth in Exhibits I-3 and I-5.

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Table 1.2

Beverly Financial, Inc.

Historical Income Statements

For the Fiscal Year Ended December 31,	For the 12 Months
2009	2010	2011	2012	2013	Ended 03/31/14
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$14,932	5.02%	$14,268	4.83%	$13,263	4.47%	$12,558	4.24%	$12,378	3.97%	$12,509	3.92%
Interest expense	(6,479)	-2.18%	(4,657)	-1.58%	(3,599)	-1.21%	(2,852)	-0.96%	(2,369)	-0.76%	(2,300)	-0.72%

Net interest income	$8,453	2.84%	$9,611	3.25%	$9,664	3.26%	$9,706	3.28%	$10,009	3.21%	$10,209	3.21%
Provision for loan losses	(636)	-0.21%	(606)	-0.21%	(303)	-0.10%	(221)	-0.07%	(241)	-0.08%	(180)	-0.06%

Net interest income after provisions	$7,817	2.63%	$9,005	3.05%	$9,361	3.16%	$9,485	3.20%	$9,768	3.13%	$10,029	3.15%

Non-interest operating income	$1,032	0.35%	$993	0.34%	$985	0.33%	$1,198	0.40%	$943	0.30%	$973	0.31%
Gain on sales of loans, net	150	0.05%	420	0.14%	371	0.13%	855	0.29%	637	0.20%	336	0.11%
Non-interest operating expense	(7,323)	-2.46%	(7,871)	-2.67%	(8,031)	-2.71%	(8,671)	-2.93%	(9,103)	-2.92%	(9,098)	-2.85%

Net operating income	$1,676	0.56%	$2,547	0.86%	$2,686	0.91%	$2,867	0.97%	$2,245	0.72%	$2,240	0.70%

Non-Operating Income
Gain (loss) on sale of investment securities, net	($56)	-0.02%	—	0.00%	$100	0.03%	$67	0.02%	—	0.00%	—	0.00%
Write-down on available for sale securities	(20)	-0.01%	($113)	-0.04%	—	0.00%	—	0.00%	—	0.00%	—	0.00%

Net non-operating income	($76)	-0.03%	($113)	-0.04%	$100	0.03%	$67	0.02%	$0	0.00%	$0	0.00%

Net income before tax	$1,600	0.54%	$2,434	0.82%	$2,786	0.94%	$2,934	0.99%	$2,245	0.72%	$2,240	0.70%
Income tax provision	(638)	-0.21%	(945)	-0.32%	(1,085)	-0.37%	(1,136)	-0.38%	(867)	-0.28%	(865)	-0.27%

Net income (loss)	$962	0.32%	$1,489	0.50%	$1,701	0.57%	$1,798	0.61%	$1,378	0.44%	$1,375	0.43%

Adjusted Earnings
Net income	$962	0.32%	$1,489	0.50%	$1,701	0.57%	$1,798	0.61%	$1,378	0.44%	$1,375	0.43%
Add(Deduct): Net non-operating income	76	0.03%	113	0.04%	(100)	-0.03%	(67)	-0.02%	0	0.00%	0	0.00%
Tax effect (2)	(30)	-0.01%	(45)	-0.02%	40	0.01%	27	0.01%	—	0.00%	—	0.00%

Adjusted earnings	$1,008	0.34%	$1,557	0.53%	$1,641	0.55%	$1,758	0.59%	$1,378	0.44%	$1,375	0.43%

Expense Coverage Ratio (3)	1.15	x	1.22	x	1.20	x	1.12	x	1.10	x	1.12	x
Efficiency Ratio (4)	75.93%	71.58%	72.85%	73.80%	78.71%	78.51%
Effective tax rate	39.88%	38.82%	38.94%	38.72%	38.62%	38.62%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding non-operating gains).

Sources:	Beverly Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Non-interest operating income has been a fairly stable and somewhat limited contributor to the Company’s earnings, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income (including gain on sale of loans) ranged from a low of $1.2 million or 0.40% of average assets during 2009 to a high of $2.1 million or 0.69% of average assets during 2012. For the twelve months ended March 31, 2014, non-interest operating income amounted to $1.3 million or 0.42% of average assets. The higher earnings contribution generated from non-interest operating income during 2012 was primarily attributable to an increase in gain on sales of loans, which amounted to $855,0000 or 0.29% of average assets during 2012. Comparatively, primarily due to a decrease in refinancing volume, gain on sales of loans declined to $336,000 or 0.11% of average assets during the twelve months ended March 31, 2014. Customer service fees, gain on sales of loans, loan servicing fees and income earned on BOLI generally constitute the largest sources of non-interest operating income for the Company.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $7.3 million or 2.46% of average assets during 2009 to a high of $9.1 million or 2.92% of average assets during 2013. For the twelve months ended March 31, 2014, operating expenses equaled $9.1 million or 2.85% of average assets. In addition to higher operating expenses, the increase in the Company’s operating expense to average assets ratio has been the result of limited asset growth that has been warranted by the Company’s leveraged capital position. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through increasing balance sheet growth.

Overall, during the past five and one-quarter years, the Company’s expense coverage ratios (net interest income divided by operating expenses) ranged from a low of 1.10x during 2013 to a high of 1.22x during 2010 and equaled 1.12x during the twelve months ended March 31, 2014. Similar trends were reflected in the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) over the past five and one-quarter years, with the Company’s efficiency ranging from 71.58% during 2010 to 78.71% during 2013 and equaled 78.51% during the twelve months ended March 31, 2014.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

During the period covered in Table 1.2, the amount of loan loss provisions ranged from a low of $180,000 or 0.06% of average assets during the twelve months ended March 31, 2014 to a high of $636,000 or 0.21% of average assets during 2009. The decrease in loan loss provisions established by the Company was supported by favorable credit quality trends, including a decline in the balance of non-performing assets and lower net charge-offs, and an improving economy in the Company’s lending markets. As of March 31, 2014, the Company maintained loan loss allowances of $3.6 million, equal to 1.29% of total loans and 2,339.47% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past three and one-quarter years.

Non-operating gains and losses have had a limited impact on the Company’s earnings during the period covered in Table 1.2, ranging from a non-operating loss of $113,000 or 0.04% of average assets during 2010 to non-operating gains of $100,000 or 0.03% of average assets during 2011. For the twelve months ended March 31, 2014, the Company did not report any non-operating gains or losses. The non-operating loss in 2010 consisted of a write-down on available for sale securities and the non-operating gain in 2011 consisted of a gain on sale of investment securities.

The Company’s effective tax rate showed little variation during the period covered in Table 1.2 and equaled 38.62% for the twelve months ended March 31, 2014. As set forth in the prospectus, the Company’s marginal effective tax rate is 40.0%.

Interest Rate Risk Management

The Company’s balance sheet is slightly liability sensitive in the short-term (less than one year). While financial institutions in general have been experiencing some interest spread compression during recent periods, due to the average yield earned on interest-earning assets declining more relative to the average rate paid on interest-bearing liabilities, the Company has been effective in preserving its interest rate spread through redeployment of lower yield cash and investments into comparatively higher yielding loans. Notably, net loans receivable increased from 75.13% of assets at yearend 2012 to 83.15% of assets at March 31, 2014, while cash and investments (including FHLB stock/Co-op Central Reserve Fund) decreased from 20.15% of assets at yearend 2012 to 12.61% of assets at March 31, 2014. The Company’s interest rate risk analysis as of March 31, 2014 indicates that in the event of a 300 basis point instantaneous parallel increase in interest rates Economic Value of Equity would decrease by 2.37%, which was within policy limits (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of longer term fixed rate 1-4 family loans, investing in investment securities with adjustable rates, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans and adjustable rate loans. As of March 31, 2014, of the Company’s total loans due after March 31, 2015, ARM loans comprised 63.46% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with terms out to five years, extending CD maturities during periods of low interest rates through offering attractive rates on certain longer term CDs and emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 75.28% of the Company’s average total deposits during the three months ended March 31, 2014.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Beverly Financial’s lending activities have provided for a loan portfolio composition that is concentrated in commercial real estate loans, followed by 1-4 family residential loans, multi-family real estate loans, commercial business loans, construction loans and home equity loans and lines of credit. Consumer loans have been a very minor area of lending diversification for the Company. Going forward, the Company’s lending strategy will continue to emphasize a diversified lending strategy, with commercial real estate loans remaining as the largest concentration in the loan portfolio. Exhibit I-9 provides historical detail of Beverly Financial’s loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of March 31, 2014.

Commercial Real Estate Loans Commercial real estate loans consist largely of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area. On a more limited basis, the Company supplements originations of commercial

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

real estate loans with purchased loan participations secured by local properties. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Beverly Financial generally originates commercial real estate loans up to a loan-to-value (“LTV”) ratio of 80.0% and generally requires a minimum debt-coverage ratio of 1.20 times. The Company offers both fixed and adjustable rate commercial real estate loans, generally for terms of up to 25 years. Most of the commercial real estate loan portfolio consists of adjustable rate loans, which typically reprice every five years and are indexed to the five year FHLB classic advance rate. Properties securing the commercial real estate loan portfolio are generally used for business purposes such as office facilities, parking garages, industrial facilities, retail facilities and mixed-use properties. As of March 31, 2014, the Company’s outstanding balance of commercial real estate loans totaled $97.1 million equal to 35.24% of total loans outstanding.

1-4 Family Residential Loans. Beverly Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans, which are generally secured by properties in the Boston metropolitan area. Loans are generally underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of fixed rate loans with terms of more than 15 years in the secondary market. Loans are sold on both a servicing released and a servicing retained basis. ARM loans offered by the Company have initial repricing terms of five, seven or to ten years and then reprice annually for the balance of the loan term. ARM loans are indexed to the 1-year LIBOR. As of March 31, 2014, the Company’s outstanding balance of 1-4 family residential loans totaled $91.3 million or 33.16% of total loans outstanding.

Multi-Family Real Estate Loans Multi-family real estate loans consist of loans originated by the Company to small- and mid-sized investors, which are collateralized by properties in the Company’s market area. Multi-family real estate loans are generally originated with similar terms as are offered on the Company’s commercial real estate loans. As of March 31, 2014, the Company’s outstanding balance of multi-family real estate loans totaled $38.0 million equal to 13.78% of total loans outstanding.

Commercial Business Loans The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of floating lines of credit indexed to The Wall Street Journal prime rate and fixed rate term loans for terms up to five years. Depending on the collateral securing the loan, commercial loans are generally originated up to a minimum collateral ratio of 1:1. The commercial business loan portfolio consists substantially of loans secured by business assets such as inventory, equipment and real estate. As of March 31, 2014, Beverly Financial’s outstanding balance of commercial business loans totaled $21.4 million equal to 7.77% of total loans outstanding.

Construction Loans The Company originates residential construction loans to individuals and builders, as well as construction loans for commercial development projects, such as office buildings and mixed-use properties. Construction loans are interest-only loans during the construction phase, which is typically six to twelve months for construction of a single-family house and up to 24 months for construction of a commercial property. Residential construction loans may be originated up to a maximum LTV ratio of 80.0% and commercial real estate construction loans may be originated up to a maximum LTV ratio of 80.0% of the appraised market value upon completion of the project. Construction lending has been a recent area of loan growth for the Company, as the regional economy has supported an increase in demand for construction of residential and commercial properties. As of March 31, 2014, Beverly Financial’s outstanding balance of construction loans totaled $15.3 million equal to 5.57% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as fixed rate loans with amortization terms up to 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a ten year draw period followed by a ten year repayment period. The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. As of March 31, 2014, the Company’s outstanding balance of home equity loans and lines of credit totaled $11.8 million equal to 4.27% of total loans outstanding.

Consumer Loans. The Company’s consumer lending activities have been somewhat limited, although consumer lending is a desired area of loan growth for the Company. The consumer loan portfolio consists primarily largely of auto loans originated by the Company and also includes other types of installment loans, loans secured by deposit and personal lines of credit. As of March 31, 2014, the consumer loan portfolio totaled $567,000 equal to 0.21% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Exhibit I-11 provides a summary of the Company’s lending activities over the past three and one-quarter years. Total loans originated (minus 1-4 family permanent mortgage loans originated for sale) increased from $47.2 million in 2011 to $100.6 million in 2013, while loans originated during the first quarter of 2014 totaling $18.7 million were less than loans originated during the year ago quarter totaling $22.5 million. Increased originations of 1-4 family permanent mortgage loans and commercial real estate loans were the primary sources of increased originations during the 2011 to 2013 period, which was followed by increased originations of construction loans, multi-family loans and home equity loans and lines of credit. The decline in loan originations during the first quarter of 2014 compared to the year ago quarter was due to reduced lending volumes for 1-4 family permanent mortgage loans, commercial real estate loans and commercial business loans. Loan purchases totaled $9.6 million over the past three and one-quarter years, with most of the purchases occurring during 2013 when the Company purchased $6.7 million of commercial real estate loans and $250,000 of construction loans. Following a decline in net loan activity during 2011, loan originations and purchases exceeded principal repayments and loans sold during the past two years and the first quarter of 2014. Overall, net loans receivable increased from $222.3 million at yearend 2011 to $271.9 million at March 31, 2014.

Asset Quality

Historically, the Company’s lending emphasis on lending in local and familiar markets generally supported maintenance of relatively favorable credit quality measures. However, with the onset of the national recession and bursting of the house bubble in 2008, the Company experienced slightly elevated levels of problems assets. The balance of non-performing assets peaked in 2010 and has subsequently trended lower. Over the past five and one-quarter years, Beverly Financial’s balance of non-performing assets ranged from a low of $416,000 or 0.05% of assets at March 31, 2014 to a high of $3.7 million or 1.22% of assets at yearend 2010. As shown in Exhibit I-12, non-performing assets at March 31, 2014 consisted of $152,000 of non-accruing loans and $264,000 of other real estate owned.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

To track the Company’s asset quality and the adequacy of valuation allowances, Beverly Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2014, the Company maintained loan loss allowances of $3.6 million, equal to 1.29% of total loans outstanding and 2,339.47% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2014 deposits accounted for 93.50% of Beverly Financial’s interest-bearing funding composition. Exhibit I-13 sets forth the Company’s deposit composition for the past three and one-quarter years. Transaction and savings account deposits comprised 75.28% of average total deposits for the three months ended March 31, 2014, as compared to 61.00% of average total deposits for the year ended December 31, 2011. The increase in the concentration of core deposits comprising total deposits since 2011 was realized through a decrease in CDs and growth of core deposits. Most of the growth of core deposits has consisted of money market account deposits, which comprise the largest concentration of the Company’s core deposits. Money market account deposits comprised 47.47% of the Company’s average total core deposits for the three months ended March 31, 2014.

The balance of the Company’s deposits consists of CDs, which equaled 24.72% of average total deposits for the three months ended March 31, 2014 compared to 39.00% of average total deposits for the year ended December 31, 2011. Beverly Financial’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $70.7 million at March 31, 2014 and $40.1 million or 56.67% of the CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of March 31, 2014. As of March 31, 2014, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $26.3 million or 37.20% of total CDs. The Company held $10.0 million of brokered CDs at March 31, 2014.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk, as well as increasing the Bank’s regulatory capital. Borrowings totaled $19.7 million at March 31, 2014 and consisted of $12.0 million of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

FHLB advances and $7.7 million of junior subordinated debentures. At March 31, 2014, the weighted average interest rate on the FHLB advances was 3.92% and most of the advances had scheduled maturities in 2016 or 2017. The Company’s junior subordinated debentures consist of two issuances of trust preferred securities (“Debenture I” and Debenture II”) and a borrowing from another Bank in the form of a subordinated note (“Debenture III”). Debenture I and Debenture II both had balances of $3.1 million at March 31, 2014 and each pays a cumulative quarterly distribution at a rate per annum equal to three month LIBOR plus 2.85%. Debenture 1 matures on December 17, 2033 and Debenture II matures on December 15, 2037. At March 31, 2014, Debenture III had a balance of $1.5 million and the interest rate on the note was equal to LIBOR plus 4.25%. Debenture III matures on March 15, 2019. Exhibit I-15 provides further detail of the Company’s borrowings activities during the past three and one-quarter years.

Subsidiary Activity

Upon completion of the conversion, the Bank will become a wholly owned subsidiary of Beverly Financial. The Bank has three wholly-owned subsidiaries. 254 Cabot Street Corporation owns certain equipment, Beverly Securities Corporation was formed to hold securities for its own account and Essex County Properties, LLC was formed to acquire and hold real estate.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Beverly Financial serves the Boston Metropolitan Statistical Area (“MSA”) through the main office in Beverly, Massachusetts and three branch offices. Two of the branches are located in Beverly and the other branch office is located in Salem, Massachusetts. Beverly and Salem are located in Essex County. Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence, and many of which are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Boston MSA has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters, including healthcare, financial services and technology.

Future growth opportunities for Beverly Financial depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. Manufacturing activity grew for a fifth consecutive month in October 2013, with the PMI index rising to its highest level in more than two years. Service sector activity also continued to expand in October. The employment report for October showed that 204,000 jobs were added, while the October unemployment rate edged up to 7.3%. Despite the partial government shutdown in early-October, retail sales increased in October. Existing home sales declined in October, which was viewed as a potential sign that rising interest rates were starting to weigh on the housing recovery. The pace of manufacturing

RP® Financial, LC.	MARKET AREA
II.2

activity accelerated further in November, while service sector activity grew at a slightly lower rate in November. Employment growth remained steady in November, with 203,000 jobs being added and the November unemployment rate hitting a five year low of 7.0%. New and existing home sales were down slightly in November compared to October, as home buyers faced higher interest rates and an increase in home prices. Bolstered by a rebound in consumer confidence, retail sales for November showed a healthy increase from October, While manufacturing activity expanded at a slightly lower rate in December, the PMI readings for November and December were the highest and second highest for 2013. Similarly, December service sector activity also grew at a slightly lower rate compared to November. December job growth was the lowest in almost three years, as only 74,000 jobs were added in December. However, the December unemployment rate dropped to 6.7%, which was mostly attributable to people leaving the labor force. Fourth quarter GDP increased at a 3.2% annual rate (subsequently revised to 2.6%).

The pace of manufacturing activity slowed considerably in January 2014, with the PMI reading declining 5.2 points to 51.3. Comparatively, January service sector activity expanded at a slight faster pace, with PMI reading of 56.7 compared to 55.7 in December. January was the second straight month of weak job growth, with a tepid gain of 113,000 jobs. The January unemployment rate dipped to 6.6% in January. Existing home sales in January declined to the lowest level since July 2012, while new home sales were up solidly in January. January 2014 home prices were up 0.9% from December and up 12.0% from a year ago January. Manufacturing activity accelerated in February, with the PMI registering 53.2. Comparatively, February service sector activity expanded at a slower pace in February, decreasing from a reading of 54.0 for January to 51.6 for February. Job growth picked-up in February, as the U.S. economy added 175,000 jobs. However, as more peoples entered the labor force, the February unemployment rate ticked up to 6.7%. Despite poor weather conditions in many areas of the U.S., retail sales rose slightly in February. Sales of existing and new homes were both lower in February compared to January, which was in part attributable to rising mortgage rates and higher home prices. Home prices were up 12.2% in February compared to a year ago. Manufacturing activity expanded for the tenth consecutive month in March, with the March PMI of 53.7 reflecting a slight increase compared to February. Similarly, service sector activity expanded at a slightly faster rate in March compared to February. Job growth was up slightly in March, with a total of 192,000 added during the month. However, the March unemployment rate remained at 6.7%. A healthy increase in March retail sales offered evidence of an

RP® Financial, LC.	MARKET AREA
II.3

improving economy. Sales of existing homes were down slightly in March compared to February, while new single-family home sales were down 14.5% from February to March. However, March pending home sales were up 3.4% in March compared to February, marking the first gain in nine months. First quarter GDP growth fell short of expectations, as the U.S. economy increased at a modest 0.1% annual rate during the quarter.

Manufacturing and non-manufacturing activity both accelerated in April 2014, providing more evidence that the economy was regaining momentum. The April jobs report showed a healthy pick-up in hiring with 288,000 jobs added and the April unemployment rate declined to 6.3%, but most of the decline was due to fewer job seekers as more people elected to drop out of the labor force. In early-May 2014 testimony before Congress, Federal Reserve Chairwoman Janet Yellen stated that the economy was on track for solid growth in the current quarter; although, a slowdown in housing that became evident in late-2013 showed few signs of reviving.

In terms of interest rates trends over the past few quarters, Treasury yields dipped lower at the beginning of October 2013 as hiring in the private sector increased less than expected during September. Stalled negotiations in Washington to avert the first ever default on the U.S. debt pushed Treasury yields higher going into mid-October, which was followed by a rally in Treasury bonds on news of an agreement in Washington that raised the debt ceiling and avoided an imminent default by the U.S. Government. A weaker than expected jobs report for September furthered the downward trend in interest rates, as investors became more confident that the Federal Reserve would leave its bond buying program unchanged. A sharp decline in October consumer confidence and an October employment report that continued to reflect a relatively slow pace of job growth provided for a stable interest rate environment at the end of October and into early-November. Long-term Treasury yields edged higher in mid-November and then stabilized for the balance of November, as investors reacted to generally favorable October economic data and Congressional testimony by the Federal Reserve Chairman nominee Janet Yellen, in which she stated for a continuation of the Federal Reserve’s stimulus efforts. Signs of the economic recovery gaining momentum and the Federal Reserve’s mid-December announcement that it would begin to taper its stimulus program provided for a general upward trend in interest rates throughout December, with the 10-year Treasury yield edging above 3.0% in late-December.

RP® Financial, LC.	MARKET AREA
II.4

Interest rates eased lower at the start of 2014, with the 10-year Treasury yield dipping below 3.0%. The weaker-than-expected jobs report for December furthered the downward trend in long-term Treasury yields heading into mid-January. The downward trend in long-term Treasury yields continued through the balance of January, as investors sought the safe haven of Treasury bonds amid turmoil in emerging markets and soft jobs data. The Federal Reserve concluded its late-January meeting by voting to scale back its bond buying program by another $10 billion. Soft economic data provided for a stable interest rate environment through most of February, which was followed by a slight decline in long-term Treasury yields in late-February as investors responded to a decline in February consumer confidence and a downward revision to fourth quarter GDP. Stronger-than-expected job growth reflected in the February employment report and an increase in February manufacturing activity translated into Treasury yields edging higher during first half of March. A lower reading for March consumer confidence provided for a slight dip in the 10-year Treasury yield in mid-March, which was followed by an up-tick in the 10-year Treasury yield at the conclusion of the Federal Reserve’s March meeting and announcement that the Federal Reserve decided to trim its monthly bond buying program by another $10 billion to $55 billion in monthly bond purchases. Long-term Treasury yields stabilized in the closing weeks of the first quarter.

Treasury yields edged higher in early-April 2014, as employment data for March showed job growth accelerating, and then declined slightly going into mid-April. Interest rates stabilized through the balance of April, as inflation remained in check and economic data generally reflected a continuation of sluggish economic growth. The Federal Reserve trimmed its monthly bond purchase program by another $10 billion to a total of $45 billion in monthly bond purchases at the end of April. The 10-year Treasury yield touched a six month low in early-May, as investors moved into safe haven investments amid geopolitical fears and uncertainty over global economic growth. As of May 9, 2014, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.10% and 2.62%, respectively, versus comparable year ago yields of 0.11% and 1.81%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in May 2014, GDP growth was projected to come in at 2.4% in 2014 and increase to 2.9% in 2015. The unemployment rate was forecasted to fall to 6.1% in December 2014 and continue to decline to 5.8% in June 2015 An average of 215,000 jobs were projected to be added per month during 2014. On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the earliest and the 10-year Treasury yield would increase to 3.28% at the end of 2014. The surveyed economists also forecasted home prices would rise by 5.4% in 2014. Housing starts were forecasted to continue to trend slightly higher in 2014.

RP® Financial, LC.	MARKET AREA
II.5

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Beverly Financial. Demographic data for Essex County, as well as for Massachusetts and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is largely suburban in nature. Essex County was the first established county in Massachusetts and is also one of the most populated counties in Massachusetts with a population of 744,000. Essex County’s population increased at a 0.1% annual rate from 2010 to 2013, which fell below the comparable Massachusetts and U.S. population growth rates of 0.3% and 0.6%, respectively. Household growth rates paralleled population growth rates, with Essex County’s rate of household growth lagging the comparable Massachusetts and U.S. growth rates. Population and household growth trends are generally expected to continue over the next five years, although population and household growth rates for Essex County are projected to pick-up and more closely align with the projected growth rates for Massachusetts.

Income measures show that Essex County is a relatively affluent market, based on median household and per capita income measures that were well above the comparable U.S. measures. However, in comparison to Massachusetts, Essex County’s median household income and per capita income were slightly lower. Projected income growth measures for Essex County were generally in line with the comparable projected growth rates for Massachusetts and the U.S.

Household income distribution measures provide another indication of the relative affluence of Essex County. Essex County maintained a relatively high percentage of households with income above $100,000 at 31.9%, as compared to 31.3% for Massachusetts and 21.2% for the U.S. Age distribution measures reflect that Essex County has a slightly older population relative to Massachusetts and the U.S.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Beverly Financial, Inc.

Summary Demographic Data

	Year			Growth Rate
	2010	2013	2018	2010-2013	2013-2018
				(%)	(%)

Population (000)
USA	308,746	314,468	325,844	0.6%	0.7%
Massachusetts	6,548	6,611	6,768	0.3%	0.5%
Essex, MA	743	744	758	0.1%	0.4%

Households (000)
USA	116,716	118,979	123,465	0.6%	0.7%
Massachusetts	2,547	2,580	2,649	0.4%	0.5%
Essex, MA	286	287	293	0.1%	0.4%

Median Household Income ($)
USA	NA	51,314	59,580	NA	3.0%
Massachusetts	NA	62,676	74,252	NA	3.4%
Essex, MA	NA	61,727	73,147	NA	3.5%

Per Capita Income ($)
USA	NA	27,567	32,073	NA	3.1%
Massachusetts	NA	35,234	41,220	NA	3.2%
Essex, MA	NA	34,730	40,864	NA	3.3%

2013 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.4	27.5	26.7	17.1	9.4
Massachusetts	17.2	27.4	27.5	17.7	10.2
Essex, MA	18.3	24.8	27.9	18.5	10.5

2013 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	24.0	24.6	30.2	21.2
Massachusetts	19.2	21.1	28.4	31.3
Essex, MA	20.3	20.9	26.8	31.9

Source:	SNL Financial

RP® Financial, LC.	MARKET AREA
II.7

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Essex County, as well as Massachusetts. Wholesale/retail employment represented the second largest employment sector in Essex County, followed by healthcare and manufacturing. Compared to Massachusetts, Essex County maintained higher levels of employment in wholesale/retail trade, healthcare and manufacturing.

Table 2.2

Beverly Financial, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force) (1)

		Essex
Employment Sector	Massachusetts	County
	(% of Total Employment)

Services	33.3%	31.2%
Healthcare	10.7%	14.2%
Government	4.7%	3.9%
Wholesale/Retail Trade	24.4%	25.8%
Finance/Insurance/Real Estate	8.2%	5.6%
Manufacturing	8.5%	10.1%
Construction	4.2%	3.9%
Information	0.9%	0.4%
Transportation/Utility	3.3%	3.1%
Agriculture	0.9%	0.9%
Other	0.8%	0.9%

	100.0%	100.0%

(1) As of 2012.

Source: SNL Financial

The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Health care, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston ranks as one of the nation’s top tourist destinations. Essex County is designated as the Essex

RP® Financial, LC.	MARKET AREA
II.8

National Heritage Area by the National Park Service, due to the county’s rich colonial and maritime history, and thus attracts tourism in its reserve sites. The city of Beverly is a resort, residential and manufacturing community, with a rich history in the country’s military. Beverly’s major employers today include Axcelis Technologies, Microsoft, Orchard Brands, Zipcar and Crane Aerospace. Table 2.3 lists in detail the major employers in the Boston MSA.

Table 2.3

Beverly Financial, Inc.

Market Area Largest Employers in Boston MSA

Company/Institution	Industry	Employees

Massachusetts General Hospital	Health Care	14,752
Brigham and Women’s Hospital	Health Care	11,229
Boston University	Higher Education	9,783
Children’s Hospital, Boston	Health Care	7,903
State Street Bank & Trust Co	Finance and Insurance	7,800
Beth Israel Deaconess Med. Center	Health Care	6,695
Fidelity	Finance and Insurance	5,500
Harvard University	Higher Education	5,132
Northeastern University	Higher Education	4,484
Boston Medical Center	Health Care	4,217
Boston College	Higher Education	4,122
Tufts Medical Center	Health Care	3,692
Dana-Farber Cancer Institute	Health Care	3,607
John Hancock	Finance and Insurance	3,430

Source: Boston Redevelopment Authority, 2013.

Unemployment Trends

Comparative unemployment rates for Essex County, as well as for the U.S. and Massachusetts, are shown in Table 2.4. The March 2014 unemployment rate for Essex County of 6.9% was slightly above the comparable unemployment rates for Massachusetts and the U.S. Consistent with the national trend, March 2014 unemployment rates for Essex County and Massachusetts were lower compared to a year ago; although, the decline in the U.S. unemployment rate was more significant.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.4

Beverly Financial, Inc.

Unemployment Trends

Region	March 2013 Unemployment	March 2014 Unemployment

USA	7.6%	6.7%
Massachusetts	6.8%	6.6%
Essex, MA	7.1%	6.9%

Source: SNL Financial.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Essex County. Table 2.5 displays deposit market trends from June 30, 2009 through June 30, 2013 for Beverly Financial, as well as for all commercial bank and savings institution branches located in the market area county and the state of Massachusetts. Unlike the state of Massachusetts, commercial banks maintained a smaller market share of deposits than savings institutions in Essex County. For the four year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in Essex County as well as in the state of Massachusetts. Overall, for the past four years, bank and thrift deposits increased at annual rates of 1.4% for Essex County, which fell well below the state deposit growth rate of 11.0% annually. Since June 30, 2009, the Company’s deposits increased at a 5.9% annual rate in Essex County, which provided for a slight increase in the Company’s deposit market share to equal 1.5% at June 30, 2013.

Table 2.5

Beverly Financial, Inc.

Deposit Summary

	As of June 30,
	2009			2013			Deposit Growth Rate 2009-2013
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches

	(Dollars in Thousands)						(%)

Massachusetts	$189,870,183	100.0%	2,245	$288,381,314	100.0%	2,218	11.0%
Commercial Banks	115,811,378	61.0%	1,046	225,589,069	78.2%	1,320	18.1%
Savings Institutions	74,058,805	39.0%	1,199	62,792,245	21.8%	898	-4.0%

Essex County	$16,791,931	100.0%	262	$17,778,380	100.0%	256	1.4%
Commercial Banks	5,949,218	35.4%	108	7,506,799	42.2%	122	6.0%
Savings Institutions	10,842,713	64.6%	154	10,271,581	57.8%	134	-1.3%
Beverly Bank	212,624	1.3%	4	266,934	1.5%	4	5.9%

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.10

As implied by the Company’s low market shares of deposits in Essex County, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Beverly Financial. Financial institution competitors in the Company’s primary market area include other locally-based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Beverly Financial has sought to emphasize its community orientation in the markets served by its branches. In Essex County, there are a total of 36 banking institutions, with Beverly Financial holding the 15th largest market share of deposits.

Table 2.6 lists the Company’s largest competitors in the market area county, based on deposit market share as noted parenthetically.

Table 2.6

Beverly Financial, Inc.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Essex County	Toronto-Dominion Bank	13.36%
	Salem Five Bancorp	10.85%
	Eastern Bank Corp.	9.76%
	Beverly Financial MHC	1.50%	15 out of 36

Source: SNL Financial.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Beverly Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Beverly Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Beverly Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 104 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Beverly Financial will

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Beverly Financial. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 New England institutions with assets between $250 million and $850 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Six companies met the criteria for Screen #1 and five were included in the Peer Group: Chicopee Bancorp, Inc. of Massachusetts, Georgetown Bancorp, Inc. of Massachusetts, Hampden Bancorp, Inc. of Massachusetts, Peoples Federal Bancshares, Inc. of Massachusetts and Wellesley Bancorp, Inc. of Massachusetts. Coastway Bancorp, Inc. of Rhode Island met the selection criteria, but was excluded from the Peer Group due to its recent conversion status (conversion completed January 2014). Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #2 Mid-Atlantic institutions with assets between $250 million and $850 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Eight companies met the criteria for Screen #2 and five were included in the Peer Group: Alliance Bancorp, Inc. of Pennsylvania, CMS Bancorp, Inc. of New York, Oneida Financial Corp. of New York, TF Financial Corporation of Pennsylvania and WVS Financial Corp. of Pennsylvania. Prudential Bancorp, Inc. of Pennsylvania met the selection criteria, but was excluded from the Peer Group due to its recent conversion status (conversions completed October 2013). FedFirst Financial Corp. of Pennsylvania and OBA Financial Services of Maryland also met the selection criteria, but were excluded as the result of being targets in announced acquisitions. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Beverly Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Beverly Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2013

									As of
									May 9, 2014
Ticker	Financial Institution	Exchange	City	State	Total Assets	Offices	Fiscal Year End	Conv. Date	Stock Price	Market Value
					($Mil)				($)	($Mil)
ALLB	Alliance Bancorp, Inc. of Pennsylvania	NASDAQ	Broomall	PA	426	8	Dec	1/18/2011	15.45	64.68
CBNK	Chicopee Bancorp, Inc.	NASDAQ	Chicopee	MA	588	9	Dec	7/20/2006	17.30	94.08
CMSB	CMS Bancorp, Inc.	NASDAQ	White Plains	NY	263	6	Sep	4/4/2007	9.60	17.88
GTWN	Georgetown Bancorp, Inc.	NASDAQ	Georgetown	MA	263	3	Dec	7/12/2012	15.00	27.51
HBNK	Hampden Bancorp, Inc.	NASDAQ	Springfield	MA	694	10	Jun	1/17/2007	16.12	91.12
ONFC	Oneida Financial Corp.	NASDAQ	Oneida	NY	742	13	Dec	7/7/2010	12.51	87.75
PEOP	Peoples Federal Bancshares, Inc.	NASDAQ	Brighton	MA	588	8	Sep	7/7/2010	18.10	113.43
THRD	TF Financial Corporation	NASDAQ	Newtown	PA	836	19	Dec	7/13/1994	30.57	96.30
WEBK	Wellesley Bancorp, Inc.	NASDAQ	Wellesley	MA	459	4	Dec	1/26/2012	18.27	44.85
WVFC	WVS Financial Corp.	NASDAQ	Pittsburgh	PA	314	6	Jun	11/29/1993	11.57	23.81

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Beverly Financial’s characteristics is detailed below.

•

Alliance Bancorp, Inc. of Pennsylvania. Comparable due to relatively high equity-to-assets ratio, similar net interest income to average assets ratio, relatively limited earnings contribution from sources of non-interest operating income, similar concentration of 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

•

Chicopee Bancorp, Inc. of Massachusetts. Comparable due to relatively high equity-to-assets ratio, similar interest-earning asset composition, similar return on average assets, similar net interest income to average assets ratio, similar impact of loan loss provisions on earnings, similar concentration of 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

•

CMS Bancorp, Inc. of New York. Comparable due to similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition, similar return on average assets, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

Georgetown Bancorp, Inc. of Massachusetts. Comparable due to Boston market area, similar asset size, similar size of branch network, similar interest-earning asset composition and lending diversification emphasis on commercial real estate loans.

•

Hampden Bancorp, Inc. of Massachusetts. Comparable due to similar impact of loan loss provisions on earnings, similar concentration of 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

•

Oneida Financial Corp. of New York. Comparable due to similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar concentration of mortgage-backed securities and 1-4 family permanent mortgage loans as a percent of assets and relatively favorable credit quality measures.

•

Peoples Federal Bancshares, Inc. of Massachusetts. Comparable due to Boston market area, relatively high equity-to-assets ratio, similar interest-earning asset composition, similar return on average assets, similar impact of loan loss provisions on earnings, relatively limited earnings contribution from sources of non-interest operating income and relatively favorable credit quality measures.

•

TF Financial Corporation of Pennsylvania. Comparable due to similar interest-bearing funding composition, similar net interest income to average assets ratio, similar impact of loan loss provisions on earnings, relatively limited earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

•

Wellesley Bancorp, Inc. of Massachusetts. Selected due to Boston market area, same size of branch network, similar interest-earning asset composition, similar impact of loan loss provisions on earnings and relatively limited earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

WVS Financial Corp. of Pennsylvania. Comparable due to similar asset size, relatively limited earnings contribution from sources of non-interest operating income and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (12.18% of assets versus 12.48% for all public companies), generated similar core earnings as a percent of average assets (0.48% core ROAA versus 0.46% for all public companies), and earned a similar core ROE (3.85% core ROE versus 3.70% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,713		$517
Market capitalization ($Mil)	$386		$66
Tangible equity/assets (%)	12.48%		12.18%
Core return on average assets (%)	0.46		0.48
Core return on average equity (%)	3.70		3.85

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.40	x	21.48	x
Price/tangible book (%)	112.78%		100.19%
Price/assets (%)	13.06		11.90

(1)	Based on stock market prices as of May 9, 2014.

Ideally, the Peer Group companies would be comparable to Beverly Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Beverly Financial, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Beverly Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of March 31, 2014 and December 31, 2013, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2013 or most recent available

			Balance Sheet as a Percent of Assets
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity
Beverly Financial, Inc.		MA
March 31, 2014			4.58%	8.04%	1.28%	83.26%	86.73%	3.68%	2.35%	6.67%	0.00%	6.67%

All Public Companies
Averages			5.48%	20.66%	1.90%	67.67%	73.79%	11.42%	0.38%	13.23%	0.71%	12.48%
Medians			3.62%	16.60%	1.94%	69.72%	75.09%	10.33%	0.00%	12.29%	0.02%	11.20%

State of MA		MA
Averages			3.55%	14.70%	2.01%	77.00%	71.95%	14.96%	0.16%	12.03%	0.53%	11.50%
Medians			3.22%	9.24%	1.62%	79.76%	70.59%	15.48%	0.00%	12.01%	0.00%	11.54%

Comparable Recent Conversions(2)
CWAY Coastway Bancorp, Inc.		RI	2.60%	0.00%	0.00%	87.40%	87.80%	3.70%	0.00%	7.30%	0.10%	7.20%

Comparable Group
Averages			4.10%	22.51%	1.98%	68.37%	73.82%	12.59%	0.00%	12.60%	0.42%	12.18%
Medians			3.70%	14.18%	2.32%	76.74%	77.25%	8.25%	0.00%	11.77%	0.00%	10.89%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	10.63%	12.93%	2.93%	70.24%	81.17%	0.81%	0.00%	16.49%	0.00%	16.49%
CBNK	Chicopee Bancorp, Inc.	MA	3.22%	9.07%	2.41%	82.64%	76.53%	7.66%	0.00%	15.69%	0.00%	15.69%
CMSB	CMS Bancorp, Inc.	NY	1.28%	15.47%	0.00%	81.03%	82.48%	7.53%	0.00%	8.66%	0.00%	8.66%
GTWN	Georgetown Bancorp, Inc.	MA	2.39%	8.45%	1.10%	85.51%	66.90%	20.88%	0.00%	11.00%	0.00%	11.00%
HBNK	Hampden Bancorp, Inc.	MA	2.15%	21.50%	2.48%	71.64%	68.72%	18.20%	0.00%	12.19%	0.00%	12.19%
ONFC	Oneida Financial Corp.	NY	5.68%	36.99%	2.45%	45.21%	85.83%	0.13%	0.00%	12.22%	3.58%	8.64%
PEOP	Peoples Federal Bancshares, Inc.	MA	5.29%	9.41%	3.43%	79.96%	71.81%	8.84%	0.00%	17.88%	0.00%	17.88%
THRD	TF Financial Corporation	PA	5.42%	15.42%	2.22%	73.53%	81.84%	5.94%	0.00%	11.35%	0.58%	10.78%
WEBK	Wellesley Bancorp, Inc.	MA	4.18%	8.69%	1.44%	83.87%	77.97%	11.45%	0.00%	10.20%	0.00%	10.20%
WVFC	WVS Financial Corp.	PA	0.77%	87.18%	1.29%	10.02%	44.99%	44.44%	0.00%	10.28%	0.00%	10.28%

			Balance Sheet Annual Growth Rates							Regulatory Capital
			Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tangible	Tier 1 Risk-Based	Risk-Based Capital

Beverly Financial, Inc.		MA
March 31, 2014			4.82%	-28.46%	13.22%	7.31%	-23.46%	6.32%	6.32%	8.22%	11.20%	13.08%

All Public Companies
Averages			3.35%	4.82%	5.49%	2.34%	16.92%	4.08%	3.39%	12.73%	19.71%	20.71%
Medians			2.21%	-4.48%	4.31%	1.12%	4.43%	-0.43%	-0.76%	12.25%	18.83%	19.76%

State of MA		MA
Averages			11.45%	4.25%	14.95%	9.01%	51.18%	-0.56%	-0.31%	12.37%	15.64%	16.72%
Medians			9.85%	-4.81%	14.61%	8.31%	45.13%	-0.27%	0.17%	12.28%	15.35%	16.30%

Comparable Recent Conversions(2)
CWAY Coastway Bancorp, Inc.		RI	5.96%	40.50%	5.86%	7.21%	-14.34%	1.10%	1.14%	7.69%	9.70%	10.19%

Comparable Group
Averages			9.12%	-0.61%	10.16%	6.11%	23.15%	0.04%	0.02%	11.29%	17.23%	18.16%
Medians			8.09%	-4.81%	7.44%	2.40%	19.04%	0.07%	0.07%	10.53%	16.27%	17.43%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	-7.68%	-35.53%	7.17%	-6.92%	5.40%	-12.29%	-12.29%	13.25%	20.87%	22.12%
CBNK	Chicopee Bancorp, Inc.	MA	-2.04%	-30.73%	4.40%	-3.52%	4.40%	2.51%	2.51%	15.82%	18.65%	19.59%
CMSB	CMS Bancorp, Inc.	NY	-3.99%	-27.37%	2.62%	-0.37%	-36.15%	2.82%	2.82%	8.45%	12.39%	12.75%
GTWN	Georgetown Bancorp, Inc.	MA	24.31%	46.87%	22.77%	13.94%	132.73%	-5.30%	-5.30%	9.66%	13.07%	14.30%
HBNK	Hampden Bancorp, Inc.	MA	7.21%	-11.44%	15.62%	3.92%	32.68%	-2.18%	-2.18%	12.20%	16.30%	17.40%
ONFC	Oneida Financial Corp.	NY	8.97%	11.24%	7.70%	12.14%	-83.33%	-2.51%	-2.88%	9.00%	15.25%	15.97%
PEOP	Peoples Federal Bancshares, Inc.	MA	1.89%	-7.85%	3.96%	-0.98%	57.58%	-3.35%	-3.35%	15.18%	23.92%	25.00%
THRD	TF Financial Corporation	PA	17.40%	23.69%	16.51%	22.06%	-18.22%	14.38%	14.53%	10.35%	16.23%	17.46%
WEBK	Wellesley Bancorp, Inc.	MA	21.93%	-1.77%	26.82%	19.95%	66.67%	4.04%	4.04%	8.31%	10.87%	12.10%
WVFC	WVS Financial Corp.	PA	23.24%	26.82%	-5.96%	0.87%	69.74%	2.32%	2.32%	10.70%	24.70%	24.90%

(1)	Includes loans held for sale.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Beverly Financial’s equity-to-assets ratio of 6.67% was below the Peer Group’s median net worth ratio of 11.77%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.67% and 10.89%, respectively. The increase in Beverly Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Beverly Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Beverly Financial and the Peer Group. The Company’s loans-to-assets ratio of 83.26% exceeded the comparable Peer Group median ratio of 76.74%. Comparatively, the Company’s ratio of cash and investments as a percent of assets equaled 12.62%, which was lower than the comparable ratio for the Peer Group of 17.88%. Overall, Beverly Financial’s interest-earning assets amounted to 95.88% of assets, which was slightly above the comparable Peer Group ratio of 94.62%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.32% of assets, while the Company maintained BOLI equal to 1.28% of assets.

Beverly Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 86.73% of assets, which was above the Peer Group’s median ratio of 77.25%. Comparatively, borrowings were utilized less by the Company, as indicated by borrowings-to-assets ratios of 6.03% and 8.25% for Beverly Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 92.76% and 85.50%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 103.36% and 110.67%, respectively. The additional capital realized from stock proceeds should serve to provide

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Beverly Financial with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Beverly Financial’s growth rates are based on annualized growth for the fifteen months ended March 31, 2014 and the Peer Group’s growth rates are based on growth for the twelve months ended December 31, 2013, respectively. Beverly Financial recorded a 4.82% increase in assets, versus an 8.09% increase in assets recorded by the Peer Group. Asset growth by the Company was supported by a 13.22% increase in loans, which was in part funded by a 28.46% decrease in cash and investments. Similarly, the Peer Group’s asset growth was sustained by a 7.44% increase in loans, while cash and investments declined by 4.81%.

Deposit growth of 7.31% funded the Company’s asset growth, as well as a 23.46% reduction in borrowings. Comparatively, asset growth for the Peer Group was funded by deposit growth of 2.40% and a 19.04% increase in borrowings. Retention of earnings provided for a 6.32% increase in the Company’s tangible capital, while the Peer Group’s tangible capital showed a nominal increase of 0.07%. The Peer Group’s lower capital growth rate stems in part from retention of earnings being offset by capital management strategies such as dividend payments and stock repurchases. The higher level of capital maintained by the Peer Group was also a factor that contributed to the Peer Group’s lower capital growth rate. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2014 and December 31, 2013, respectively, unless otherwise indicated for the Peer Group companies. Beverly Financial and the Peer Group reported net income to average assets ratios of 0.43% and 0.40%, respectively. The Company maintained earnings advantages with respect to net interest income, gains on loan sales and loan loss provisions, which were largely offset by the Peer Group’s lower level of operating expenses.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2013 or most recent available

				Net Interest Income					Non-Interest Income
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Beverly Financial, Inc.		MA
March 31, 2014			0.43%	3.92%	0.72%	3.21%	0.06%	3.15%	0.11%	0.31%	2.85%

All Public Companies
Averages			0.55%	3.71%	0.71%	3.00%	0.15%	2.84%	0.36%	0.58%	3.06%
Medians			0.56%	3.71%	0.67%	3.05%	0.12%	2.91%	0.08%	0.45%	2.85%

State of MA
Averages			0.54%	3.74%	0.68%	3.06%	0.13%	2.93%	0.05%	0.38%	2.59%
Medians			0.54%	3.82%	0.72%	3.05%	0.11%	2.92%	0.03%	0.33%	2.62%

Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	0.35%	4.88%	0.96%	3.91%	0.27%	3.65%	1.53%	1.03%	5.60%

Comparable Group
Averages			0.49%	3.63%	0.59%	3.03%	0.11%	2.92%	0.06%	0.72%	2.99%
Medians			0.40%	3.75%	0.53%	3.18%	0.11%	3.05%	0.04%	0.33%	2.66%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	0.32%	3.73%	0.55%	3.18%	0.20%	2.98%	0.00%	0.17%	2.66%
CBNK	Chicopee Bancorp, Inc.	MA	0.44%	3.93%	0.74%	3.19%	0.07%	3.12%	0.03%	0.52%	3.09%
CMSB	CMS Bancorp, Inc.	NY	0.37%	4.32%	0.85%	3.47%	0.17%	3.30%	0.06%	0.07%	2.99%
GTWN	Georgetown Bancorp, Inc.	MA	0.32%	4.22%	0.51%	3.70%	0.31%	3.39%	0.21%	0.53%	3.63%
HBNK	Hampden Bancorp, Inc.	MA	0.55%	3.68%	0.79%	2.90%	0.10%	2.79%	0.09%	0.52%	2.55%
ONFC	Oneida Financial Corp.	NY	0.86%	3.16%	0.37%	2.79%	0.07%	2.72%	0.05%	4.38%	5.92%
PEOP	Peoples Federal Bancshares, Inc.	MA	0.37%	3.34%	0.45%	2.89%	0.01%	2.87%	0.02%	0.29%	2.54%
THRD	TF Financial Corporation	PA	0.85%	3.78%	0.51%	3.27%	0.11%	3.16%	0.09%	0.37%	2.57%
WEBK	Wellesley Bancorp, Inc.	MA	0.55%	4.14%	0.69%	3.45%	0.12%	3.32%	0.03%	0.18%	2.66%
WVFC	WVS Financial Corp.	PA	0.29%	1.98%	0.48%	1.49%	-0.04%	1.53%	0.00%	0.17%	1.25%

			Non-Op. Items			Yields, Costs, and Spreads
			Net Gains/ Losses (2)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)		(%)
Beverly Financial, Inc.		MA
March 31, 2014			0.00%	0.00%	0.27%	4.11%	0.95%	3.16%	$5,737	38.62%

All Public Companies
Averages			0.09%	0.00%	0.21%	3.99%	0.92%	3.09%	$5,589	23.85%
Medians			0.03%	0.00%	0.25%	4.01%	0.91%	3.15%	$4,890	32.64%

State of MA
Averages			0.12%	0.00%	0.29%	3.98%	0.89%	3.08%	$6,943	33.53%
Medians			0.02%	0.00%	0.29%	4.07%	0.92%	3.08%	$6,532	35.48%

Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	0.00%	0.00%	0.26%	4.33%	0.82%	3.51%	$2,619	41.98%

Comparable Group
Averages			0.07%	0.00%	0.24%	3.85%	0.77%	3.08%	$5,628	33.16%
Medians			0.01%	0.00%	0.22%	4.04%	0.70%	3.22%	$5,461	35.66%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	0.00%	0.00%	0.17%	3.94%	0.71%	3.23%	$4,779	35.06%
CBNK	Chicopee Bancorp, Inc.	MA	0.03%	0.00%	0.12%	4.24%	1.04%	3.20%	$4,556	21.20%
CMSB	CMS Bancorp, Inc.	NY	-0.11%	0.00%	0.18%	4.39%	1.05%	3.34%	$6,412	32.64%
GTWN	Georgetown Bancorp, Inc.	MA	0.00%	0.00%	0.18%	4.40%	0.68%	3.72%	$4,615	36.36%
HBNK	Hampden Bancorp, Inc.	MA	0.02%	0.00%	0.31%	3.92%	1.09%	2.83%	$6,142	36.26%
ONFC	Oneida Financial Corp.	NY	0.08%	0.00%	0.35%	3.66%	0.45%	3.21%	$2,099	28.73%
PEOP	Peoples Federal Bancshares, Inc.	MA	0.00%	0.00%	0.27%	3.56%	0.64%	2.92%	$7,175	41.72%
THRD	TF Financial Corporation	PA	0.60%	0.00%	0.25%	4.13%	0.59%	3.54%	$4,134	22.94%
WEBK	Wellesley Bancorp, Inc.	MA	0.03%	0.00%	0.35%	4.25%	0.89%	3.36%	$8,315	38.76%
WVFC	WVS Financial Corp.	PA	0.01%	0.00%	0.17%	2.01%	0.58%	1.43%	$8,050	37.94%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

The Company’s slightly higher net interest income to average assets ratio was realized through its higher interest income ratio, which was mostly offset by the Peer Group’s lower interest expense ratio. The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (4.11% versus 4.04% for the Company), as well as maintaining a slightly higher concentration of assets in interest-earning assets. The Peer Group’s lower interest expense ratio was supported by a lower cost of funds (0.70% versus 0.95% for the Company), as well as maintaining a lower concentration of interest-bearing liabilities as a percent of assets. Overall, Beverly Financial and the Peer Group reported net interest income to average assets ratios of 3.21% and 3.18%, respectively.

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Company. For the period covered in Table 3.3, the Company and the Peer Group reported operating expenses to average assets ratios of 2.85% and 2.66%, respectively. The Peer Group’s lower operating expense ratio was achieved despite maintaining a comparatively higher number of employees relative to asset size, which is viewed to be in part related to the comparatively higher cost of the Company’s operations resulting from operating in the Boston metropolitan area. Assets per full time equivalent employee equaled $5.737 million and $5.461 million for the Company and the Peer Group, respectively. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Beverly Financial’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were slightly less favorable than the Peer Group’s. Expense coverage ratios for Beverly Financial and the Peer Group equaled 1.13x and 1.20x, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Sources of non-interest operating income provided a slightly larger contribution to the Company’s earnings, with such income amounting to 0.42% and 0.37% of Beverly Financial’s and the Peer Group’s average assets, respectively. Non-interest operating income for the Company and the Peer Group included loan sale gains of 0.11% and 0.04% of average assets, respectively. In general, loan sale gains tend to be a more volatile source of non-interest operating income relative to other revenue sources of non-interest operating income such as fees, service charges and BOLI income. The Company’s and the Peer Group’s relatively low earnings contribution realized from non-interest operating income is considered to be indicative of limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Beverly Financial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 78.51% was slightly less favorable than the Peer Group’s efficiency ratio of 74.93%.

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.06% and 0.11% of average assets, respectively. Overall, the relatively low level of loan loss provisions established by the Company and the Peer Group were indicative of maintenance of generally favorable credit quality measures.

Net gains and losses realized from the sale of assets other than loans had a modest impact on the Peer Group’s earnings and no impact on the Company’s earnings. Median net gains for the Peer Group equaled 0.01% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a slightly larger impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 38.62% and 33.16%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2013 or most recent available

			Portfolio Composition as a Percent of Assets
			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Beverly Financial, Inc.		MA
March 31, 2014			4.95%	27.93%	4.69%	11.61%	29.68%	6.55%	3.77%	73.39%	$51,411	$403

All Public Companies
Averages			12.38%	33.17%	2.92%	7.27%	17.31%	4.13%	1.86%	64.55%	$1,583,919	$15,855
Medians			10.41%	32.22%	2.00%	2.48%	17.76%	2.87%	0.32%	65.28%	$30,304	$275

State of MA
Averages			8.75%	35.79%	5.95%	5.23%	22.13%	5.89%	2.21%	73.30%	$125,848	$681
Medians			6.63%	35.38%	4.71%	2.23%	20.46%	4.97%	0.34%	74.05%	$66,508	$255

Comparable Recent Conversions(1)
CWAY	Coastway Bancorp, Inc.	RI	0.00%	34.74%	1.66%	1.40%	28.15%	4.99%	0.50%	76.33%	$2,810	$0

Comparable Group
Averages			12.04%	35.27%	5.02%	3.73%	18.17%	5.67%	1.19%	67.50%	$57,147	$345
Medians			6.02%	33.62%	3.91%	1.79%	18.91%	4.97%	0.31%	68.27%	$48,728	$64

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	1.10%	29.19%	4.65%	5.21%	28.86%	2.44%	1.06%	63.85%	$0	$0
CBNK	Chicopee Bancorp, Inc.	MA	0.11%	28.13%	8.43%	1.30%	30.56%	14.59%	0.41%	83.78%	$97,704	$381
CMSB	CMS Bancorp, Inc.	NY	2.57%	38.05%	0.36%	9.74%	20.71%	12.38%	0.03%	68.27%	$0	$0
GTWN	Georgetown Bancorp, Inc.	MA	6.44%	46.58%	8.00%	1.87%	23.48%	6.32%	0.16%	74.05%	$117,673	$1,058
HBNK	Hampden Bancorp, Inc.	MA	18.86%	27.08%	4.69%	1.71%	26.11%	7.71%	5.14%	74.56%	$70,670	$0
ONFC	Oneida Financial Corp.	NY	13.33%	22.82%	1.23%	1.45%	9.58%	6.60%	3.94%	NA	$107,761	$411
PEOP	Peoples Federal Bancshares, Inc.	MA	6.82%	53.87%	3.16%	12.19%	9.00%	1.56%	0.85%	63.37%	$26,786	$128
THRD	TF Financial Corporation	PA	5.60%	55.44%	1.03%	2.15%	14.64%	0.85%	0.21%	63.82%	$150,825	$1,472
WEBK	Wellesley Bancorp, Inc.	MA	3.83%	45.72%	17.47%	0.87%	17.10%	3.61%	0.06%	73.43%	$48	$0
WVFC	WVS Financial Corp.	PA	61.76%	5.80%	1.20%	0.85%	1.60%	0.58%	0.07%	42.37%	$0	$0

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities in total than maintained by the Peer Group (32.88% of assets versus a median of 39.64% for the Peer Group), which was mostly due to the Peer Group’s higher concentration of 1-4 family permanent mortgage loans. Loans serviced for others equaled 15.72% and 9.09% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on the Company’s earnings. The Company and the Peer Group maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was more significant for the Company, which was mostly attributable to the Company’s higher concentrations of commercial real estate loans and multi-family loans. Commercial real estate loans constituted the most significant type of lending diversification for the Company and the Peer Group, equaling 29.68% of the Company’s assets and 18.91% of the Peer Group’s assets. Multi-family loans were the second largest area of lending diversification for the Company amounting to 11.61% of assets, versus 1.79% of assets for the Peer Group. Based on medians, the Company also maintained higher concentrations of construction/land loans, commercial business loans, and consumer loans relative to the Peer Group. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 56.30% and 29.89% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset compositions provided for a slightly higher risk weighted assets-to-assets ratios of 73.39%, versus a comparable Peer Group ratio of 68.27%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Beverly Financial’s interest rate risk characteristics were considered to be less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios. Comparatively, the Company’s level of average non-interest earning assets was slightly lower than the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with slightly more favorable balance sheet interest rate risk characteristics in comparison to the Peer Group, given the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2013 or most recent available

			Balance Sheet Measures
			Tangible		Non-IEA	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Beverly Financial, Inc.		MA
March 31, 2014			6.7%	103.4%	5.1%	5	7	-12	4	-8	-5

All Public Companies			12.6%	110.0%	7.3%	3	2	-2	-7	-2	-1
State of MA			11.5%	109.5%	5.9%	-5	5	-1	-2	-1	-3

Comparable Recent Conversions(1)
CWAY	Coastway Bancorp, Inc.	RI	7.2%	98.4%	10.0%	-2	17	-33	-1	-4	-19

Comparable Group
Average			12.2%	110.0%	6.1%	0	2	0	-5	-4	1
Median			10.9%	109.6%	5.7%	0	0	-1	-4	-6	4

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	16.5%	114.4%	5.7%	11	15	5	3	-6	18
CBNK	Chicopee Bancorp, Inc.	MA	15.7%	112.8%	6.5%	-1	-1	-7	3	2	11
CMSB	CMS Bancorp, Inc.	NY	8.7%	108.6%	3.0%	-5	-1	7	0	-9	19
GTWN	Georgetown Bancorp, Inc.	MA	11.0%	109.8%	5.1%	9	-2	2	3	20	-12
HBNK	Hampden Bancorp, Inc.	MA	12.2%	109.6%	6.1%	4	1	6	-9	-20	-5
ONFC	Oneida Financial Corp.	NY	9.0%	102.2%	14.0%	-11	6	-6	-7	-2	6
PEOP	Peoples Federal Bancshares, Inc.	MA	17.9%	117.4%	6.1%	7	-2	8	-16	-6	3
THRD	TF Financial Corporation	PA	10.8%	107.5%	5.7%	1	0	-8	-23	-5	6
WEBK	Wellesley Bancorp, Inc.	MA	10.2%	108.2%	3.8%	-13	12	-7	10	-9	-9
WVFC	WVS Financial Corp.	PA	10.3%	109.5%	4.4%	-5	-10	-4	-14	-2	-20

NA=Change is greater than 100 basis points during the quarter.

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Beverly Financial and the Peer Group. In general, the slightly larger fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the interest rate risk associated with the Peer Group’s net interest income, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Beverly Financial’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s implied credit risk exposure was considered to be less significant than the Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.29% and 0.24%, respectively, versus comparable measures of 1.28% and 1.52% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 529.96% and 68.55%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.29% for the Company, versus 1.00% for the Peer Group. Net loan charge-offs were slightly lower for the Company, as net loan charge-offs for the Company equaled 0.03% of loans versus 0.04% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2013 or most recent available

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (1)	Rsrves/ Loans HFI	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (2)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Beverly Financial, Inc.		MA
March 31, 2014			0.08%	0.29%	0.24%	1.29%	529.96%	380.32%	$92	0.03%

All Public Companies
Averages			0.36%	2.55%	2.99%	1.37%	69.97%	67.10%	$5,265	0.35%
Medians			0.16%	1.81%	2.09%	1.18%	57.87%	43.40%	$915	0.17%

State of MA
Averages			0.04%	1.14%	1.43%	0.98%	78.68%	73.69%	$1,365	0.06%
Medians			0.01%	1.22%	1.39%	1.00%	69.59%	64.84%	$112	0.04%

Comparable Recent Conversions(3)
CWAY	Coastway Bancorp, Inc.	RI	0.44%	3.06%	1.56%	0.42%	13.93%	11.92%	$385	0.13%

Comparable Group
Averages			0.19%	1.30%	1.58%	0.94%	80.95%	72.88%	$365	0.10%
Medians			0.01%	1.28%	1.52%	1.00%	68.55%	61.79%	$149	0.04%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	0.75%	2.48%	2.08%	1.40%	67.16%	40.19%	$1,576	0.55%
CBNK	Chicopee Bancorp, Inc.	MA	0.07%	1.23%	1.39%	0.94%	67.25%	63.47%	$193	0.04%
CMSB	CMS Bancorp, Inc.	NY	0.00%	2.65%	3.26%	0.30%	9.28%	9.28%	($108)	-0.05%
GTWN	Georgetown Bancorp, Inc.	MA	0.00%	1.20%	1.39%	1.06%	75.92%	75.92%	$92	0.05%
HBNK	Hampden Bancorp, Inc.	MA	0.18%	1.32%	1.56%	1.09%	69.85%	60.11%	$335	0.07%
ONFC	Oneida Financial Corp.	NY	0.01%	0.22%	0.45%	0.92%	201.82%	192.93%	$166	0.05%
PEOP	Peoples Federal Bancshares, Inc.	MA	0.00%	0.47%	0.58%	0.85%	144.93%	144.93%	$68	0.01%
THRD	TF Financial Corporation	PA	0.67%	1.84%	1.47%	1.06%	72.02%	42.65%	$1,186	0.21%
WEBK	Wellesley Bancorp, Inc.	MA	0.00%	1.43%	1.64%	1.09%	66.14%	64.21%	$131	0.04%
WVFC	WVS Financial Corp.	PA	NA	0.20%	1.98%	0.69%	35.14%	35.14%	$10	0.03%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.
(3)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Beverly Financial’s operations and financial condition; (2) monitor Beverly Financial’s operations and financial condition relative to the Peer Group to identify any fundamental

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Beverly Financial’s value, or Beverly Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of investments. The Company’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio. Beverly Financial’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly higher level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more comparable or exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans and as a percent of loans were higher for the Company. Net loan charge-offs as a percent of loans were fairly similar for the Company and the Peer Group. Loan growth was slightly higher for the Company, which was largely sustained by originations of higher risk types of loans. Accordingly, the comparatively higher concentration of unseasoned higher risk types of loans held in the Company’s loan portfolio represented an area of potentially greater credit risk exposure for the Company. As noted above, the Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (12.62% of assets versus 26.61% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the majority of the net proceeds will initially be deployed into investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the lower level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a level that is more comparable or lower than the Peer Group’s ratio of interest-bearing liabilities as a percent of assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Beverly Financial’s pro forma capital position is expected to exceed the Peer Group’s equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Beverly Financial’s balance sheet strength was considered to be slightly more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were similar to the Peer Group’s on a ROAA basis (0.43% of average assets versus median 0.40% for the Peer Group). The Company maintained slightly more favorable ratios for net interest income, loan loss provisions and non-interest operating income, which were substantially offset by the Peer Group’s more favorable ratios for operating expenses and effective tax rate. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s pro forma reported earnings were viewed to be comparable to the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a slightly higher net interest income ratio, a higher operating expense ratio, a slightly higher level of non-interest operating income and slightly lower loan loss provisions. The Company’s higher ratios for net interest income and operating expenses translated into a slightly lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.13x versus 1.20x for the Peer Group). Similarly, the Company’s efficiency ratio of 78.51% was less favorable than the Peer Group’s efficiency ratio of 74.93%. Loan loss provisions had

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

a slightly larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be fairly comparable to the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a slightly greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital levels, IEA/IBL ratios and levels of non-interest earning assets were mixed, as the Peer Group’s higher tangible equity-to-assets and IEA/IBL ratios were partially offset by the Company lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with a tangible equity-to-assets ratio that will likely exceed the Peer Group ratio, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.11% of average assets versus 0.06% of average assets for the Company). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and greater diversification into higher risk types of loans. The Company’s higher rate of loan growth was largely sustained by originations of higher risk types of loans. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and loans were more favorable for the Company. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company and the Peer Group maintained similar interest rate spreads, which would tend to facilitate a continuation of similar net interest margins for the Company and the Peer Group goring forward. Second, the infusion of stock proceeds will provide the Company with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s slightly higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages for the Company and the Company to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is higher than the Peer Group’s ROE, as the Company earns a similar return on average assets with a lower level of capital relative to the Peer Group. However, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will initially be less than the Peer Group’s return on equity ratio. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

On balance, Beverly Financial’s pro forma earnings strength was considered to be similar to the Peer Group’s earning strength and, thus, no adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

The Company recorded a 4.82% increase in assets, versus an 8.09% increase in assets recorded by the Peer Group. The Company’s asset growth was sustained by loan growth, which was in part funded by redeployment of cash and investments. Similarly, loan growth was the driver of the Peer Group asset growth, which was partially funded be redeployment of cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio is expected to exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, given that the increase in capital realized from the conversion will address current limitations on the Company’s ability to grow assets, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Beverly Financial serves the Boston metropolitan area through the main office and three additional branch locations, all of which are located in Essex County. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Beverly Financial. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in Essex County.

The Peer Group companies generally operate in markets with slightly less dense populations compared to Essex County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

population growth rates in the markets served by the Peer Group companies were similar to Essex County’s recent historical growth and slightly below Essex County’s projected population growth rate. Essex County has a slightly higher per capita income compared to the Peer Group’s average per capita income, while the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to Essex County which had a comparatively lower per capita income as a percent of Massachusetts’ per capita income (102.9% versus 108.9% for the Peer Group average). The average and median deposit market shares maintained by the Peer Group companies were fairly consistent with the Company’s market share of deposits in Essex County. Overall, the degree of competition faced by the Peer Group companies and growth potential in the markets served by the Peer Group companies were for the most part comparable to Company’s competitive position and growth potential in Essex County. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was slightly below the unemployment rate reflected for Essex County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Beverly Financial, Inc. and the Peer Group Companies (1)

	County	March 2014 Unemployment

Beverly Financial, Inc.—MA	Essex	6.9%

Peer Group Average		6.6%

Alliance Bancorp, Inc. – PA	Delaware	6.1%
Chicopee Bancorp, Inc. – MA	Hampden	8.5%
CMS Bancorp, Inc. – NY	Westchester	5.7%
Georgetownn Bancorp, Inc. – MA	Essex	6.9%
Hampden Bancorp, Inc. – MA	Hampden	8.5%
Oneida Financial Corp. – NY	Oneida	7.2%
Peoples Federal Bancshares – MA	Suffolk	5.8%
TF Financial Corporation – PA	Bucks	6.0%
WVS Financial Corp. – PA	Allegheny	5.7%
Wellesley Bancorp, Inc. – MA	Norfolk	5.4%

(1)	Unemployment rates are not seasonally adjusted

Source: SNL Financial

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.10% to 3.84%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.34% as of May 9, 2014. Comparatively, as of May 9, 2014, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.77%.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $17.9 million to $113.4 million as of May 9, 2014, with average and median market values of $66.1 million and $76.2 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.8 million to 7.0 million, with average and median shares outstanding of 4.0 million and 3.7 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be in the middle to the lower half of the ranges of market values and shares outstanding indicated for the Peer Group companies. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Beverly Financial: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks fell broadly at the beginning of the fourth quarter of 2013, as investors weighed the consequences of the budget impasse in Washington and the possibility of an extended shutdown of the U.S. Government. Indications that lawmakers were nearing a deal to raise the federal debt ceiling and end the shutdown of the U.S. Government fueled a stock market rally heading into mid-October. A last minute compromise to raise the debt ceiling, which averted a default on the national debt and allowed for the re-opening of the U.S. Government sustained the positive trend in stocks through late-October. The Dow Jones Industrial Average (“DJIA”) closed at a record high in late-October, as weaker-than-expected job growth reflected in the September employment data and subdued inflation readings raised expectations that the Federal Reserve would stay the course on its easy money policies at its end of October meeting. An overall strong month for stocks closed with consecutive losses at the end of October, as investors who were expecting the Federal Reserve to downgrade its economic outlook were surprised that the Federal Reserve’s assessment of the economy was unchanged and, thereby, raised expectations that it could

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

taper its stimulus efforts as early as its next policy meeting in December. Favorable reports on manufacturing and nonmanufacturing activity in October, along with comments from a Federal Reserve President suggesting that the Federal Reserve should wait for stronger evidence of economic momentum before tapering its bond-buying program, contributed to a rebound in stocks at the start of November. The DJIA closed at multiple record highs through mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains. Stocks traded lower at the start of December 2013, as a number of favorable economic reports stoked concerns that the Federal Reserve would start to wind down its stimulus efforts in the near future. After five consecutive losses in the DJIA, the stock market rebounded on news of the strong employment report for November. The rebound was temporary, as stocks eased lower ahead of the Federal Reserve’s mid-December meeting. Stocks surged at the conclusion of the Federal Reserve’s meeting, as investors approved of the Federal Reserve’s action to begin measured paring of its $85 billion a-month bond buying program. The DJIA moved to record highs in late-December, as more favorable economic reports helped to sustain the stock market rally through the end of 2013. Overall, the DJIA was up 30% during 2013, which was its strongest performance in 18 years.

Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. The release of minutes from the Federal Reserve’s previous meeting, which indicated that some Federal Reserve officials were

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

considering raising interest rates sooner than expected, pressured stocks lower heading into the second half of February. Despite data showing a softening economy, stocks traded higher to close out February. Stocks declined sharply on the first day of trading in March as the Ukraine crisis sparked a global selloff which was followed by a rebound in the stock market to close out the first week of March as the threat of the Ukraine crisis escalating diminished and the February employment report showed better-than-expected job growth. Data showing that China’s economy weakened sharply during the first two months of 2014 and rising tensions in Ukraine contributed to stocks trading lower into mid-March. The broader stock market traded unevenly in the second half of March, as investors reacted to mixed reports on the economy and comments from the Federal Reserve Chairwoman signaling that the Federal Reserve could begin raising interest rates earlier than expected. New assurances from the Federal Reserve Chairwoman on the Federal Reserve’s plan to keep rates low until the job market returned to normal health and remarks from China’s premier that the Chinese government was ready to take steps to support China’s economy helped to lift stocks at the close of March.

Stocks edged higher at the start of the second quarter of 2014, which was followed by a downturn as investors reacted to March employment data in which the unemployment rate was unchanged from February and job growth was slightly below expectations. Led by advances in technology shares, the broader stock market traded higher for the first time in four sessions at the start of the first quarter earnings season. Stocks retreated heading into mid-April, with once high-flying biotechnology and Internet companies leading the decline. A strong retail sales report for March helped stocks to rebound in mid-April, with technology stocks leading the market higher. Investor confidence was also bolstered by reassurances from the Federal Reserve Chairwoman on maintaining her stance for keeping interest rates low. A rebound in technology stocks and a series of deals in the healthcare sector helped to extend gains in the broader stock market heading into late-April. The DJIA closed at a record high at the end of April, as a number of positive first quarter earnings reports helped to offset investors’ worries about tensions in Ukraine and slowing growth in China. Stocks traded unevenly during the first two weeks of May, as investors reacted to reports indicating that the U.S. economy was reviving with the exception of continued weakness in the housing sector. On May 9, 2014, the DJIA closed at 16583.34, an increase of 9.7% from one year ago and an increase of 0.04% year-to-date, and the NASDAQ closed at 4071.87, an increase of 18.5% from one year ago and a decrease of 2.5% year-to-date. The Standard & Poor’s 500 Index closed at 1878.48 on May 9, 2014, an increase of 15.0% from one year ago and an increase of 1.6% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

The market for thrift stocks has also experienced varied trends in recent quarters. Thrift issues stabilized at the start of the fourth quarter of 2013 and then traded lower as the budget impasse in Washington continued into a second week. A deal to raise the federal debt ceiling and re-open the U.S. Government lifted thrift stocks and the broader stock market to healthy gains in mid-October. Third quarter earnings reports and signs of merger activity picking up in the thrift sector boosted thrift shares in late-October, which was followed by a slight downturn at the end of October and into early-November as the Federal Reserve concluded its two day meeting by staying the course on quantitative easing and the benchmark interest rate. Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. Thrift issues generally followed trends in the broader stock market throughout December 2013, declining in early-December on the uncertain outlook for the Federal Reserve’s stimulus efforts and then rallying higher on the stronger-than-expected job growth reflected in the November employment data. After trading in a narrow range into mid-December, the rally in thrift issues resumed following the Federal Reserve’s mid-December meeting and announcement that it will begin to taper its bond buying. Thrift stocks participated in the broader stock market rally to close out 2013, with the SNL Index for all publicly-traded thrifts posting a gain of 25% for all of 2013.

Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there no plans to change course from the Federal Reserve’s current monetary policies. Thrift issues generally followed trends in the broader stock market in late-February and at the start of March, rallying at the end of February and then selling off at the start of March.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Lessening concerns about Ukraine, financial sector merger activity and rising home prices boosted thrift shares following the March 1 selloff. The mid-March global sell-off sparked by news of a slowdown in China’s economy impacted thrift shares as well, which was followed by a rebound supported by some favorable economic data including a pick-up in industrial production. Mixed signals from the Federal Reserve regarding the end of its quantitative easing program and a decline in February pending home sales were factors that pressured thrift stocks lower in late-March. Thrift stocks traded up at the end of the first quarter, as comments by the Federal Reserve Chairwoman that the Federal Reserve would continue to support the economic recovery were well received in the broader stock market.

Consistent with the broader stock market, thrift stocks traded lower in early-April 2014 with the release of the March employment report. A disappointing first quarter earnings report posted by J.P. Morgan, along with a selloff in the broader stock market, pressured financial shares lower heading into mid-April. Led by Citigroup’s better-than-expected first quarter earnings report, financial shares participated in the broader stock market rally going in the second half of April. News that Bank of America would suspend its stock buyback program and a planned increase in its quarterly dividend pressured financial shares lower in late-April. Thrift shares traded in a narrow range during early-May and then bounced higher, as the Federal Reserve Chairwoman reiterated the Federal Reserve’s stance to keep short-term interest rates near zero for the foreseeable future. On May 9, 2014, the SNL Index for all publicly-traded thrifts closed at 696.5, an increase of 16.4% from one year ago and a decrease of 1.4% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”)

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, one standard conversion and three second-step conversions have been completed during the past three months. The standard conversion offering, which was completed by Home Bancorp of Wisconsin on April 24, 2014, is considered to be more relevant for Beverly Financial’s pro forma pricing. Home Bancorp’s offering was completed at slightly above the midpoint of the offering range, raising gross proceeds of $9.0 million. Home Bancorp’s pro forma price/tangible book ratio at the closing value equaled 65.80%. Home Bancorp’s stock price closed 7.40% below its offering price after one week of trading and was down 14.00% from its offering price through May 9, 2014. Home Bancorp’s stock is quoted on the OTC Bulletin Board.

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ, both of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 101.01%, based on closing stock prices as of May 9, 2014.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Beverly Financial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 11 Massachusetts thrift acquisitions completed from the beginning of 2010 through May 9, 2014 and there were two acquisitions pending for Massachusetts savings institutions. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Beverly Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Beverly Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	Public Off. Excl. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Div. Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)
Standard Conversions
Home Bancorp Wisconsin, Inc. - WI	4/24/14	HWIS-OTCBB	$115	6.14%	1.53%	158%	$9.0	100%	102%	14.2%	N.A	N.A.	8.0%	4.0%	10.0%	5.1%	0.00%
Averages - Standard Conversions:			$115	6.14%	1.53%	158%	$9.0	100%	102%	14.2%	N.A.	N.A.	8.0%	4.0%	10.0%	5.1%	0.00%
Medians - Standard Conversions:			$115	6.14%	1.53%	158%	$9.0	100%	102%	14.2%	N.A.	N.A.	8.0%	4.0%	10.0%	5.1%	0.00%
Second Step Conversions
New Investors Bancorp, Inc. - NJ*	5/8/14	ISBC-NASDAQ	$16,437	8.56%	0.95%	124%	$2,195.8	61%	110%	2.1%	C/S	$10M/0.5%	3.0%	4.0%	10.0%	0.1%	0.78%
Sugar Creek Financial Corp. - IL*	4/9/14	SUGR-OTCBB	$87	11.96%	2.05%	25%	$3.7	56%	100%	24.7%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%
Clifton Bancorp Inc. - NJ*	4/2/14	CSBK-NASDAQ	$1,099	17.42%	0.41%	67%	$170.6	64%	87%	1.7%	N.A.	N.A.	6.0%	4.0%	10.0%	0.6%	0.00%
Averages - Second Step Conversions:			$5,874	12.65%	1.14%	72%	$790.0	61%	99%	9.5%	N.A.	N.A.	5.7%	4.0%	10.0%	1.9%	0.26%
Medians - Second Step Conversions:			$1,099	11.96%	0.95%	67%	$170.6	61%	100%	2.1%	N.A.	N.A.	6.0%	4.0%	10.0%	0.6%	0.00%
Averages - All Conversions:			$4,434	11.02%	1.24%	94%	$594.8	70%	100%	10.7%	N.A.	N.A.	6.3%	4.0%	10.0%	2.7%	0.20%
Medians - All Conversions:			$607	10.26%	1.24%	96%	$89.8	63%	101%	8.1%	N.A.	N.A.	7.0%	4.0%	10.0%	2.7%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
											First		After		After
Institution	Conversion Date	Ticker	P/TB	Core P/E		P/A	Core ROA	TE/A	Core ROE	IPO Price	Trading Day	% Chge	First Week(3)	% Chge	First Month(4)	% Chge	Thru 5/9/14	% Chge
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Home Bancorp Wisconsin, Inc. - WI	4/24/14	HWIS-OTCBB	65.8%	NM		7.4%	-2.3%	11.3%	-20.1%	$10.00	$9.61	-3.9%	$9.26	-7.4%	$8.60	-14.0%	$8.60	-14.0%
Averages - Standard Conversions:			65.8%	NM		7.4%	-2.3%	11.3%	-20.1%	$10.00	$9.61	-3.9%	$9.26	-7.4%	$8.60	-14.0%	$8.60	-14.0%
Medians - Standard Conversions:			65.8%	NM		7.4%	-2.3%	11.3%	-20.1%	$10.00	$9.61	-3.9%	$9.26	-7.4%	$8.60	-14.0%	$8.60	-14.0%
Second Step Conversions
New Investors Bancorp, Inc. - NJ*	5/8/14	ISBC-NASDAQ	108.4%	31		19.4%	0.6%	18.0%	3.4%	$10.00	$10.42	4.2%	$10.46	4.6%	$10.46	4.6%	$10.46	4.6%
Sugar Creek Financial Corp. - IL*	4/9/14	SUGR-OTCBB	52.1%	20.15		7.4%	0.4%	14.3%	2.6%	$7.00	$9.20	31.4%	$9.00	28.6%	$9.20	36.4%	$9.20	36.4%
Clifton Bancorp Inc. - NJ*	4/2/14	CSBK-NASDAQ	76.4%	47.03		21.2%	0.5%	27.7%	1.6%	$10.00	$11.61	16.1%	$11.57	15.7%	$11.55	15.5%	$11.62	16.2%
Averages - Second Step Conversions:			78.9%	32.7	x	16.0%	0.5%	20.0%	2.5%	$9.00	$10.41	17.2%	$10.34	16.3%	$10.40	18.8%	$10.43	19.1%
Medians - Second Step Conversions:			76.4%	31.0	x	19.4%	0.5%	18.0%	2.6%	$10.00	$10.42	16.1%	$10.46	15.7%	$10.46	15.5%	$10.46	16.2%
Averages - All Conversions:			75.6%	32.7	x	13.9%	-0.2%	17.8%	-3.1%	$9.25	$10.21	12.0%	$10.07	10.4%	$9.95	10.6%	$9.97	10.8%
Medians - All Conversions:			71.1%	31.0	x	13.4%	0.4%	16.2%	2.1%	$10.00	$10.02	10.2%	$9.86	10.2%	$9.83	10.1%	$9.83	10.4%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.	(5)	Mutual holding company pro forma data on full conversion basis.
(2)	Does not take into account the adoption of SOP 93-6.	(6)	Simultaneously completed acquisition of another financial institution.
(3)	Latest price if offering is less than one week old.	(7)	Simultaneously converted to a commercial bank charter.
(4)	Latest price if offering is more than one week but less than one month old.	(8)	Former credit union.	May 9, 2014

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IV.16

Table 4.3

Market Pricing Comparatives

Prices As of May 9, 2014

		Market		Per Share Data
		Capitalization		Core	Book
		Price/	Market	12 Month	Value/	Pricing Ratios(2)
Financial Institution		Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)

All Non-MHC Public Companies		$16.01	$386.36	$0.80	$15.58	18.03	x	104.29%	13.06%	112.78%	18.40	x
Converted Last 3 Months (no MHC)		$11.04	$2,027.90	$0.27	$11.30	30.76	x	99.46%	22.47%	101.01%	32.69	x

Converted Last 3 Months (no MHC)
CSBK	Clifton Bancorp, Inc. of NJ	$11.62	$309.01	$0.21	$13.10	NM		88.70%	24.60%	88.70%	NM
ISBC	Investors Bancorp Inc of NJ	$10.46	$3,746.79	$0.32	$9.49	30.76x		110.22%	20.33%	113.33%	32.69	x

		Dividends(3)			Financial Characteristics(5)
		Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share	Yield	Ratio(4)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies		$0.29	1.77%	53.10%	$2,713	13.15%	12.56%	2.83%	0.57%	4.39%	0.46%	3.70%
Converted Last 3 Months (no MHC)		$0.23	1.46%	62.50%	$9,843	23.10%	22.88%	0.60%	0.57%	2.64%	0.54%	2.51%

Converted Last 3 Months (no MHC)
CSBK	Clifton Bancorp, Inc. of NJ	$0.25	2.16%	NM	$1,256	27.73%	27.73%	0.41%	0.48%	1.72%	0.45%	1.62%
ISBC	Investors Bancorp Inc of NJ	$0.20	0.75%	62.50%	$18,430	18.46%	18.03%	0.78%	0.66%	3.55%	0.63%	3.40%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently has one vacancy in senior management, which is the Senior Commercial Loan Officer position. Currently, the Company’s President and Chief Executive Officer is overseeing the Company’s lending operations.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Beverly Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Beverly Financial’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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IV.18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 9, 2014, the pro forma market value of Beverly Financial’s conversion stock was $38,100,000 at the midpoint, equal to 3,810,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $1.375 million for the twelve months ended March 31, 2014 and were considered to representative of the Company’s core earnings as well.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Based on the Company’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $38.1 million midpoint value both equaled 31.27 times, which provided for premiums of 44.90% and 45.58% relative to the Peer Group’s average reported and core P/E multiples of 21.58 times and 21.48 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 20.53 times and 22.02 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 52.31% and 42.01%, respectively. The Company’s pro forma P/E ratios at the minimum and the super maximum equaled 26.31 times and 42.49 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $38.1 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 71.94%. In comparison to the average P/B and P/TB ratios for the Peer Group of 95.67% and 100.19%, the Company’s ratios reflected a discount of 24.80% on a P/B basis and a discount of 28.20% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 95.77% and 100.38%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 24.88% and 28.33%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 78.99%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 17.43% and 21.16%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 17.52% and of 21.31%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Table 4.4

Public Market Pricing Versus Peer Group

Beverly Financial, Inc. and the Comparables

As of May 9, 2014

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
Beverly Financial, Inc.		MA
Super Maximum			10.00	50.03	0.24	12.66	42.49		78.99	13.58	78.99	42.49		0.00	0.00	0.00
Maximum			10.00	43.65	0.27	13.23	36.40		75.59	12.03	75.59	36.40		0.00	0.00	0.00
Midpoint			10.00	38.10	0.32	13.90	31.27		71.94	10.64	71.94	31.27		0.00	0.00	0.00
Minimum			10.00	32.55	0.38	14.78	26.31		67.66	9.21	67.66	26.31		0.00	0.00	0.00

All Non-MHC Public Companies(6)
Averages			$16.01	$386.36	$0.80	$15.58	18.03	x	104.29%	13.06%	112.78%	18.40	x	$0.29	1.77%	53.10%
Median			$14.10	$102.89	$0.62	$14.35	17.28	x	94.53%	12.15%	100.23%	16.90	x	$0.24	1.53%	42.93%

All Non-MHC State of MA(6)
Averages			$22.65	$156.79	$1.31	$20.60	20.87	x	105.30%	12.44%	112.07%	21.54	x	$0.33	1.47%	90.82%
Medians			$17.80	$113.43	$0.45	$16.49	20.93	x	103.77%	11.25%	106.12%	22.02	x	$0.24	1.49%	60.50%

State of MA (7)
BHLB	Berkshire Hills Bancorp Inc.	MA	$23.38	$586.95	$1.58	$26.99	19.65	x	86.62%	9.77%	147.56%	14.77	x	$0.72	3.08%	60.50%
BLMT	BSB Bancorp Inc.	MA	$17.80	$161.24	$0.25	$14.55	NM		123.59%	13.41%	123.59%	NM		$0.00	0.00%	NM
CBNK	Chicopee Bancorp Inc.	MA	$17.30	$94.08	$0.08	$16.67	NM		103.77%	15.68%	103.77%	NM		$0.28	1.62%	300.00%
GTWN	Georgetown Bancorp Inc.	MA	$15.00	$27.51	$0.45	$15.87	33.33	x	94.53%	10.25%	94.53%	33.33	x	$0.17	1.13%	36.11%
HBNK	Hampden Bancorp Inc.	MA	$16.12	$91.12	$0.71	$15.19	22.70	x	106.12%	12.70%	106.12%	22.70	x	$0.24	1.49%	33.80%
HIFS	Hingham Instit. for Savings	MA	$70.64	$150.37	$7.26	$52.70	7.69	x	134.05%	10.45%	134.05%	9.73	x	$1.08	1.53%	14.71%
PEOP	Peoples Federal Bancshares Inc	MA	$18.10	$113.43	$0.35	$16.49	NM		109.79%	19.02%	109.79%	NM		$0.20	1.10%	120.00%
WEBK	Wellesley Bancorp	MA	$18.27	$44.85	$0.86	$19.32	20.53	x	94.57%	9.42%	94.57%	21.34	x	$0.00	0.00%	NM
WFD	Westfield Financial Inc.	MA	$7.25	$141.54	$0.26	$7.66	21.32	x	94.65%	11.25%	94.65%	27.37	x	$0.24	3.31%	70.59%

Comparable Group
Averages			$16.45	$66.14	$0.70	$17.07	21.58	x	95.67%	11.90%	100.19%	21.48	x	$0.22	1.34%	83.01%
Medians			$15.79	$76.22	$0.45	$15.90	20.53	x	95.77%	11.28%	100.38%	22.02	x	$0.20	1.34%	47.10%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	$15.45	$64.68	$0.33	$15.93	NM		96.98%	15.02%	96.98%	NM		$0.20	1.29%	60.61%
CBNK	Chicopee Bancorp, Inc.	MA	$17.30	$94.08	$0.08	$16.67	NM		103.77%	15.68%	103.77%	NM		$0.28	1.62%	300.00%
CMSB	CMS Bancorp, Inc.	NY	$9.60	$17.88	$0.41	$11.42	18.46	x	84.10%	6.85%	84.10%	23.48	x	$0.00	0.00%	NM
GTWN	Georgetown Bancorp, Inc.	MA	$15.00	$27.51	$0.45	$15.87	33.33	x	94.53%	10.25%	94.53%	33.33	x	$0.17	1.13%	36.11%
HBNK	Hampden Bancorp, Inc.	MA	$16.12	$91.12	$0.71	$15.19	22.70	x	106.12%	12.70%	106.12%	22.70	x	$0.24	1.49%	33.80%
ONFC	Oneida Financial Corp.	NY	$12.51	$87.75	$0.88	$13.27	14.38	x	94.30%	11.18%	131.85%	14.21	x	$0.48	3.84%	55.17%
PEOP	Peoples Federal Bancshares, Inc.	MA	$18.10	$113.43	$0.35	$16.49	NM		109.79%	19.02%	109.79%	NM		$0.20	1.10%	120.00%
THRD	TF Financial Corp.	PA	$30.57	$96.30	$2.22	$30.78	13.47	x	99.32%	11.38%	106.91%	13.79	x	$0.48	1.57%	19.38%
WEBK	Wellesley Bancorp, Inc.	MA	$18.27	$44.85	$0.86	$19.32	20.53	x	94.57%	9.42%	94.57%	21.34	x	$0.00	0.00%	NM
WVFC	WVS Financial Corp.	PA	$11.57	$23.81	NA	$15.79	28.22	x	73.27%	7.51%	73.27%	NM		$0.16	1.38%	39.02%

			Financial Characteristics(5)
			Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
			Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Range
			($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Beverly Financial, Inc.		MA
Super Maximum			369	17.18	17.18	0.25	0.32	1.86	0.32	1.86	48.9
Maximum			363	15.92	15.92	0.26	0.33	2.08	0.33	2.08	42.6
Midpoint			358	14.78	14.78	0.26	0.34	2.30	0.34	2.30	37.0
Minimum			353	13.62	13.62	0.26	0.35	2.57	0.35	2.57	31.5

All Non-MHC Public Companies(6)
Averages			$2,713	13.15%	12.56%	2.83%	0.57%	4.39%	0.46%	3.70%
Median			$846	12.14%	11.69%	2.19%	0.57%	4.50%	0.57%	4.39%

All Non-MHC State of MA(6)
Averages			$1,328	12.33%	11.84%	1.04%	0.53%	4.65%	0.53%	4.63%
Medians			$694	12.07%	12.07%	1.20%	0.53%	4.04%	0.45%	2.88%

State of MA (7)
BHLB	Berkshire Hills Bancorp Inc.	MA	$5,673	11.95%	7.54%	0.68%	0.78%	6.09%	0.95%	7.50%
BLMT	BSB Bancorp Inc.	MA	$1,055	12.37%	12.37%	1.09%	0.21%	1.51%	0.21%	1.50%
CBNK	Chicopee Bancorp Inc.	MA	$588	15.69%	15.69%	1.23%	0.44%	2.79%	0.45%	2.88%
GTWN	Georgetown Bancorp Inc.	MA	$263	11.00%	11.00%	1.20%	0.32%	2.46%	0.32%	2.46%
HBNK	Hampden Bancorp Inc.	MA	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
HIFS	Hingham Instit. for Savings	MA	$1,356	7.61%	7.61%	0.68%	1.07%	13.52%	1.07%	13.52%
PEOP	Peoples Federal Bancshares Inc	MA	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
WEBK	Wellesley Bancorp	MA	$459	10.20%	10.20%	1.39%	0.55%	5.09%	0.54%	4.94%
WFD	Westfield Financial Inc.	MA	$1,277	12.07%	12.07%	1.33%	0.53%	4.04%	0.34%	2.60%

Comparable Group
Averages			$517	12.60%	12.22%	1.30%	0.49%	3.93%	0.48%	3.85%
Medians			$523	11.77%	10.92%	1.28%	0.40%	3.54%	0.41%	3.15%

Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	$426	16.49%	16.49%	2.48%	0.32%	1.80%	0.32%	1.80%
CBNK	Chicopee Bancorp, Inc.	MA	$588	15.69%	15.69%	1.23%	0.44%	2.79%	0.45%	2.88%
CMSB	CMS Bancorp, Inc.	NY	$263	8.66%	8.66%	2.65%	0.37%	4.29%	0.30%	3.42%
GTWN	Georgetown Bancorp, Inc.	MA	$263	11.00%	11.00%	1.20%	0.32%	2.46%	0.32%	2.46%
HBNK	Hampden Bancorp, Inc.	MA	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
ONFC	Oneida Financial Corp.	NY	$742	12.22%	8.96%	0.22%	0.86%	6.59%	0.91%	7.05%
PEOP	Peoples Federal Bancshares, Inc.	MA	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
THRD	TF Financial Corp.	PA	$836	11.35%	10.84%	1.84%	0.85%	7.40%	0.82%	7.20%
WEBK	Wellesley Bancorp, Inc.	MA	$459	10.20%	10.20%	1.43%	0.55%	5.09%	0.54%	4.94%
WVFC	WVS Financial Corp.	PA	$314	10.28%	10.28%	0.20%	0.29%	2.55%	0.28%	2.50%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35.0%
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

herein. At the $38.1 million midpoint of the valuation range, the Company’s value equaled 10.64% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.90%, which implies a discount of 10.59% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.28%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 5.67%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, that most recent standard conversion offering was completed by Home Bancorp of Wisconsin in January 2014. Home Bancorp closed at a pro forma price/tangible book ratio of 65.80%. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a premium of 9.33% and at the top of the super range reflects a premium of 20.05%. As of May 9, 2014, Home Bancorp’s closing stock price was 14.0% below its IPO price.

The most recent standard conversion that trades on NASDAQ was completed by Coastway Bancorp in January 2014. Coastway Bancorp closed at the top of its offering range at a pro forma price/tangible book ratio of 72.10%. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 0.22% and at the top of the super range reflects a premium of 9.56%. As of May 9, 2014, Coastway Bancorp’s closing stock price was 2.0% above its IPO price. Comparative pre-conversion financial data for Coastway Bancorp has been included in the Chapter III tables and show that, in comparison to Beverly Financial, Coastway Bancorp maintained a similar tangible equity-to-assets ratio (7.20% versus 6.67% for Beverly Financial), a slightly lower return on average assets (0.35% versus 0.43% for Beverly Financial) and a higher ratio of non-performing assets as a percent of assets (3.06% versus 0.29% for Beverly Financial).

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 9, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $38,100,000 at the midpoint, equal to 3,810,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the valuation range indicates a minimum value of $32,550,000 and a maximum value of $43,650,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,255,000 at the minimum and 4,365,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $50,032,500 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 5,003,250. Based on this valuation range, the offering range is as follows: $31,450,000 at the minimum, $37,000,000 at the midpoint, $42,550,000 at the maximum and $48,932,500 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 3,145,000 at the minimum, 3,700,000 at the midpoint, 4,255,000 at the maximum and 4,893,250 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	LIST OF EXHIBITS

EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, Sales and Repayments

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of New England Thrift Institutions

III-3	Public Market Pricing of Mid-Atlantic Thrift Institutions

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of May 9, 2014

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Beverly Financial, Inc.

Map of Office Locations

Exhibit I-1

Beverly Financial, Inc.

Map of Office Locations

Hamilton
Wenham
Wenham Neck
Middleton
Putnamville
Burleys Corner
Danvers
North Beverly
Manchester
Beverly Farms
Montserrat
Beverly
West Peabody
Danvers River
Beverly Harbor
North River
Winter Island
Bakers Island
Peabody
Needham Corner
Salem
Puritan Lawn Cemetery
South Peabody
Salem Harbor
Marblehead Harbor
Marblehead
North Saugus
Lynn Woods Reservation
Fay Estate
Highland Park
Salem and Beverly Reservoir
bing
© 2013 Nokia © AND © 2014 Microsoft Corporation

U.S. Branches (5)

EXHIBIT I-2

Beverly Financial, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Beverly Financial, Inc.

Key Operating Ratios

Exhibit I-3

Beverly Financial, Inc.

Key Operating Ratios

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2014(1)	2013(1)	2013	2012	2011	2010	2009
Performance Ratios:
Return on average assets	0.47%	0.51%	0.44%	0.61%	0.57%	0.50%	0.32%
Return on average equity	6.84%	7.34%	6.51%	9.20%	9.56%	9.21%	6.42%
Interest rate spread(2)	3.24%	3.24%	3.16%	3.22%	3.24%	3.28%	2.71%
Net interest margin(3)	3.43%	3.46%	3.36%	3.44%	3.45%	3.49%	2.99%
Efficiency ratio(5)	77.10%	75.44%	78.55%	73.32%	72.22%	72.14%	76.38%
Average interest-earning assets to average interest-bearing liabilities	125.85%	123.90%	125.39%	122.60%	116.72%	112.54%	111.95%
Average equity to average assets	6.82%	6.95%	6.78%	6.60%	6.00%	5.48%	5.04%

Capital Ratios (Bank only):
Total capital to risk-weighted assets	13.08%	15.91%	14.50%	15.77%	15.49%	14.26%	13.05%
Tier 1 capital to risk-weighted assets	11.20%	13.11%	11.90%	12.96%	12.60%	11.42%	10.27%
Tier 1 capital to average assets	8.22%	8.57%	8.25%	8.32%	7.79%	7.24%	6.81%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(4)	1.29%	1.46%	1.28%	1.42%	1.40%	1.33%	1.17%
Allowance for loan losses as a percentage of non-performing loans	2,339.47%	293.98%	714.96%	242.82%	131.29%	83.86%	129.82%
Net charge-offs to average outstanding loans during the period	—%	—%	0.04%	0.01%	0.10%	0.18%	0.06%
Nonperforming loans as a percentage of total loans(4)	0.06%	0.50%	0.18%	0.59%	1.06%	1.58%	0.90%
Nonperforming assets as a percentage of total assets	0.13%	0.39%	0.23%	0.45%	0.85%	1.22%	0.73%

Other Data:
Number of offices	4	4	4	4	4	4	4

(1)	Ratios for the three months ended March 31, 2014 and 2013 have been annualized, where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Source: Beverly Financial’s prospectus.

EXHIBIT I-4

Beverly Financial, Inc.

Investment Portfolio Composition

Exhibit I-4

Beverly Financial, Inc.

Investment Portfolio Composition

	At March 31,		At December 31,
	2014		2013		2012		2011
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies	$2,451	$2,444	$2,455	$2,440	$9,441	$9,497	$12,018	$12,139
Issued by foreign governments	25	25	25	25	25	25	25	25
Mortgage-backed securities	16,084	16,180	17,206	17,266	16,601	16,852	13,185	13,292
Marketable equity securities	—	—	—	—	—	—	33	39
Preferred stock	—	—	—	—	—	—	309	365

Total securities available-for-sale	18,560	18,649	19,686	19,731	26,067	26,374	25,570	25,860

FHLB stock	2,894	2,894	2,894	2,894	3,231	3,231	3,523	3,523

Total securities	$21,454	$21,543	$22,580	$22,625	$29,298	$29,605	$29,093	$29,383

Source: Beverly Financial’s prospectus.

EXHIBIT I-5

Beverly Financial, Inc.

Yields and Costs

Exhibit I-5

Beverly Financial, Inc.

Yields and Costs

	For the Three Months Ended March 31,
	2014			2013
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate

Interest-earning assets:
Loans(1)	$274,608	$3,058	4.52%	$236,054	$2,904	4.99%
Investment securities(2)	22,554	89	1.60%	29,094	106	1.48%
Interest-earning deposits	11,335	6	0.21%	17,703	12	0.27%

Total interest-earning assets	308,497	3,153	4.14%	282,851	3,022	4.33%

Noninterest-earning assets	14,098			14,664

Total assets	$322,595			$297,515

Interest-bearing liabilities:
Savings accounts	$43,079	12	0.11%	$40,929	17	0.17%
NOW accounts	12,091	5	0.17%	11,494	5	0.18%
Money market accounts	98,488	148	0.61%	74,428	116	0.63%
Certificates of deposit	68,109	177	1.05%	71,187	203	1.16%

Total interest-bearing deposits	221,767	342	0.63%	198,038	341	0.70%
FHLB advances	12,245	116	3.84%	15,538	173	4.52%
Repurchase agreements	2,176	5	0.93%	5,536	14	1.03%
Junior subordinated debt	8,936	79	3.59%	9,186	83	3.66%

Total interest-bearing liabilities	245,124	542	0.90%	228,298	611	1.09%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	53,795			47,495
Other noninterest-bearing liabilities	1,681			1,051

Total liabilities	300,600			276,844
Total equity	21,995			20,671

Total liabilities and equity	$322,595			$297,515

Net interest income		$2,611			$2,411

Interest rate spread(3)			3.24%			3.24%
Net interest-earning assets(4)	$63,373			$54,553

Net interest margin(5)			3.43%			3.46%
Ratio of interest-earning assets to interest-bearing liabilities	125.85x			123.90x

Exhibit I-5 (continued)

Beverly Financial, Inc.

Yields and Costs

	For the Year Ended December 31,
	2013			2012			2011
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate

Interest-earning assets:
Loans (1)	$253,580	$11,950	4.71%	$229,586	$12,055	5.25%	$226,721	$12,654	5.58%
Investment securities(2)	26,488	384	1.45%	28,963	449	1.55%	27,339	557	2.04%
Interest-earning deposits	17,639	44	0.25%	23,197	54	0.23%	25,861	52	0.20%

Total interest-earning assets	297,707	12,378	4.16%	281,746	12,558	4.46%	279,921	13,263	4.74%

Noninterest-earning assets	14,214			14,448			16,701

Total assets	$311,921			$296,194			$296,622

Interest-bearing liabilities:
Savings accounts	$42,278	$57	0.13%	$37,806	$99	0.26%	$33,420	$96	0.29%
NOW accounts	12,247	21	0.17%	11,987	26	0.22%	10,012	13	0.13%
Money market accounts	84,689	534	0.63%	70,442	499	0.71%	66,840	703	1.05%
Certificates of deposit	68,955	762	1.11%	79,197	1,035	1.31%	94,487	1,523	1.61%

Total interest-bearing deposits	208,169	1,374	0.66%	199,432	1,659	0.83%	204,759	2,335	1.14%
FHLB advances	13,570	595	4.38%	19,163	822	4.29%	22,653	895	3.95%
Repurchase agreements	6,500	66	1.02%	2,036	20	0.98%	3,220	32	0.99%
Junior subordinated debt	9,186	334	3.64%	9,186	351	3.82%	9,186	337	3.67%

Total interest-bearing liabilities	237,425	2,369	1.00%	229,817	2,852	1.24%	239,818	3,599	1.50%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	52,171			45,075			37,510
Other noninterest-bearing liabilities	1,173			1,762			1,504

Total liabilities	290,769			276,654			278,832
Total equity	21,152			19,540			17,790

Total liabilities and equity	$311,921			$296,194			$296,622

Net interest income		$10,009			$9,706			$9,664

Interest rate spread(3)			3.16%			3.22%			3.24%
Net interest-earning assets(4)	$60,282			$51,929			$40,103

Net interest margin(5)			3.36%			3.44%			3.45%

Ratio of interest-earning assets to interest-bearing liabilities	125.39x			122.60x			116.72x

(1)	Includes nonaccruing loan balances and interest received on such loans.
(2)	Includes securities available-for-sale, FHLB stock and investment in Co-operative Central Reserve Fund.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Beverly Financial’s prospectus.

EXHIBIT I-6

Beverly Financial, Inc.

Loan Loss Allowance Activity

Exhibit I-6

Beverly Financial, Inc.

Loan Loss Allowance Activity

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009

Allowance at beginning of period	$3,489	$3,346	$3,346	$3,147	$3,075	$2,904	$2,408

Provision for loan losses	60	121	240	221	303	606	636

Charge offs:
Real estate loans:
One- to four-family residential	—	—	5	43	174	23	32
Commercial	—	—	23	—	53	345	—
Multi-family	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—
Construction	—	—	69	—	—	—	—
Commercial business loans	—	—	—	—	1	68	112
Consumer loans	3	3	12	2	5	10	11

Total charge-offs	3	3	109	45	233	446	155

Recoveries:
Real estate loans:
One- to four-family residential	9	—	4	10	1	—	3
Commercial	—	4	4	10	—	—	7
Multi-family	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial business loans	—	—	—	1	—	3	1
Consumer loans	1	1	4	2	1	8	4

Total recoveries	10	5	12	23	2	11	15

Net (recoveries) charge-offs	(7)	(2)	97	22	231	435	140

Allowance at end of period	$3,556	$3,469	$3,489	$3,346	$3,147	$3,075	$2,904

Total loans outstanding(1)	$275,479	$237,839	$272,537	$234,958	$225,428	$231,835	$249,084
Average loans outstanding	$274,608	$236,054	$253,580	$229,586	$226,721	$236,580	$241,937
Allowance for loan losses as a percent of total loans outstanding(1)	1.29%	1.46%	1.28%	1.42%	1.40%	1.33%	1.17%
Net loans charged off as a percent of average loans outstanding	—%	—%	0.04%	0.01%	0.10%	0.18%	0.06%
Allowance for loan losses to nonperforming loans	2,339.47%	293.98%	714.96%	242.82%	131.29%	83.86%	129.82%

(1)	Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Source: Beverly Financial’s prospectus.

EXHIBIT I-7

Beverly Financial, Inc.

Interest Rate Risk Analysis

Exhibit I-7

Beverly Financial, Inc.

Interest Rate Risk Analysis

At March 31, 2014
		Estimated Increase (Decrease) in EVE		EVE as Percentage of Economic Value of Assets(3)
Changes in Interest Rates (basis points)(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio	Changes in Basis Points
	(Dollars in thousands)
+300	$40,815	$(992)	(2.37)%	13.33%	73%
0	$41,807	—	—	12.60%	—
-100	$37,954	$(3,853)	(9.22)%	11.24%	(136)%

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE, or Economic Value of Equity at Risk, measures the Bank’s exposure to equity due to changes in a forecast interest rate environment.
(3)	EVE Ratio represents EVE divided by the economic value of assets which should translate into built in stability for future earnings.

Source: Beverly Financial’s prospectus.

EXHIBIT I-8

Beverly Financial, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-8

Beverly Financial, Inc.

Fixed and Adjustable Rate Loans

Fixed vs. Adjustable Rate Loans. The following table sets forth the dollar amount of all scheduled maturities of loans at March 31, 2014 that are due after March 31, 2015 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude net deferred loan fees.

(In thousands)	Fixed Rates	Adjustable Rates	Total
Real estate loans:
One- to four-family residential	$58,558	$32,317	$90,875
Commercial	12,928	70,764	83,692
Multi-family	7,557	27,801	35,358
Home equity loans and lines of credit	—	11,660	11,660
Construction	2,201	5,423	7,624
Commercial business loans	9,578	10,198	19,776
Consumer loans	262	—	262

Total	$91,084	$158,163	$249,247

Source: Beverly Financial’s prospectus.

EXHIBIT I-9

Beverly Financial, Inc.

Loan Portfolio Composition

Exhibit I-9

Beverly Financial, Inc.

Loan Portfolio Composition

	At March 31,		At December 31,
	2014		2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$91,345	33.16%	$90,841	33.34%	$85,795	36.51%
Commercial	97,057	35.24	93,549	34.33	75,619	32.18
Multi-family	37,959	13.78	35,865	13.16	28,641	12.19
Home equity loans and lines of credit	11,773	4.27	11,485	4.21	9,859	4.20
Construction	15,338	5.57	19,207	7.05	13,841	5.89
Commercial business loans	21,404	7.77	21,053	7.73	20,629	8.78
Consumer loans	567	0.21	500	0.18	592	0.25

	275,443	100.00%	272,500	100.00%	234,976	100.00%

Deferred loan origination costs (fees), net	36		37		(18)
Allowance for loan losses	(3,556)		(3,489)		(3,346)

Loans, net	$271,923		$269,048		$231,612

	At December 31,
	2011		2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$83,244	36.92%	$96,480	41.61%	$113,104	45.40%
Commercial	77,708	34.47	77,697	33.51	74,949	30.09
Multi-family	27,482	12.19	21,212	9.15	20,508	8.23
Home equity loans and lines of credit	9,449	4.19	10,223	4.41	10,426	4.19
Construction	10,940	4.85	10,533	4.54	10,040	4.03
Commercial business loans	15,922	7.06	15,026	6.48	19,251	7.73
Consumer loans	722	0.32	691	0.30	830	0.33

	225,467	100.00%	231,862	100.00%	249,108	100.00%

Deferred loan origination fees, net	(39)		(27)		(24)
Allowance for loan losses	(3,148)		(3,075)		(2,904)

Loans, net	$222,280		$228,760		$246,180

Source: Beverly Financial’s prospectus.

EXHIBIT I-10

Beverly Financial, Inc.

Contractual Maturity by Loan Type

Exhibit I-10

Beverly Financial, Inc.

Contractual Maturity by Loan Type

	March 31, 2014
	One- to Four- Family Residential Real Estate	Commercial Real Estate	Multi- Family Real Estate	Home Equity Loans and Lines of Credit
						Commercial Business		Total Loans
(In thousands)					Construction		Consumer
Amounts due in:
One year or less	$470	$13,365	$2,601	$113	$7,714	$1,628	$305	$26,196
More than one to two years	43	8,725	3,843	14	742	1,466	16	14,849
More than two to three years	199	11,702	6,936	13	499	1,475	74	20,898
More than three to five years	1,250	39,824	10,994	186	2,704	3,849	172	58,979
More than five to ten years	13,851	18,536	11,028	5,343	742	6,049	—	55,549
More than ten to 15 years	15,748	4,905	752	648	1,112	548	—	23,713
More than 15 years	59,784	—	1,805	5,456	1,825	6,389	—	75,259

Total	$91,345	$97,057	$37,959	$11,773	$15,338	$21,404	$567	$275,443

Source: Beverly Financial’s prospectus.

EXHIBIT I-11

Beverly Financial, Inc.

Loan Originations, Purchases, Sales and Repayments

Exhibit I-11

Beverly Financial, Inc.

Loan Originations, Purchases, Sales and Repayments

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2014	2013	2013	2012	2011

Total loans at beginning of period	$272,500	$234,976	$234,976	$225,466	$231,862

Loan originations:
Real estate loans:
One- to four-family residential	5,865	7,987	25,257	20,902	9,286
Commercial	3,858	5,326	25,930	8,952	12,155
Multi-family	3,500	2,656	16,728	6,400	9,619
Home equity loans and lines of credit	1,889	1,746	5,072	3,020	1,480
Construction	2,964	594	16,362	11,400	6,311

Total real estate	18,076	18,309	89,349	50,674	38,851
Commercial business loans	530	4,137	10,930	11,597	8,043
Consumer loans	126	47	307	143	257

Total loans originations	18,732	22,493	100,586	62,414	47,151

Loan purchases:
Real estate loans:
One- to four-family residential	—	—	—	—	—
Commercial	—	—	6,654	—	1,200
Multi-family	—	—	—	1,476	—
Home equity loans and lines of credit	—	—	—	—	—
Construction	—	—	250	—	—

Total real estate	—	—	6,904	1,476	1,200
Commercial business loans	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total loan purchases	—	—	6,904	1,476	1,200

Other:
Principal repayments, net	(13,192)	(16,508)	(58,504)	(45,994)	(47,675)
Unadvanced funds on originations	(2,597)	(3,169)	(10,915)	(8,220)	(5,705)
Transfer to other real estate owned	—	—	(547)	(166)	(1,367)

Total other	(15,789)	(19,677)	(69,966)	(54,380)	(54,747)
Net loan activity	2,943	2,816	37,524	9,510	(6,396)

Total loans at end of period	$275,443	$237,792	$272,500	$234,976	$225,466

Source: Beverly Financial’s prospectus.

EXHIBIT I-12

Beverly Financial, Inc.

Non-Performing Assets

Exhibit I-12

Beverly Financial, Inc.

Non-Performing Assets

	At March 31,		At December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$—	$293	$488	$293	$451	$899	$401
Commercial	—	452	—	611	1,582	2,703	1,656
Multi-family	—	—	—	—	—	—	—
Home equity loans and lines of credit	149	149	—	188	74	19	19
Construction	—	286	—	286	286	—	—
Commercial business loans	3	—	—	—	4	46	161
Consumer loans	—	—	—	—	—	—	—

Total nonaccrual loans	152	1,180	488	1,378	2,397	3,667	2,237

Other real estate owned:
One- to four-family residential	264	—	264	—	132	—	—

Total other real estate owned	264	—	264	—	132	—	—

Other nonperforming assets	—	—	—	—	—	—	—

Total nonperforming assets	416	1,180	752	1,378	2,529	3,667	2,237

Performing troubled debt restructurings	519	—	23	—	—	588	—

Total nonperforming assets and performing troubled debt restructurings	$935	$1,180	$775	$1,378	$2,529	$4,255	$2,237

Total nonperforming loans to total loans(1)	0.06%	0.50%	0.18%	0.59%	1.06%	1.58%	0.90%
Total nonperforming assets and performing troubled debt restructurings to total assets	0.29%	0.39%	0.24%	0.45%	0.85%	1.42%	0.73%

(1)	Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Source: Beverly Financial’s prospectus.

EXHIBIT I-13

Beverly Financial, Inc.

Deposit Composition

Exhibit I-13

Beverly Financial, Inc.

Deposit Composition

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
(Dollars in thousands)
Deposit type:
Noninterest-bearing demand	$53,795	19.52%	—%	$52,171	20.04%	—%
Money market	98,488	35.74	0.61	84,689	32.53	0.63
Savings	43,079	15.63	0.11	42,278	16.24	0.13
NOW accounts	12,091	4.39	0.17	12,247	4.70	0.17
Certificates of deposit	68,109	24.72	1.05	68,955	26.49	1.11

Total	$275,562	100.00%	0.63%	$260,340	100.00%	0.66%

	For the Years Ended December 31,
	2012			2011
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
(Dollars in thousands)
Deposit type:
Noninterest-bearing demand	$45,075	18.44%	—%	$37,510	15.48%	—%
Money market	70,442	28.81	0.71	66,840	27.60	1.05
Savings	37,806	15.46	0.26	33,420	13.79	0.29
NOW accounts	11,987	4.90	0.22	10,012	4.13	0.13
Certificates of deposit	79,197	32.39	1.31	94,487	39.00	1.61

Total	$244,507	100.00%	0.83%	$242,269	100.00%	1.14%

Source: Beverly Financial’s prospectus.

EXHIBIT I-14

Beverly Financial, Inc.

Maturity of Time Deposits

Exhibit I-14

Beverly Financial, Inc.

Maturity of Time Deposits

The following table sets forth the amount and maturities of our certificates of deposit by interest rate at March 31, 2014.

	Amount Due					Total	% of Total Certificate Accounts
	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More than Four Years
(Dollars in thousands)
0.00 - 1.00%	$30,190	$8,352	$6,428	$—	$—	$44,970	63.58%
1.01 - 2.00%	7,227	5,201	1,887	2,417	1,310	18,042	25.51%
2.01 - 3.00%	2,665	1,211	256	—	3,589	7,721	10.91%

Total	$40,082	$14,764	$8,571	$2,417	$4,899	$70,733	100.00%

Source: Beverly Financial’s prospectus.

EXHIBIT I-15

Beverly Financial, Inc.

Borrowing Activity

Exhibit I-15

Beverly Financial, Inc.

Borrowing Activity

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
FHLB Advances:
Balance outstanding at end of period	$12,035	$15,538	$10,036	$15,539	$21,542
Average amount outstanding during the period	$12,245	$15,538	$13,570	$19,163	$22,653
Maximum outstanding at any month end	$14,000	$15,500	$15,500	$21,500	$24,500
Weighted average interest rate during the period	3.84%	4.52%	4.38%	4.29%	3.95%
Weighted average interest rate at end of period	3.92%	4.45%	4.30%	4.45%	3.87%

Repurchase Agreements:
Balance outstanding at end of period	$—	$4,564	$6,437	$2,646	$2,037
Average amount outstanding during the period	$2,176	$5,536	$6,500	$2,036	$3,220
Maximum outstanding at any month end	$3,051	$5,853	$8,987	$3,893	$4,431
Weighted average interest rate during the period	0.93%	1.03%	1.02%	0.98%	0.99%
Weighted average interest rate at end of period	—%	1.00%	1.00%	1.00%	1.00%

The following table sets forth information concerning balances and interest rates on our junior subordinated debt at the date and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
Balance outstanding at end of period	$7,686	$9,186	$9,186	$9,186	$9,186
Average amount outstanding during the period	$8,936	$9,186	$9,186	$9,186	$9,186
Maximum outstanding at any month end	$9,186	$9,186	$9,186	$9,186	$9,186
Weighted average interest rate during the period	3.59%	3.66%	3.64%	3.82%	3.67%
Weighted average interest rate at end of period	3.35%	3.59%	3.66%	3.62%	3.86%

Source: Beverly Financial’s prospectus.

EXHIBIT II-1

Beverly Financial, Inc.

Description of Office Properties

Exhibit II-1

Beverly Financial, Inc.

Description of Office Properties

Properties

The following table sets forth information with respect to our banking offices, including the expiration date of leases with respect to leased facilities.

Office Name and Address	Leased or Owned	Year Acquired or Leased	Month of Lease Expiration

254 Cabot Street Beverly, Massachusetts 01915	Owned	1955	—

63 Dodge Street Beverly, Massachusetts 01915	Lease	August 1996	February 2016

48 Enon Street Beverly, Massachusetts 01915	Lease	February 1995	January 2016

73 Lafayette Street Salem, Massachusetts 01970	Owned – Building Lease – Right of Way	January 2003	December 2032

Source: Beverly Financial’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Bill	One Year T-Bill	10 Year T-Bond

2004:	Quarter 1	4.00%	0.95%	1.20%	3.86%
	Quarter 2	4.00%	1.33%	2.09%	4.62%
	Quarter 3	4.75%	1.70%	2.16%	4.12%
	Quarter 4	5.25%	2.22%	2.75%	4.24%

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
As of May 9, 2014		3.25%	0.03%	0.10%	2.62%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

May 9, 2014

										As of
										May 9, 2014
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets (1)	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)

ALLB	Alliance Bancorp of Penn	NASDAQ	MA	Broomall	PA	$426	8	Dec	1/18/11	$15.45	$65
ANCB	Anchor Bancorp	NASDAQ	WE	Lacey	WA	391	11	Jun	1/26/11	19.25	49
ASBB	ASB Bncp Inc	NASDAQ	SE	Asheville	NC	733	13	Dec	10/12/11	18.78	92
AF	Astoria Financial Corp.	NYSE	MA	Lake Success	NY	15,794	86	Dec	11/18/93	13.13	1,305
AFCB	Athens Bancshares Corporation	NASDAQ	SE	Athens	TN	295	7	Dec	1/7/10	20.30	37
ACFC	Atlantic Coast Financial Corp.	NASDAQ	SE	Jacksonville	FL	734	12	Dec	2/4/11	4.29	67
BKMU	Bank Mutual Corp.	NASDAQ	MW	Brown Deer	WI	2,347	77	Dec	10/30/03	6.10	284
BFIN	BankFinancial Corp	NASDAQ	MW	Burr Ridge	IL	1,454	20	Dec	6/24/05	9.90	209
BHLB	Berkshire Hills Bancorp Inc.	NYSE	NE	Pittsfield	MA	5,673	97	Dec	6/28/00	23.38	587
BOFI	BofI Holding Inc.	NASDAQ	WE	San Diego	CA	3,568	1	Jun	3/14/05	79.71	1,132
BYFC	Broadway Financial Corp.	NASDAQ	WE	Los Angeles	CA	332	4	Dec	1/9/96	1.22	24
BLMT	BSB Bancorp Inc.	NASDAQ	NE	Belmont	MA	1,055	6	Dec	10/5/11	17.80	161
CBNJ	Cape Bancorp Inc.	NASDAQ	MA	Cape May Court House	NJ	1,093	15	Dec	2/1/08	10.35	122
CFFN	Capitol Federal Financial Inc	NASDAQ	MW	Topeka	KS	9,111	47	Sep	12/22/10	12.06	1,726
CARV	Carver Bancorp Inc.	NASDAQ	MA	New York	NY	639	10	Mar	10/25/94	11.80	44
CFBK	Central Federal Corp.	NASDAQ	MW	Fairlawn	OH	256	5	Dec	12/30/98	1.46	23
CHFN	Charter Financial Corp.	NASDAQ	SE	West Point	GA	1,080	17	Sep	4/9/13	10.75	242
CHEV	Cheviot Financial	NASDAQ	MW	Cheviot	OH	587	12	Dec	1/18/12	10.96	74
CBNK	Chicopee Bancorp Inc.	NASDAQ	NE	Chicopee	MA	588	9	Dec	7/20/06	17.30	94
CZWI	Citizens Community Bncp	NASDAQ	MW	Eau Claire	WI	552	24	Sep	11/1/06	7.95	41
CSBK	Clifton Bancorp Inc	NASDAQ	MA	Clifton	NJ	1,099	12	Mar	4/2/14	11.62	309
CMSB	CMS Bancorp Inc.	NASDAQ	MA	White Plains	NY	263	6	Sep	4/4/07	9.60	18
CWAY	Coastway Bncp, Inc.	NASDAQ	NE	Cranston	RI	433	11	Dec	1/15/14	10.23	51
COBK	Colonial Financial Services	NASDAQ	MA	Vineland	NJ	583	9	Dec	7/13/10	11.26	43
DCOM	Dime Community Bancshares Inc.	NASDAQ	MA	Brooklyn	NY	4,028	25	Dec	6/26/96	15.80	582
EBMT	Eagle Bancorp Montana, Inc.	NASDAQ	WE	Helena	MT	516	13	Jun	4/5/10	10.61	42
ESBF	ESB Financial Corp.	NASDAQ	MA	Ellwood City	PA	1,907	23	Dec	6/13/90	12.52	222
ESSA	ESSA Bancorp Inc.	NASDAQ	MA	Stroudsburg	PA	1,355	27	Sep	4/4/07	10.35	123
EVER	EverBank Financial	NYSE	SE	Jacksonville	FL	17,641	16	Dec	5/2/12	18.76	2,303
FCAP	First Capital Inc.	NASDAQ	MW	Corydon	IN	444	13	Dec	1/4/99	20.75	58
FCLF	First Clover Leaf Fin Corp.	NASDAQ	MW	Edwardsville	IL	622	5	Dec	7/11/06	9.36	66
FBNK	First Connecticut Bancorp, Inc	NASDAQ	NE	Farmington	CT	2,110	25	Dec	6/30/11	15.97	258
FDEF	First Defiance Financial	NASDAQ	MW	Defiance	OH	2,137	32	Dec	10/2/95	27.22	263
FFBH	First Federal Bancshares of AR	NASDAQ	SE	Harrison	AR	549	13	Dec	5/3/96	8.46	170
FFNM	First Fed of Northern MI Bncp	NASDAQ	MW	Alpena	MI	210	8	Dec	4/4/05	4.97	14
FFNW	First Financial Northwest Inc	NASDAQ	WE	Renton	WA	921	1	Dec	10/10/07	10.79	179
FSFG	First Savings Financial Group	NASDAQ	MW	Clarksville	IN	687	16	Sep	10/7/08	24.40	54
FBC	Flagstar Bancorp Inc.	NYSE	MW	Troy	MI	9,407	111	Dec	4/30/97	17.32	974
FXCB	Fox Chase Bancorp Inc.	NASDAQ	MA	Hatboro	PA	1,117	11	Dec	6/29/10	16.85	204
FRNK	Franklin Financial Corp.	NASDAQ	SE	Glen Allen	VA	1,075	8	Sep	4/28/11	20.07	237
FSBW	FS Bancorp Inc.	NASDAQ	WE	Mountlake Terrace	WA	419	8	Dec	7/10/12	16.55	54
GTWN	Georgetown Bancorp Inc.	NASDAQ	NE	Georgetown	MA	263	3	Dec	7/12/12	15.00	28
HBK	Hamilton Bancorp Inc	NASDAQ	MA	Towson	MD	300	5	Mar	10/10/12	13.92	50
HBNK	Hampden Bancorp Inc.	NASDAQ	NE	Springfield	MA	694	10	Jun	1/17/07	16.12	91
HBOS	Heritage Financial Group Inc.	NASDAQ	SE	Albany	GA	1,381	27	Dec	11/30/10	19.14	150
HFFC	HF Financial Corp.	NASDAQ	MW	Sioux Falls	SD	1,254	28	Jun	4/8/92	13.62	96
HIFS	Hingham Instit. for Savings	NASDAQ	NE	Hingham	MA	1,356	12	Dec	12/20/88	70.64	150
HMNF	HMN Financial Inc.	NASDAQ	MW	Rochester	MN	649	11	Dec	6/30/94	10.90	48
HBCP	Home Bancorp Inc.	NASDAQ	SW	Lafayette	LA	984	30	Dec	10/3/08	20.41	145
HFBL	Home Fedl Bncp Inc. LA	NASDAQ	SW	Shreveport	LA	286	4	Jun	12/22/10	18.60	42
HMST	HomeStreet Inc.	NASDAQ	WE	Seattle	WA	3,066	31	Dec	2/10/12	17.03	253
HTBI	HomeTrust Bancshares Inc.	NASDAQ	SE	Asheville	NC	1,629	21	Jun	7/11/12	15.31	299
IROQ	IF Bancorp Inc.	NASDAQ	MW	Watseka	IL	568	6	Jun	7/8/11	16.20	72
ISBC	Investors Bancorp Inc	NASDAQ	MA	Short Hills	NJ	15,623	132	Dec	5/8/14	10.46	3,747
JXSB	Jacksonville Bancorp	NASDAQ	MW	Jacksonville	IL	318	6	Dec	7/15/10	20.86	38
LPSB	LaPorte Bancorp Inc	NASDAQ	MW	La Porte	IN	527	6	Dec	10/5/12	10.90	63
LABC	Louisiana Bancorp Inc.	NASDAQ	SW	Metairie	LA	317	4	Dec	7/10/07	19.73	57
LSBI	LSB Financial Corp.	NASDAQ	MW	Lafayette	IN	368	5	Dec	2/3/95	29.40	46
MCBK	Madison County Financial Inc.	NASDAQ	MW	Madison	NE	290	5	Dec	10/4/12	18.00	55
MLVF	Malvern Bancorp Inc	NASDAQ	MA	Paoli	PA	594	9	Sep	10/12/12	10.14	67
CASH	Meta Financial Group Inc.	NASDAQ	MW	Sioux Falls	SD	1,807	13	Sep	9/20/93	37.33	229
NASB	NASB Financial Inc.	NASDAQ	MW	Grandview	MO	1,181	9	Sep	9/27/85	21.63	170
NVSL	Naugatuck Valley Finl	NASDAQ	NE	Naugatuck	CT	487	10	Dec	6/30/11	7.58	53
NHTB	New Hampshire Thrift Bncshrs	NASDAQ	NE	Newport	NH	1,424	38	Dec	5/27/86	14.64	120
NYCB	New York Community Bancorp	NYSE	MA	Westbury	NY	46,688	277	Dec	11/23/93	15.21	6,733
NFBK	Northfield Bancorp Inc.	NASDAQ	MA	Woodbridge	NJ	2,703	30	Dec	1/25/13	13.05	699
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	7,881	167	Dec	12/18/09	13.19	1,248
OSHC	Ocean Shore Holding Co.	NASDAQ	MA	Ocean City	NJ	1,020	12	Dec	12/21/09	14.75	100
OCFC	OceanFirst Financial Corp.	NASDAQ	MA	Toms River	NJ	2,250	24	Dec	7/3/96	16.47	286
ONFC	Oneida Financial Corp.	NASDAQ	MA	Oneida	NY	742	13	Dec	7/7/10	12.51	88
ORIT	Oritani Financial Corp.	NASDAQ	MA	Township of Washington	NJ	2,942	26	Jun	6/24/10	14.65	670
PEOP	Peoples Federal Bancshares Inc	NASDAQ	NE	Brighton	MA	588	8	Sep	7/7/10	18.10	113
PBCT	People’s United Financial Inc.	NASDAQ	NE	Bridgeport	CT	33,214	414	Dec	4/16/07	14.39	4,424
PBSK	Poage Bankshares Inc.	NASDAQ	MW	Ashland	KY	289	10	Dec	9/13/11	14.15	55
PBCP	Polonia Bncp, Inc.	NASDAQ	MA	Huntingdon Valley	PA	306	6	Dec	11/13/12	10.01	35
PROV	Provident Financial Holdings	NASDAQ	WE	Riverside	CA	1,134	15	Jun	6/28/96	13.97	135
PFS	Provident Financial Services	NYSE	MA	Jersey City	NJ	7,487	78	Dec	1/16/03	17.14	1,033
PBIP	Prudential Bancorp Inc.	NASDAQ	MA	Philadelphia	PA	525	7	Sep	10/10/13	10.78	103
PULB	Pulaski Financial Corp.	NASDAQ	MW	Saint Louis	MO	1,294	13	Sep	12/3/98	10.88	124
RVSB	Riverview Bancorp Inc.	NASDAQ	WE	Vancouver	WA	805	18	Mar	10/1/97	3.70	83
SVBI	Severn Bancorp Inc.	NASDAQ	MA	Annapolis	MD	800	4	Dec	1/0/00	4.69	47
SIFI	SI Financial Group Inc.	NASDAQ	NE	Willimantic	CT	1,346	26	Dec	1/13/11	11.57	148
SMPL	Simplicity Bancorp Inc	NASDAQ	WE	Covina	CA	855	8	Jun	11/19/10	16.83	125
SPBC	SP Bancorp Inc.	NASDAQ	SW	Plano	TX	304	4	Dec	11/1/10	28.52	46
SIBC	State Investors Bancorp Inc.	NASDAQ	SW	Metairie	LA	259	4	Dec	7/7/11	15.80	37
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	1,617	28	Dec	7/13/09	20.69	204
THRD	TF Financial Corp.	NASDAQ	MA	Newtown	PA	836	19	Dec	7/13/94	30.57	96
TSBK	Timberland Bancorp Inc.	NASDAQ	WE	Hoquiam	WA	728	22	Sep	1/13/98	10.79	76
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	4,521	139	Dec	1/0/00	6.71	635
UCBA	United Community Bancorp	NASDAQ	MW	Lawrenceburg	IN	512	8	Jun	1/10/13	10.78	56
UCFC	United Community Finl Corp.	NASDAQ	MW	Youngstown	OH	1,738	33	Dec	7/9/98	3.40	172
UBNK	United Financial Bancorp	NASDAQ	NE	Glastonbury	CT	2,302	59	Dec	3/4/11	13.27	699
WSBF	Waterstone Financial Inc.	NASDAQ	MW	Wauwatosa	WI	1,947	11	Dec	1/23/14	10.60	365
WAYN	Wayne Savings Bancshares	NASDAQ	MW	Wooster	OH	410	12	Dec	1/9/03	11.87	34
WEBK	Wellesley Bancorp	NASDAQ	NE	Wellesley	MA	459	4	Dec	1/26/12	18.27	45
WBB	Westbury Bancorp Inc.	NASDAQ	MW	West Bend	WI	536	12	Sep	4/10/13	14.10	73
WFD	Westfield Financial Inc.	NASDAQ	NE	Westfield	MA	1,277	13	Dec	1/4/07	7.25	142
WBKC	Wolverine Bancorp Inc.	NASDAQ	MW	Midland	MI	298	4	Dec	1/20/11	21.70	50
WSFS	WSFS Financial Corp.	NASDAQ	MA	Wilmington	DE	4,516	44	Dec	11/26/86	68.51	610
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	314	6	Jun	11/29/93	11.57	24
BNCL	Beneficial Mutual Bncp (MHC)	NASDAQ	MA	Philadelphia	PA	4,583	60	Dec	7/16/07	12.93	986
GCBC	Greene County Bncp Inc. (MHC)	NASDAQ	MA	Catskill	NY	653	14	Jun	12/30/98	25.82	109
KRNY	Kearny Financial Corp. (MHC)	NASDAQ	MA	Fairfield	NJ	3,259	41	Jun	2/24/05	13.75	910
KFFB	Kentucky First Federal (MHC)	NASDAQ	MW	Frankfort	KY	316	7	Jun	3/3/05	8.48	72
LSBK	Lake Shore Bancorp Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	482	11	Dec	4/4/06	12.26	72
MGYR	Magyar Bancorp Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	537	6	Sep	1/24/06	7.95	46
EBSB	Meridian Interstate Bncp (MHC)	NASDAQ	NE	East Boston	MA	2,682	27	Dec	1/23/08	25.10	558
MSBF	MSB Financial Corp. (MHC)	NASDAQ	MA	Millington	NJ	347	5	Jun	1/5/07	8.04	40
NECB	NorthEast Community Bncp (MHC)	NASDAQ	MA	White Plains	NY	458	9	Dec	7/6/06	7.06	88
OFED	Oconee Federal Financial Corp.	NASDAQ	SE	Seneca	SC	361	4	Jun	1/14/11	17.73	104
PBHC	Pathfinder Bancorp Inc. (MHC)	NASDAQ	MA	Oswego	NY	504	16	Dec	11/16/95	14.91	39
PSBH	PSB Holdings Inc. (MHC)	NASDAQ	NE	Putnam	CT	454	8	Jun	10/5/04	6.43	42
TFSL	TFS Financial Corp (MHC)	NASDAQ	MW	Cleveland	OH	11,381	39	Sep	4/23/07	13.45	4,114

(1)	As of December 31, 2013.

Source: SNL Financial, LC.

EXHIBIT III-2

Public Market Pricing of New England Thrift Institutions

Exhibit III-2

Public Market Pricing of New England Thrifts

As of May 9, 2014

Market	Per Share Data
Capitalization	Core	Book	Dividends(3)	Financial Characteristics(5)
Price/	Market	12 Month	Value/	Pricing Ratios(2)	Amount/	Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported	Core
Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages	$16.01	$386.36	$0.80	$15.58	18.03x	104.29%	13.06%	112.78%	18.40x	$0.29	1.77%	53.10%	$2,713	13.15%	12.56%	2.83%	0.57%	4.39%	0.46%	3.70%
Median	$14.10	$102.89	$0.62	$14.35	17.28x	94.53%	12.15%	100.23%	16.90x	$0.24	1.53%	42.93%	$846	12.14%	11.69%	2.19%	0.57%	4.50%	0.57%	4.39%

Comparable Group
Averages	$18.22	$447.74	$0.91	$17.68	21.08x	103.48%	12.04%	118.78%	20.54x	$0.37	2.02%	80.38%	$3,371	11.55%	10.60%	1.38%	0.31%	2.96%	0.34%	3.06%
Medians	$15.49	$130.93	$0.45	$15.37	20.53x	96.26%	11.08%	109.98%	21.34x	$0.24	1.53%	60.50%	$1,222	11.30%	10.71%	1.28%	0.42%	3.13%	0.38%	2.96%

Comparable Group
BHLB	Berkshire Hills Bancorp Inc.	MA	$23.38	$586.95	$1.58	$26.99	19.65x	86.62%	9.77%	147.56%	14.77x	$0.72	3.08%	60.50%	$6,010	11.27%	6.94%	0.73%	0.54%	4.34%	0.73%	5.84%
BLMT	BSB Bancorp Inc.	MA	$17.80	$161.24	$0.25	NA	NM	123.59%	NA	123.59%	NM	NA	NA	NM	$1,169	11.27%	11.27%	1.09%	0.22%	1.72%	0.22%	1.71%
CBNK	Chicopee Bancorp Inc.	MA	$17.30	$94.08	$0.08	$16.67	NM	103.77%	15.68%	103.77%	NM	$0.28	1.62%	300.00%	$600	15.11%	15.11%	1.23%	0.07%	0.43%	0.07%	0.44%
FBNK	First Connecticut Bancorp, Inc	CT	$15.97	$257.98	$0.27	$14.22	NM	112.27%	11.86%	112.27%	NM	$0.12	0.75%	42.86%	$2,182	10.56%	10.56%	1.47%	0.22%	1.85%	0.21%	1.78%
GTWN	Georgetown Bancorp Inc.	MA	$15.00	$27.51	$0.45	$15.87	33.33x	94.53%	10.25%	94.53%	33.33x	$0.17	1.13%	36.11%	$268	10.85%	10.85%	0.52%	0.33%	2.71%	0.33%	2.71%
HBNK	Hampden Bancorp Inc.	MA	$16.12	$91.12	$0.71	$15.19	22.70x	106.12%	12.70%	106.12%	22.70x	$0.24	1.49%	33.80%	$718	11.97%	11.97%	1.32%	0.57%	4.56%	0.57%	4.56%
HIFS	Hingham Instit. for Savings	MA	$70.64	$150.37	$7.26	$52.70	7.69x	134.05%	10.45%	134.05%	9.73x	$1.08	1.53%	14.71%	$1,440	7.79%	7.79%	0.74%	1.51%	19.18%	1.19%	15.16%
NHTB	New Hampshire Thrift Bncshrs	NH	$14.64	$120.33	$1.10	$15.55	13.43x	94.17%	8.52%	166.00%	13.27x	$0.52	3.55%	47.71%	$1,435	10.50%	6.92%	1.55%	0.65%	6.18%	0.66%	6.29%
PEOP	Peoples Federal Bancshares Inc	MA	$18.10	$113.43	$0.35	$16.49	NM	109.79%	19.02%	109.79%	NM	$0.20	1.10%	120.00%	$601	17.33%	17.33%	0.47%	0.37%	2.00%	0.37%	2.00%
PBCT	People’s United Financial Inc.	CT	$14.39	$4,423.77	$0.83	$14.95	18.69x	96.26%	13.36%	178.76%	17.40x	$0.66	4.59%	84.74%	$33,112	13.88%	7.99%	1.41%	0.74%	5.01%	0.79%	5.38%
SIFI	SI Financial Group Inc.	CT	$11.57	$148.42	$0.24	$12.03	NM	96.15%	10.88%	109.98%	NM	$0.12	1.04%	NM	$1,363	11.32%	10.04%	0.82%	0.01%	0.09%	0.25%	2.09%
UBNK	United Financial Bancorp	CT	$13.27	$698.55	$0.53	$11.59	32.37x	114.45%	14.49%	114.86%	24.93x	$0.40	3.01%	73.17%	$2,373	12.66%	12.62%	1.02%	0.48%	3.55%	0.62%	4.57%
WEBK	Wellesley Bancorp	MA	$18.27	$44.85	$0.86	$19.32	20.53x	94.57%	9.42%	94.57%	21.34x	NA	NA	NM	$476	9.96%	9.96%	1.33%	0.48%	4.60%	0.46%	4.42%
WFD	Westfield Financial Inc.	MA	$7.25	$141.54	$0.26	$7.66	21.32x	94.65%	11.25%	94.65%	27.37x	$0.24	3.31%	70.59%	$1,275	11.89%	11.89%	1.33%	0.52%	4.14%	0.40%	3.21%
CWAY	Coastway Bncp, Inc.	RI	$10.23	$50.63	NA	NA	NM	NA	NA	NA	NM	NA	NA	NM	$433	6.43%	6.43%	3.52%	0.06%	0.81%	0.06%	0.81%
NVSL	Naugatuck Valley Finl	CT	$7.58	$53.08	($1.15)	$8.32	NM	91.14%	10.91%	91.14%	NM	$0.00	0.00%	NM	$487	11.97%	11.97%	3.50%	–1.74%	–13.89%	–1.50%	–	12.04%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Mid-Atlantic Thrift Institutions

Exhibit III-3

Public Market Pricing of Mid-Atlantic Thrifts

As of May 9, 2014

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages			$16.01	$386.36	$0.80	$15.58	18.03x	104.29%	13.06%	112.78%	18.40x	$0.29	1.77%	53.10%	$2,713	13.15%	12.56%	2.83%	0.57%	4.39%	0.46%	3.70%
Median			$14.10	$102.89	$0.62	$14.35	17.28x	94.53%	12.15%	100.23%	16.90x	$0.24	1.53%	42.93%	$846	12.14%	11.69%	2.19%	0.57%	4.50%	0.57%	4.39%

Comparable Group
Averages			$14.93	$665.81	$0.72	$14.13	18.48x	111.07%	13.06%	117.31%	15.87x	$0.33	2.24%	60.09%	$4,506	12.87%	12.66%	1.88%	0.37%	3.26%	0.29%	2.57%
Medians			$12.52	$123.02	$0.57	$12.97	16.20x	99.32%	12.53%	107.79%	14.21x	$0.26	2.07%	48.36%	$1,091	11.86%	10.45%	1.53%	0.57%	4.41%	0.59%	4.82%

Comparable Group
ALLB	Alliance Bancorp of Penn	PA	$15.45	$64.68	$0.33	$15.93	NM	96.98%	15.02%	96.98%	NM	$0.20	1.29%	60.61%	$431	15.49%	15.49%	2.19%	0.35%	2.03%	0.35%	2.03%
AF	Astoria Financial Corp.	NY	$13.13	$1,305.33	NA	$14.31	17.28x	91.77%	8.38%	105.51%	NM	$0.16	1.22%	21.05%	$15,700	9.89%	8.81%	2.95%	0.53%	5.72%	NA	NA
CBNJ	Cape Bancorp Inc.	NJ	$10.35	$122.36	$0.48	$11.87	19.90x	87.16%	11.27%	NA	21.48x	$0.24	2.32%	44.23%	$1,091	12.93%	NA	1.78%	0.57%	4.22%	0.52%	3.88%
CSBK	Clifton Bancorp Inc	NJ	$11.62	$309.01	$0.24	NA	NM	157.29%	NA	157.29%	NM	$0.24	2.07%	97.02%	$1,266	15.33%	15.33%	0.45%	0.59%	3.41%	0.56%	3.22%
DCOM	Dime Community Bancshares Inc.	NY	$15.80	$582.38	$1.20	$12.03	13.06x	131.37%	13.55%	150.31%	13.19x	$0.56	3.54%	46.28%	$4,280	10.32%	9.14%	0.75%	1.07%	10.18%	1.06%	10.08%
ESBF	ESB Financial Corp.	PA	$12.52	$222.27	NA	NA	13.91x	118.70%	NA	152.78%	NM	$0.40	3.19%	44.44%	$1,939	10.01%	NA	1.06%	0.85%	8.66%	NA	NA
ESSA	ESSA Bancorp Inc.	PA	$10.35	$123.02	$0.73	$14.11	15.45x	73.34%	9.01%	79.12%	14.13x	$0.28	2.71%	32.84%	$1,365	12.28%	11.49%	2.56%	0.54%	4.41%	0.59%	4.82%
FXCB	Fox Chase Bancorp Inc.	PA	$16.85	$204.38	$0.48	$14.38	34.39x	117.14%	18.90%	117.14%	NM	$0.40	2.37%	106.12%	$1,083	16.13%	16.13%	1.78%	0.52%	3.22%	0.51%	3.16%
HBK	Hamilton Bancorp Inc	MD	$13.92	$50.04	($0.34)	$17.23	NM	80.78%	16.52%	84.65%	NM	NA	NA	NM	$303	20.45%	19.70%	1.67%	–0.32%	–1.57%	–0.37%	–1.78%
ISBC	Investors Bancorp Inc	NJ	$10.46	$3,746.79	NA	$3.92	26.15x	266.89%	22.68%	NA	NM	$0.08	0.75%	19.61%	$16,426	8.50%	NA	0.88%	0.83%	9.98%	NA	NA
NYCB	New York Community Bancorp	NY	$15.21	$6,732.81	$1.07	$12.97	14.21x	117.24%	14.15%	204.48%	14.19x	$1.00	6.57%	93.46%	$47,567	12.07%	7.30%	0.48%	1.04%	8.36%	1.04%	8.38%
NFBK	Northfield Bancorp Inc.	NJ	$13.05	$698.89	NA	$12.41	NM	105.13%	26.62%	107.79%	NM	$0.24	1.84%	68.57%	$2,692	25.32%	24.85%	1.51%	0.72%	2.71%	NA	NA
NWBI	Northwest Bancshares, Inc.	PA	$13.19	$1,248.41	$0.66	$12.25	18.32x	107.64%	15.62%	127.46%	19.94x	$0.52	3.94%	225.00%	$7,975	14.51%	12.54%	2.20%	0.83%	5.80%	0.76%	5.33%
OSHC	Ocean Shore Holding Co.	NJ	$14.75	$99.67	NA	$15.72	16.95x	93.85%	9.74%	NA	NM	$0.24	1.63%	27.59%	$1,023	10.38%	NA	0.68%	0.55%	5.42%	NA	NA
OCFC	OceanFirst Financial Corp.	NJ	$16.47	$285.55	$1.15	$12.45	16.98x	132.24%	12.53%	132.24%	14.28x	$0.48	2.91%	49.48%	$2,282	9.47%	9.47%	3.14%	0.72%	7.67%	0.87%	9.16%
ONFC	Oneida Financial Corp.	NY	$12.51	$87.75	$0.88	$13.27	14.38x	94.30%	11.18%	131.85%	14.21x	$0.48	3.84%	55.17%	$785	11.86%	8.78%	0.22%	0.84%	6.62%	0.85%	6.75%
ORIT	Oritani Financial Corp.	NJ	$14.65	$670.30	$0.97	$11.50	14.80x	127.35%	22.29%	127.35%	15.15x	$0.70	4.78%	95.96%	$3,006	17.50%	17.50%	0.70%	1.49%	8.17%	1.46%	7.98%
PBCP	Polonia Bncp, Inc.	PA	$10.01	$34.70	NA	$11.51	NM	86.97%	11.49%	86.97%	NM	NA	NA	NM	$302	13.21%	13.21%	1.53%	–0.07%	–0.51%	NA	NA
PFS	Provident Financial Services	NJ	$17.14	$1,033.09	$1.22	$17.06	14.05x	100.45%	13.68%	NA	14.09x	$0.60	3.50%	48.36%	$7,501	13.62%	NA	2.00%	0.95%	6.94%	0.94%	6.86%
PBIP	Prudential Bancorp Inc.	PA	$10.78	$102.89	NA	NA	NM	78.86%	NA	78.86%	NM	$0.00	0.00%	NM	$515	24.93%	24.93%	1.49%	0.45%	2.51%	NA	NA
SVBI	Severn Bancorp Inc.	MD	$4.69	$47.16	NA	$5.62	NM	83.39%	6.15%	83.89%	NM	$0.00	0.00%	NM	$793	10.49%	10.45%	6.40%	–3.04%	–26.45%	–3.03%	–26.36%
THRD	TF Financial Corp.	PA	$30.57	$96.30	$2.22	$30.78	13.47x	99.32%	11.38%	106.91%	13.79x	$0.48	1.57%	19.38%	$846	11.46%	NA	1.84%	0.83%	7.37%	0.82%	7.21%
TRST	TrustCo Bank Corp NY	NY	$6.71	$635.20	$0.42	$3.93	15.22x	170.67%	13.86%	170.93%	16.01x	$0.26	3.91%	59.52%	$4,579	8.12%	8.11%	1.37%	0.93%	11.59%	0.89%	11.01%
WSFS	WSFS Financial Corp.	DE	$68.51	$610.36	$5.55	$45.89	11.65x	149.28%	13.43%	164.85%	12.35x	$0.48	0.70%	8.16%	$4,546	8.99%	8.21%	1.05%	1.23%	13.58%	1.15%	12.70%
WVFC	WVS Financial Corp.	PA	$11.57	$23.81	NA	$15.79	28.22x	73.27%	7.51%	73.27%	NM	$0.16	1.38%	39.02%	$317	10.25%	10.25%	0.18%	0.29%	2.72%	NA	NA
CARV	Carver Bancorp Inc.	NY	$11.80	$43.61	$0.19	$1.50	32.78x	NA	7.35%	NA	NM	$0.00	0.00%	NM	$639	7.90%	7.90%	4.85%	0.26%	2.82%	0.15%	1.68%
CMSB	CMS Bancorp Inc.	NY	$9.60	$17.88	$0.41	$11.42	18.46x	84.10%	6.85%	84.10%	23.48x	NA	NA	NM	$263	8.66%	8.66%	2.08%	0.37%	4.29%	0.30%	3.42%
COBK	Colonial Financial Services	NJ	$11.26	$43.47	($0.68)	$15.35	NM	73.33%	7.44%	73.33%	NM	NA	NA	NM	$583	10.15%	10.15%	5.67%	–0.30%	–2.87%	–0.41%	–3.96%
MLVF	Malvern Bancorp Inc	PA	$10.14	$66.50	($2.86)	NA	NM	NA	NA	NA	NM	$0.11	0.00%	NM	$585	12.88%	12.88%	1.18%	–3.03%	–22.48%	–2.90%	–21.51%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj. Pop.			Per Capita Income		Deposit Market Share(1)
		Population			2010-2013	2013-2018	2013	% State
Institution	County	2010	2013	2018	% Change	% Change	Amount	Average

Alliance Bancorp, Inc. - PA	Delaware	558,979	562,250	567,938	0.2%	0.2%	33,118	124.0%	2.99%
Chicopee Bancorp, Inc. - MA	Hampden	463,490	464,354	467,348	0.1%	0.1%	25,535	75.7%	4.89%
CMS Bancorp, Inc. - NY	Westchester	949,113	949,017	962,540	0.0%	0.3%	45,694	152.7%	0.53%
Georgetown Bancorp, Inc. - MA	Essex	743,159	744,351	758,404	0.1%	0.4%	34,730	102.9%	0.87%
Hampden Bancorp, Inc. - MA	Hampden	463,490	464,354	467,348	0.1%	0.1%	25,535	75.7%	5.27%
Oneida Financial Corp. - NY	Oneida	234,878	235,877	236,396	0.1%	0.0%	25,478	85.1%	3.98%
Peoples Federal Bancshares - MA	Suffolk	722,023	738,368	775,193	0.7%	1.0%	31,346	92.9%	0.35%
TF Financial Corporation - PA	Bucks	625,249	628,750	633,468	0.2%	0.1%	37,359	139.8%	1.53%
WVS Financial Corp. - PA	Allegheny	1,223,348	1,222,551	1,226,781	0.0%	0.1%	30,447	114.0%	0.16%
Wellesley Bancorp, Inc. - MA	Norfolk	670,850	680,358	699,888	0.5%	0.6%	42,652	126.4%	1.50%

	Averages:	665,458	669,023	679,530	0.2%	0.3%	33,189	108.9%	2.21%
	Medians:	648,050	654,554	666,678	0.1%	0.2%	32,232	108.5%	1.52%

Beverly Financial, Inc.	Essex	743,159	744,351	758,404	0.1%	0.4%	34,730	102.9%	1.50%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2013.

Sources: SNL Financial LC, FDIC.

EXHIBIT IV-1

Stock Prices:

As of May 9, 2014

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of May 9, 2014

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institution

ALLB	Alliance Bancorp of Penn	PA	15.45	4,186	64.7	15.96	13.50	15.51	–0.39	12.45	0.32	0.33	0.33	15.93	15.93	102.85
ANCB	Anchor Bancorp	WA	19.25	2,550	49.1	19.84	15.02	19.07	0.92	20.82	5.23	–0.27	–0.28	20.72	20.72	154.19
ASBB	ASB Bncp Inc	NC	18.78	4,915	92.3	19.50	16.06	17.80	5.51	11.79	8.86	0.25	0.12	20.53	20.53	152.22
AF	Astoria Financial Corp.	NY	13.13	99,416	1,305.3	14.67	9.67	13.27	–1.06	35.08	–5.06	0.76	NA	14.31	12.44	157.92
AFCB	Athens Bancshares Corporation	TN	20.30	1,807	36.7	25.92	16.50	20.50	–0.98	11.48	2.42	1.24	NA	22.12	22.03	168.17
ACFC	Atlantic Coast Financial Corp.	FL	4.29	15,509	66.5	5.82	3.00	4.01	6.98	–26.42	–0.92	–2.04	–1.58	NA	NA	45.70
BKMU	Bank Mutual Corp.	WI	6.10	46,551	284.0	7.35	5.11	6.01	1.50	14.66	–12.98	0.24	0.24	6.09	6.08	49.82
BFIN	BankFinancial Corp	IL	9.90	21,102	208.9	10.33	7.60	9.70	2.06	21.62	8.08	0.18	0.20	8.38	8.27	68.64
BHLB	Berkshire Hills Bancorp Inc.	MA	23.38	25,105	587.0	29.38	22.51	22.94	1.92	–13.12	–14.26	1.19	1.58	26.99	15.84	239.41
BOFI	BofI Holding Inc.	CA	79.71	14,197	1,131.6	106.55	39.00	82.25	–3.09	94.56	1.63	3.54	3.70	23.51	23.51	271.25
BYFC	Broadway Financial Corp.	CA	1.22	20,247	24.7	1.50	0.52	1.23	–0.81	52.50	31.27	–0.13	–0.22	1.27	1.27	16.42
BLMT	BSB Bancorp Inc.	MA	17.80	9,058	161.2	18.65	12.60	17.31	2.83	31.37	17.96	0.25	0.25	NA	NA	129.05
CBNJ	Cape Bancorp Inc.	NJ	10.35	11,822	122.4	11.26	8.77	10.55	–1.90	13.61	1.87	0.52	0.48	11.87	NA	92.29
CFFN	Capitol Federal Financial Inc	KS	12.06	143,121	1,726.0	13.21	11.69	12.07	–0.08	1.17	–0.41	0.50	0.50	10.69	10.69	63.69
CARV	Carver Bancorp Inc.	NY	11.80	3,696	43.6	17.87	4.60	10.98	7.47	117.71	68.81	0.36	0.19	1.50	1.50	172.80
CFBK	Central Federal Corp.	OH	1.46	15,824	23.1	1.78	1.29	1.47	–0.68	4.29	9.77	–0.06	–0.11	1.44	1.44	16.16
CHFN	Charter Financial Corp.	GA	10.75	22,541	242.3	11.10	9.80	10.78	–0.28	6.12	–0.19	0.25	NA	11.96	NA	47.82
CHEV	Cheviot Financial	OH	10.96	6,794	74.5	11.94	9.76	11.05	–0.81	–3.01	6.41	0.22	0.21	13.64	12.05	86.00
CBNK	Chicopee Bancorp Inc.	MA	17.30	5,438	94.1	19.72	16.65	17.40	–0.57	1.17	–0.63	0.08	0.08	16.67	16.67	110.31
CZWI	Citizens Community Bncp	WI	7.95	5,168	41.1	8.56	6.91	7.96	–0.06	12.77	7.29	0.21	0.32	10.71	10.67	106.55
CSBK	Clifton Bancorp Inc	NJ	11.62	26,593	309.0	13.62	11.29	11.55	0.61	–5.43	–11.12	0.25	0.24	NA	NA	47.61
CMSB	CMS Bancorp Inc.	NY	9.60	1,863	17.9	9.99	7.68	9.71	–1.13	12.94	3.34	0.52	0.41	11.42	11.42	141.03
CWAY	Coastway Bncp, Inc.	RI	10.23	4,949	50.6	11.05	10.04	10.21	0.20	NA	NA	NA	NA	NA	NA	87.42
COBK	Colonial Financial Services	NJ	11.26	3,860	43.5	17.00	10.11	11.35	–0.79	–17.99	–15.34	–0.49	–0.68	15.35	15.35	151.07
DCOM	Dime Community Bancshares Inc.	NY	15.80	36,859	582.4	18.23	14.25	15.91	–0.69	9.12	–6.62	1.21	1.20	12.03	10.51	116.13
EBMT	Eagle Bancorp Montana, Inc.	MT	10.61	3,918	41.6	12.03	10.50	10.90	–2.66	–3.11	–3.09	0.49	0.32	12.63	10.64	132.66
ESBF	ESB Financial Corp.	PA	12.52	17,753	222.3	15.00	11.74	12.34	1.46	3.73	–11.83	0.90	NA	NA	NA	109.23
ESSA	ESSA Bancorp Inc.	PA	10.35	11,886	123.0	11.89	10.20	10.38	–0.29	–2.63	–10.47	0.67	0.73	14.11	13.08	114.88
EVER	EverBank Financial	FL	18.76	122,742	2,302.6	20.00	13.95	18.97	–1.11	12.34	2.29	0.96	1.12	12.21	11.78	143.64
FCAP	First Capital Inc.	IN	20.75	2,784	57.8	21.97	19.40	20.75	0.00	3.23	–2.40	1.86	NA	NA	NA	161.23
FCLF	First Clover Leaf Fin Corp.	IL	9.36	7,007	65.6	10.00	7.78	9.59	–2.39	14.29	–4.48	0.46	0.45	10.43	8.77	88.77
FBNK	First Connecticut Bancorp, Inc	CT	15.97	16,154	258.0	17.00	13.14	15.32	4.24	9.76	–0.93	0.28	0.27	14.22	14.22	135.06
FDEF	First Defiance Financial	OH	27.22	9,665	263.1	28.46	21.48	27.00	0.81	23.39	4.81	2.15	2.30	28.48	21.77	223.86
FFBH	First Federal Bancshares of AR	AR	8.46	20,046	169.6	10.00	7.55	8.69	–2.65	–12.51	–2.76	0.01	NA	3.57	3.57	28.40
FFNM	First Fed of Northern MI Bncp	MI	4.97	2,884	14.3	5.72	3.40	5.03	–1.19	6.65	–7.96	0.07	0.10	8.31	8.30	74.64
FFNW	First Financial Northwest Inc	WA	10.79	16,552	178.6	11.25	9.30	10.33	4.45	14.79	4.05	1.53	NA	11.42	11.42	54.46
FSFG	First Savings Financial Group	IN	24.40	2,193	53.5	28.20	20.88	24.00	1.67	11.31	6.78	2.16	NA	30.18	25.70	321.03
FBC	Flagstar Bancorp Inc.	MI	17.32	56,222	973.8	22.88	12.91	17.71	–2.20	32.11	–11.72	2.52	NA	19.29	19.29	170.95
FXCB	Fox Chase Bancorp Inc.	PA	16.85	12,129	204.4	18.24	16.07	16.65	1.20	0.60	–2.44	0.49	0.48	14.38	14.38	89.30
FRNK	Franklin Financial Corp.	VA	20.07	11,824	237.3	20.50	17.68	19.96	0.55	13.20	1.47	0.98	0.75	20.37	20.37	92.63
FSBW	FS Bancorp Inc.	WA	16.55	3,240	53.6	18.75	15.50	16.55	0.00	–2.07	–3.50	1.18	1.12	19.59	19.59	133.70
GTWN	Georgetown Bancorp Inc.	MA	15.00	1,834	27.5	16.50	13.50	15.00	0.00	7.14	–5.66	0.45	0.45	15.87	15.87	146.30
HBK	Hamilton Bancorp Inc	MD	13.92	3,595	50.0	15.45	12.55	14.14	–1.56	6.26	–1.90	–0.30	–0.34	17.23	16.44	84.27
HBNK	Hampden Bancorp Inc.	MA	16.12	5,653	91.1	18.42	14.78	16.00	0.75	7.11	–1.77	0.71	0.71	15.19	15.19	126.95
HBOS	Heritage Financial Group Inc.	GA	19.14	7,849	150.2	20.91	13.75	19.25	–0.57	33.29	–0.57	1.17	1.31	16.34	15.84	180.10
HFFC	HF Financial Corp.	SD	13.62	7,055	96.1	14.25	12.13	13.75	–0.95	0.89	5.17	0.92	0.86	14.10	13.41	178.34
HIFS	Hingham Instit. for Savings	MA	70.64	2,129	150.4	81.00	57.69	71.75	–1.55	5.73	–10.00	9.18	7.26	52.70	52.70	676.25
HMNF	HMN Financial Inc.	MN	10.90	4,448	48.5	13.44	6.39	11.20	–2.68	43.52	3.12	5.74	NA	13.76	13.76	139.56
HBCP	Home Bancorp Inc.	LA	20.41	7,099	144.9	23.50	16.86	20.45	–0.20	13.20	8.28	1.01	1.21	20.34	NA	174.55
HFBL	Home Fedl Bncp Inc. LA	LA	18.60	2,243	41.7	19.53	15.34	18.50	0.54	5.03	4.49	1.23	1.18	18.72	18.72	129.08
HMST	HomeStreet Inc.	WA	17.03	14,850	252.9	24.60	16.51	18.17	–6.27	–30.06	–14.85	1.02	1.17	18.42	NA	210.43
HTBI	HomeTrust Bancshares Inc.	NC	15.31	19,560	299.5	17.00	15.08	15.26	0.33	–6.07	–4.25	0.61	NA	18.32	NA	83.45
IROQ	IF Bancorp Inc.	IL	16.20	4,428	71.7	17.04	15.00	16.00	1.25	6.44	–2.99	0.84	0.83	17.71	17.71	128.34
JXSB	Jacksonville Bancorp	IL	20.86	1,825	38.1	24.00	18.75	21.16	–1.42	10.55	6.70	1.66	1.54	23.32	21.82	172.69
LPSB	LaPorte Bancorp Inc	IN	10.90	5,771	62.9	11.86	9.60	11.00	–0.91	12.72	–1.98	0.66	0.62	13.90	12.41	91.07
LABC	Louisiana Bancorp Inc.	LA	19.73	2,864	56.5	20.00	16.46	20.00	–1.35	20.67	8.29	1.07	1.01	20.25	20.25	110.37
LSBI	LSB Financial Corp.	IN	29.40	1,556	45.7	30.71	20.05	29.48	–0.27	43.84	3.19	1.62	1.62	26.03	26.03	236.22
MCBK	Madison County Financial Inc.	NE	18.00	3,067	55.2	19.19	16.55	18.35	–1.91	8.70	0.00	1.03	1.06	20.22	19.85	94.57
MLVF	Malvern Bancorp Inc	PA	10.14	6,558	66.5	13.20	10.13	10.21	–0.69	–15.43	–7.82	–2.99	–2.86	NA	NA	89.13
CASH	Meta Financial Group Inc.	SD	37.33	6,129	228.8	46.38	25.60	39.89	–6.42	42.75	–7.44	2.56	2.52	25.40	24.99	308.45
NASB	NASB Financial Inc.	MO	21.63	7,868	170.2	30.50	19.85	23.94	–9.65	–4.59	–28.38	2.10	NA	25.47	25.19	150.59
NVSL	Naugatuck Valley Finl	CT	7.58	7,002	53.1	7.98	7.00	7.70	–1.56	5.13	4.70	–1.33	–1.15	8.32	8.32	69.49
NHTB	New Hampshire Thrift Bncshrs	NH	14.64	8,219	120.3	15.51	12.65	14.79	–1.01	14.02	–4.00	1.09	1.10	15.55	8.82	174.64
NYCB	New York Community Bancorp	NY	15.21	442,657	6,732.8	17.39	12.91	15.46	–1.62	12.83	–9.73	1.07	1.07	12.97	7.44	107.46
NFBK	Northfield Bancorp Inc.	NJ	13.05	53,555	698.9	13.43	11.34	12.99	0.46	14.27	–1.14	0.35	NA	12.41	12.11	50.27
NWBI	Northwest Bancshares, Inc.	PA	13.19	94,648	1,248.4	15.11	12.21	13.28	–0.68	7.76	–10.76	0.72	0.66	12.25	10.35	84.26
OSHC	Ocean Shore Holding Co.	NJ	14.75	6,757	99.7	15.00	13.01	14.88	–0.87	0.14	7.98	0.87	NA	15.72	NA	151.40
OCFC	OceanFirst Financial Corp.	NJ	16.47	17,338	285.6	19.47	13.79	16.29	1.10	17.56	–3.85	0.97	1.15	12.45	12.45	131.60
ONFC	Oneida Financial Corp.	NY	12.51	7,015	87.8	16.32	11.51	12.60	–0.71	–2.95	–1.26	0.87	0.88	13.27	9.49	111.92
ORIT	Oritani Financial Corp.	NJ	14.65	45,754	670.3	16.90	14.17	14.61	0.27	–5.73	–8.72	0.99	0.97	11.50	11.50	65.70
PEOP	Peoples Federal Bancshares Inc	MA	18.10	6,267	113.4	19.24	17.10	18.20	–0.55	–3.26	2.03	0.35	0.35	16.49	16.49	95.94
PBCT	People’s United Financial Inc.	CT	14.39	307,420	4,423.8	15.70	13.40	14.38	0.07	7.15	–4.83	0.77	0.83	14.95	8.05	107.71
PBSK	Poage Bankshares Inc.	KY	14.15	3,905	55.3	15.09	12.46	14.48	–2.28	–5.67	1.00	0.51	0.35	17.23	17.23	74.07
PBCP	Polonia Bncp, Inc.	PA	10.01	3,466	34.7	10.31	8.80	9.99	0.20	10.61	1.21	–0.06	NA	11.51	11.51	87.11
PROV	Provident Financial Holdings	CA	13.97	9,666	135.0	18.62	13.75	14.12	–1.06	–10.85	–6.87	0.93	NA	15.51	15.51	116.40
PFS	Provident Financial Services	NJ	17.14	60,273	1,033.1	19.93	14.85	17.11	0.18	11.01	–11.28	1.22	1.22	17.06	NA	124.45
PBIP	Prudential Bancorp Inc.	PA	10.78	9,545	102.9	11.39	8.48	10.80	–0.19	21.03	–0.09	0.26	NA	NA	NA	54.00
PULB	Pulaski Financial Corp.	MO	10.88	11,399	124.0	11.74	9.14	10.51	3.52	2.16	–3.37	0.58	0.58	8.83	8.48	117.33

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of May 9, 2014

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institution
RVSB	Riverview Bancorp Inc.	WA	3.70	22,472	83.1	3.85	2.25	3.63	1.93	49.80	27.59	0.87	0.87	4.36	3.22	36.69
SVBI	Severn Bancorp Inc.	MD	4.69	10,067	47.2	5.54	4.10	4.69	–0.11	7.70	–1.16	–2.64	NA	5.62	5.58	78.82
SIFI	SI Financial Group Inc.	CT	11.57	12,828	148.4	12.16	10.34	11.57	0.00	6.73	–3.98	–0.03	0.24	12.03	10.52	106.26
SMPL	Simplicity Bancorp Inc	CA	16.83	7,398	124.5	18.43	14.02	17.11	–1.64	11.98	4.15	0.79	0.79	18.35	17.82	116.41
SPBC	SP Bancorp Inc.	TX	28.52	1,602	45.7	29.00	17.90	20.50	39.12	56.28	44.48	0.62	0.65	20.68	20.68	197.11
SIBC	State Investors Bancorp Inc.	LA	15.80	2,342	37.0	16.64	13.28	15.80	0.00	8.44	3.00	0.24	NA	17.60	17.60	110.76
TBNK	Territorial Bancorp Inc.	HI	20.69	9,880	204.4	24.15	20.02	20.54	0.73	–13.25	–10.82	1.49	1.30	21.40	NA	165.99
THRD	TF Financial Corp.	PA	30.57	3,150	96.3	33.72	24.25	31.35	–2.49	23.52	8.56	2.27	2.22	30.78	NA	268.58
TSBK	Timberland Bancorp Inc.	WA	10.79	7,046	76.0	11.83	7.58	10.75	0.37	34.20	12.16	0.56	0.53	11.36	10.55	103.95
TRST	TrustCo Bank Corp NY	NY	6.71	94,665	635.2	7.67	5.29	6.64	1.05	21.12	–6.55	0.44	0.42	3.93	3.93	48.37
UCBA	United Community Bancorp	IN	10.78	5,150	55.5	11.74	9.41	11.25	–4.18	6.21	0.37	0.60	0.59	NA	NA	102.11
UCFC	United Community Finl Corp.	OH	3.40	50,594	172.0	5.00	3.29	3.39	0.29	–15.00	–4.76	0.05	0.02	3.76	3.76	34.57
UBNK	United Financial Bancorp	CT	13.27	52,641	698.5	15.42	12.56	13.73	–3.35	1.53	–6.62	0.41	0.53	11.59	11.55	45.07
WSBF	Waterstone Financial Inc.	WI	10.60	34,403	364.7	10.70	7.06	10.59	0.09	45.39	4.79	0.34	0.34	13.57	13.55	51.30
WAYN	Wayne Savings Bancshares	OH	11.87	2,838	33.7	12.30	9.08	12.00	–1.06	19.68	9.02	0.76	0.78	13.85	13.24	144.30
WEBK	Wellesley Bancorp	MA	18.27	2,455	44.9	20.45	16.31	18.93	–3.49	5.06	–6.55	0.89	0.86	19.32	19.32	193.97
WBB	Westbury Bancorp Inc.	WI	14.10	5,143	72.5	14.98	13.26	14.27	–1.19	5.78	1.08	NA	NA	NA	NA	106.46
WFD	Westfield Financial Inc.	MA	7.25	19,522	141.5	8.00	6.50	7.16	1.26	–0.28	–2.82	0.34	0.26	7.66	7.66	65.31
WBKC	Wolverine Bancorp Inc.	MI	21.70	2,294	49.8	22.50	18.45	21.75	–0.23	14.69	1.90	0.69	0.69	26.25	26.25	129.82
WSFS	WSFS Financial Corp.	DE	68.51	8,909	610.4	79.85	49.12	67.18	1.98	36.61	–11.63	5.88	5.55	45.89	41.56	510.27
WVFC	WVS Financial Corp.	PA	11.57	2,058	23.8	12.50	10.38	11.75	–1.53	–0.26	–5.54	0.41	NA	15.79	15.79	154.14

MHCs
BNCL	Beneficial Mutual Bncp (MHC)	PA	12.93	76,234	985.7	14.35	8.36	13.00	–0.54	48.62	18.41	0.16	0.18	8.03	6.34	59.52
GCBC	Greene County Bncp Inc. (MHC)	NY	25.82	4,214	108.8	32.54	19.70	26.24	–1.62	30.58	–0.71	1.50	NA	14.19	14.19	166.23
ISBC	Investors Bancorp Inc	NJ	10.46	358,202	3,746.8	11.26	7.63	10.74	–2.58	35.19	4.27	0.40	NA	3.92	NA	45.86
KRNY	Kearny Financial Corp. (MHC)	NJ	13.75	66,151	909.6	15.49	9.19	14.23	–3.37	38.61	18.23	0.15	0.15	7.13	NA	50.96
KFFB	Kentucky First Federal (MHC)	KY	8.48	8,524	72.3	8.97	7.55	8.59	–1.30	5.98	5.97	0.27	NA	7.88	6.17	35.91
LSBK	Lake Shore Bancorp Inc. (MHC)	NY	12.26	5,911	72.5	12.52	10.93	12.33	–0.57	6.61	0.49	0.63	NA	NA	NA	82.56
MGYR	Magyar Bancorp Inc. (MHC)	NJ	7.95	5,811	46.2	8.25	4.81	7.90	0.63	54.67	6.57	0.08	0.07	7.84	7.84	92.34
EBSB	Meridian Interstate Bncp (MHC)	MA	25.10	22,232	558.0	28.22	17.81	24.80	1.21	36.71	11.16	0.78	0.52	11.45	10.83	125.72
MSBF	MSB Financial Corp. (MHC)	NJ	8.04	5,010	40.3	9.10	7.00	8.30	–3.18	14.47	0.70	0.16	0.16	8.02	8.02	69.27
NECB	NorthEast Community Bncp (MHC)	NY	7.06	12,454	87.9	8.00	5.81	7.31	–3.42	23.21	–2.22	0.09	0.11	8.29	8.20	36.79
OFED	Oconee Federal Financial Corp.	SC	17.73	5,846	103.6	17.75	13.73	17.50	1.31	15.13	0.74	0.66	0.63	12.90	12.90	61.68
PBHC	Pathfinder Bancorp Inc. (MHC)	NY	14.91	2,622	39.1	16.00	11.05	14.99	–0.53	19.28	10.44	0.94	NA	11.60	NA	200.56
PSBH	PSB Holdings Inc. (MHC)	CT	6.43	6,542	42.1	7.19	5.60	6.54	–1.68	7.17	0.78	0.18	0.20	7.68	6.61	69.45
TFSL	TFS Financial Corp (MHC)	OH	13.45	305,853	4,113.7	13.69	10.68	13.45	0.00	23.28	11.02	0.20	NA	6.13	6.10	37.71

Under Acquisition
FFCO	FedFirst Financial Corp.	PA	22.15	2,316	51.3	22.70	18.07	22.10	0.23	16.58	13.71	0.82	0.81	22.00	21.52	139.60
HCBK	Hudson City Bancorp Inc.	NJ	9.87	528,741	5,218.7	10.13	8.18	9.93	–0.60	15.85	4.67	0.37	0.32	9.05	8.76	72.31
JFBI	Jefferson Bancshares Inc.	TN	7.72	6,595	50.9	7.92	5.35	7.84	–1.53	38.35	20.25	0.31	NA	8.25	NA	76.84
OBAF	OBA Financial Services Inc	MD	21.30	4,038	86.0	23.00	17.62	21.22	0.38	14.21	17.03	0.28	0.28	17.91	17.91	95.48
OABC	OmniAmerican Bancorp Inc.	TX	24.58	11,552	283.9	25.73	20.46	24.28	1.24	0.86	14.97	0.56	0.54	18.21	18.21	120.36

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of May 9, 2014

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institution

ALLB	Alliance Bancorp of Penn	PA	15.49	15.49	0.35	2.03	0.35	2.03	NA	NA	46.82	96.98	15.02	96.98	46.82	0.20	1.29	60.61
ANCB	Anchor Bancorp	WA	13.44	13.44	–0.16	–1.32	–0.17	–1.38	5.96	23.42	NM	92.88	12.48	92.88	NM	NA	NA	NM
ASBB	ASB Bncp Inc	NC	13.63	13.63	0.15	1.07	0.06	0.46	2.74	104.13	NM	91.45	12.46	91.45	155.91	NA	NA	NM
AF	Astoria Financial Corp.	NY	9.89	8.81	0.53	5.72	NA	NA	3.01	31.39	17.28	91.77	8.38	105.51	NA	0.16	1.22	21.05
AFCB	Athens Bancshares Corporation	TN	13.24	13.19	0.81	5.57	NA	NA	2.70	57.60	16.37	91.76	12.15	92.16	NA	0.20	0.99	16.13
ACFC	Atlantic Coast Financial Corp.	FL	9.62	9.62	–1.26	–20.21	–1.01	–16.25	4.40	27.07	NM	101.54	NA	101.55	NM	0.00	0.00	NM
BKMU	Bank Mutual Corp.	WI	12.38	12.37	0.47	3.99	0.48	4.03	0.90	167.75	25.42	100.23	12.26	100.30	25.10	0.16	2.62	54.17
BFIN	BankFinancial Corp	IL	12.21	12.07	0.25	2.03	0.27	2.25	2.23	60.09	55.00	118.12	14.42	119.66	50.71	0.04	0.40	22.22
BHLB	Berkshire Hills Bancorp Inc.	MA	11.27	6.94	0.54	4.34	0.73	5.84	NA	NA	19.65	86.62	9.77	147.56	14.77	0.72	3.08	60.50
BOFI	BofI Holding Inc.	CA	8.80	8.80	1.57	17.34	1.64	18.10	0.56	74.50	22.52	339.00	29.42	339.00	21.57	NA	NA	NM
BYFC	Broadway Financial Corp.	CA	7.70	7.70	–0.09	–1.47	–0.31	–5.30	10.70	30.28	NM	96.42	7.42	96.42	NM	0.04	0.00	NM
BLMT	BSB Bancorp Inc.	MA	11.27	11.27	0.22	1.72	0.22	1.71	NA	NA	NM	123.59	NA	123.59	71.30	NA	NA	NM
CBNJ	Cape Bancorp Inc.	NJ	12.93	NA	0.57	4.22	0.52	3.88	2.15	57.64	19.90	87.16	11.27	NA	21.48	0.24	2.32	44.23
CFFN	Capitol Federal Financial Inc	KS	16.78	16.78	0.78	4.44	0.78	4.44	NA	NA	24.12	112.81	18.94	112.81	24.12	0.30	2.49	146.00
CARV	Carver Bancorp Inc.	NY	7.90	7.90	0.26	2.82	0.15	1.68	5.49	25.04	32.78	NM	7.35	NM	60.81	0.00	0.00	NM
CFBK	Central Federal Corp.	OH	8.94	8.94	–0.39	–4.04	–0.68	–7.09	4.26	61.90	NM	101.04	9.03	101.04	NM	0.00	0.00	NM
CHFN	Charter Financial Corp.	GA	25.07	NA	0.51	2.07	NA	NA	NA	NA	43.00	89.91	22.54	92.20	NA	0.20	1.86	180.00
CHEV	Cheviot Financial	OH	15.87	14.28	0.24	1.55	0.24	1.52	NA	NA	49.82	80.33	12.74	90.92	51.40	0.36	3.28	163.64
CBNK	Chicopee Bancorp Inc.	MA	15.11	15.11	0.07	0.43	0.07	0.44	NA	NA	NM	103.77	15.68	103.77	211.85	0.28	1.62	300.00
CZWI	Citizens Community Bncp	WI	10.05	10.02	0.20	1.98	0.30	3.01	NA	NA	37.86	74.22	7.46	74.47	25.06	0.04	0.50	19.05
CSBK	Clifton Bancorp Inc	NJ	15.33	15.33	0.59	3.41	0.56	3.22	NA	NA	46.48	157.29	NA	157.29	49.29	0.24	2.07	97.02
CMSB	CMS Bancorp Inc.	NY	8.66	8.66	0.37	4.29	0.30	3.42	NA	NA	18.46	84.10	6.85	84.10	23.48	NA	NA	NM
CWAY	Coastway Bncp, Inc.	RI	6.43	6.43	0.06	0.81	0.06	0.81	3.39	17.30	NA	NA	NA	NA	NA	NA	NA	NA
COBK	Colonial Financial Services	NJ	10.15	10.15	–0.30	–2.87	–0.41	–3.96	4.56	25.07	NM	73.33	7.44	73.33	NM	NA	NA	NM
DCOM	Dime Community Bancshares Inc.	NY	10.32	9.14	1.07	10.18	1.06	10.08	0.75	65.27	13.06	131.37	13.55	150.31	13.19	0.56	3.54	46.28
EBMT	Eagle Bancorp Montana, Inc.	MT	9.52	8.14	0.38	3.88	0.25	2.54	NA	NA	21.65	83.99	8.00	99.75	33.13	0.29	2.73	59.18
ESBF	ESB Financial Corp.	PA	10.01	NA	0.85	8.66	NA	NA	NA	NA	13.91	118.70	NA	152.78	NA	0.40	3.19	44.44
ESSA	ESSA Bancorp Inc.	PA	12.28	11.49	0.54	4.41	0.59	4.82	NA	NA	15.45	73.34	9.01	79.12	14.13	0.28	2.71	32.84
EVER	EverBank Financial	FL	9.35	9.08	0.73	8.19	0.84	9.42	1.04	40.86	19.54	153.70	13.17	159.25	16.76	0.12	0.64	12.50
FCAP	First Capital Inc.	IN	NA	NA	1.15	NA	NA	NA	1.52	76.12	11.16	108.53	NA	120.75	NA	0.84	4.05	43.55
FCLF	First Clover Leaf Fin Corp.	IL	11.75	10.07	0.55	4.40	0.54	4.32	NA	NA	20.35	89.73	10.54	106.76	20.73	0.24	2.56	52.17
FBNK	First Connecticut Bancorp, Inc	CT	10.56	10.56	0.22	1.85	0.21	1.78	NA	NA	57.04	112.27	11.86	112.27	59.57	0.12	0.75	42.86
FDEF	First Defiance Financial	OH	12.70	10.01	1.05	8.14	1.12	8.69	2.75	46.39	12.66	95.59	12.14	125.04	11.86	0.60	2.20	27.91
FFBH	First Federal Bancshares of AR	AR	12.57	12.57	0.03	0.21	NA	NA	3.24	109.25	NM	236.94	29.79	236.94	NA	0.20	0.00	NM
FFNM	First Fed of Northern MI Bncp	MI	11.13	11.13	0.10	0.88	0.15	1.36	NA	NA	NM	59.82	6.66	59.85	47.88	0.08	1.61	85.71
FFNW	First Financial Northwest Inc	WA	20.84	20.84	2.83	13.71	NA	NA	8.23	19.32	7.05	94.52	19.69	94.52	NA	0.20	1.85	14.38
FSFG	First Savings Financial Group	IN	11.83	10.58	0.76	6.09	NA	NA	2.11	43.03	11.30	80.85	7.79	94.95	NA	0.44	1.80	18.98
FBC	Flagstar Bancorp Inc.	MI	14.06	14.06	1.44	12.63	NA	NA	5.45	62.35	6.87	89.78	10.42	89.78	NA	0.00	0.00	NM
FXCB	Fox Chase Bancorp Inc.	PA	16.13	16.13	0.52	3.22	0.51	3.16	1.26	125.86	34.39	117.14	18.90	117.14	35.07	0.40	2.37	106.12
FRNK	Franklin Financial Corp.	VA	22.20	22.20	1.06	4.67	0.81	3.56	5.52	31.03	20.48	98.51	21.87	98.51	26.89	NA	NA	NM
FSBW	FS Bancorp Inc.	WA	14.65	14.65	0.89	5.78	0.84	5.50	NA	422.82	14.03	84.49	12.38	84.49	14.73	0.24	1.45	17.80
GTWN	Georgetown Bancorp Inc.	MA	10.85	10.85	0.33	2.71	0.33	2.71	NA	NA	33.33	94.53	10.25	94.53	33.33	0.17	1.13	36.11
HBK	Hamilton Bancorp Inc	MD	20.45	19.70	–0.32	–1.57	–0.37	–1.78	NA	NA	NM	80.78	16.52	84.65	NM	NA	NA	NM
HBNK	Hampden Bancorp Inc.	MA	11.97	11.97	0.57	4.56	0.57	4.56	NA	NA	22.70	106.12	12.70	106.12	22.70	0.24	1.49	33.80
HBOS	Heritage Financial Group Inc.	GA	9.05	8.81	0.64	7.13	0.72	7.99	0.87	81.56	16.36	117.17	10.61	120.80	14.58	0.28	1.46	11.97
HFFC	HF Financial Corp.	SD	7.91	7.55	0.53	6.64	0.49	6.24	1.61	51.89	14.80	96.57	7.64	101.53	15.76	0.45	3.30	48.91
HIFS	Hingham Instit. for Savings	MA	7.79	7.79	1.51	19.18	1.19	15.16	NA	NA	7.69	134.05	10.45	134.05	9.73	1.08	1.53	14.71
HMNF	HMN Financial Inc.	MN	14.05	14.05	4.73	39.62	NA	NA	NA	NA	1.90	79.19	8.15	79.19	NA	0.00	0.00	NM
HBCP	Home Bancorp Inc.	LA	11.65	NA	0.69	4.86	0.80	5.70	1.65	41.60	20.21	100.36	11.69	103.50	16.89	NA	NA	NM
HFBL	Home Fedl Bncp Inc. LA	LA	14.50	14.50	0.92	6.12	0.88	5.88	NA	NA	15.12	99.38	14.41	99.38	15.78	0.24	1.29	19.51
HMST	HomeStreet Inc.	WA	8.75	NA	0.54	5.55	0.61	6.37	3.56	22.30	16.70	92.44	8.09	NA	14.53	0.44	0.00	32.35
HTBI	HomeTrust Bancshares Inc.	NC	21.96	NA	0.73	3.24	NA	NA	NA	NA	25.10	83.55	18.35	NA	NA	NA	NA	NM
IROQ	IF Bancorp Inc.	IL	13.89	13.89	0.64	4.22	0.63	4.18	0.97	74.32	19.29	91.49	12.71	91.49	19.46	0.10	0.62	11.90
JXSB	Jacksonville Bancorp	IL	13.46	12.70	0.96	7.22	0.89	6.69	NA	NA	12.57	89.45	12.04	95.60	13.54	0.32	1.53	18.67
LPSB	LaPorte Bancorp Inc	IN	15.41	13.99	0.77	4.56	0.72	4.26	NA	NA	16.52	78.39	12.08	87.81	17.71	0.16	1.47	24.24
LABC	Louisiana Bancorp Inc.	LA	18.35	18.35	0.89	4.97	0.84	4.70	NA	NA	18.44	97.43	17.88	97.43	19.52	0.20	1.01	9.35
LSBI	LSB Financial Corp.	IN	11.08	11.08	0.70	6.37	0.70	6.37	1.81	95.56	18.15	112.96	12.52	112.96	18.15	0.36	1.22	17.28
MCBK	Madison County Financial Inc.	NE	21.16	20.85	1.08	4.82	1.11	4.98	0.14	NM	17.48	89.01	18.84	90.69	16.91	0.24	1.33	23.30
MLVF	Malvern Bancorp Inc	PA	12.88	12.88	–3.03	–22.48	–2.90	–21.51	1.23	100.19	NM	NA	NA	NA	NM	0.11	0.00	NM
CASH	Meta Financial Group Inc.	SD	8.23	8.11	0.85	10.56	0.84	10.40	0.29	84.70	14.58	146.99	12.10	149.36	14.84	0.52	1.39	20.31
NASB	NASB Financial Inc.	MO	16.91	16.76	1.42	8.48	NA	NA	NA	NA	10.30	84.93	14.36	85.88	NA	0.00	0.00	33.33
NVSL	Naugatuck Valley Finl	CT	11.97	11.97	–1.74	–13.89	–1.50	–12.04	3.50	65.08	NM	91.14	10.91	91.14	NM	0.00	0.00	NM
NHTB	New Hampshire Thrift Bncshrs	NH	10.50	6.92	0.65	6.18	0.66	6.29	NA	NA	13.43	94.17	8.52	166.00	13.27	0.52	3.55	47.71
NYCB	New York Community Bancorp	NY	12.07	7.30	1.04	8.36	1.04	8.38	0.41	149.08	14.21	117.24	14.15	204.48	14.19	1.00	6.57	93.46
NFBK	Northfield Bancorp Inc.	NJ	25.32	24.85	0.72	2.71	NA	NA	1.60	62.05	37.29	105.13	26.62	107.79	NA	0.24	1.84	68.57
NWBI	Northwest Bancshares, Inc.	PA	14.51	12.54	0.83	5.80	0.76	5.33	2.08	51.05	18.32	107.64	15.62	127.46	19.94	0.52	3.94	225.00
OSHC	Ocean Shore Holding Co.	NJ	10.38	NA	0.55	5.42	NA	NA	NA	NA	16.95	93.85	9.74	NA	NA	0.24	1.63	27.59
OCFC	OceanFirst Financial Corp.	NJ	9.47	9.47	0.72	7.67	0.87	9.16	3.12	31.36	16.98	132.24	12.53	132.24	14.28	0.48	2.91	49.48
ONFC	Oneida Financial Corp.	NY	11.86	8.78	0.84	6.62	0.85	6.75	0.17	256.10	14.38	94.30	11.18	131.85	14.21	0.48	3.84	55.17
ORIT	Oritani Financial Corp.	NJ	17.50	17.50	1.49	8.17	1.46	7.98	NA	NA	14.80	127.35	22.29	127.35	15.15	0.70	4.78	95.96
PEOP	Peoples Federal Bancshares Inc	MA	17.33	17.33	0.37	2.00	0.37	2.00	NA	NA	51.71	109.79	19.02	109.79	51.77	0.20	1.10	120.00
PBCT	People’s United Financial Inc.	CT	13.88	7.99	0.74	5.01	0.79	5.38	NA	NA	18.69	96.26	13.36	178.76	17.40	0.66	4.59	84.74
PBSK	Poage Bankshares Inc.	KY	19.93	19.93	0.54	2.70	0.37	1.84	0.45	206.05	27.75	82.15	16.38	82.15	40.66	0.20	1.41	37.25
PBCP	Polonia Bncp, Inc.	PA	13.21	13.21	–0.07	–0.51	NA	NA	NA	NA	NM	86.97	11.49	86.97	NA	NA	NA	NM

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of May 9, 2014

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institution

PROV	Provident Financial Holdings	CA	13.33	13.33	0.84	6.27	NA	NA	1.85	54.37	15.02	90.05	12.00	90.05	NA	0.40	2.86	43.01
PFS	Provident Financial Services	NJ	13.62	NA	0.95	6.94	0.94	6.86	NA	NA	14.05	100.45	13.68	NA	14.09	0.60	3.50	48.36
PBIP	Prudential Bancorp Inc.	PA	24.93	24.93	0.45	2.51	NA	NA	NA	NA	41.64	78.86	NA	78.86	NA	0.00	0.00	NM
PULB	Pulaski Financial Corp.	MO	8.08	7.80	0.60	6.45	0.61	6.46	NA	NA	18.76	123.22	9.32	128.25	18.78	0.38	3.49	65.52
RVSB	Riverview Bancorp Inc.	WA	11.94	9.12	2.46	23.73	2.46	23.53	NA	NA	4.25	84.86	10.09	114.87	4.25	0.00	0.00	NM
SVBI	Severn Bancorp Inc.	MD	10.49	10.45	–3.04	–26.45	–3.03	–26.36	6.46	24.55	NM	83.39	6.15	83.89	NA	0.00	0.00	NM
SIFI	SI Financial Group Inc.	CT	11.32	10.04	0.01	0.09	0.25	2.09	0.82	79.16	NM	96.15	10.88	109.98	47.43	0.12	1.04	NM
SMPL	Simplicity Bancorp Inc	CA	15.92	15.53	0.71	4.22	0.71	4.22	2.83	20.83	21.30	91.71	14.60	94.43	21.30	0.36	2.14	41.77
SPBC	SP Bancorp Inc.	TX	10.49	10.49	0.31	2.87	0.33	2.99	1.14	63.69	46.00	137.91	14.47	137.91	44.21	NA	NA	NM
SIBC	State Investors Bancorp Inc.	LA	15.89	15.89	0.24	1.44	NA	NA	NA	NA	65.83	89.76	14.26	89.76	NA	NA	NA	NM
TBNK	Territorial Bancorp Inc.	HI	12.89	NA	0.91	6.70	0.79	5.83	NA	NA	13.89	96.70	12.46	98.15	15.91	0.60	2.90	44.30
THRD	TF Financial Corp.	PA	11.46	NA	0.83	7.37	0.82	7.21	NA	NA	13.47	99.32	11.38	106.91	13.79	0.48	1.57	19.38
TSBK	Timberland Bancorp Inc.	WA	10.93	10.23	0.61	5.24	0.58	4.98	6.05	35.91	19.27	95.00	10.38	102.30	20.44	0.16	1.48	25.00
TRST	TrustCo Bank Corp NY	NY	8.12	8.11	0.93	11.59	0.89	11.01	1.37	87.41	15.22	170.67	13.86	170.93	16.01	0.26	3.91	59.52
UCBA	United Community Bancorp	IN	14.03	NA	0.56	3.92	0.53	3.73	NA	NA	17.97	74.80	NA	78.10	18.35	0.24	2.23	50.00
UCFC	United Community Finl Corp.	OH	10.85	10.85	0.53	4.96	0.47	4.35	3.10	41.44	68.00	90.31	9.80	90.37	150.29	0.00	0.00	NM
UBNK	United Financial Bancorp	CT	12.66	12.62	0.48	3.55	0.62	4.57	NA	NA	32.37	114.45	14.49	114.86	24.93	0.40	3.01	73.17
WSBF	Waterstone Financial Inc.	WI	26.44	26.41	0.70	4.59	0.70	4.59	4.54	40.68	31.07	78.14	20.66	78.24	31.07	0.20	1.89	14.66
WAYN	Wayne Savings Bancshares	OH	9.60	9.22	0.53	5.52	0.55	5.67	NA	NA	15.62	85.70	8.23	89.65	15.21	0.32	2.70	42.11
WEBK	Wellesley Bancorp	MA	9.96	9.96	0.48	4.60	0.46	4.42	NA	NA	20.53	94.57	9.42	94.57	21.34	NA	NA	NM
WBB	Westbury Bancorp Inc.	WI	16.37	16.37	–0.35	–2.16	NA	NA	NA	NA	NA	79.94	NA	79.94	NA	NA	NA	NA
WFD	Westfield Financial Inc.	MA	11.89	11.89	0.52	4.14	0.40	3.21	NA	NA	21.32	94.65	11.25	94.65	27.37	0.24	3.31	70.59
WBKC	Wolverine Bancorp Inc.	MI	20.26	20.26	0.54	2.48	0.54	2.48	2.38	122.39	31.45	82.65	16.75	82.65	31.45	NA	NA	57.97
WSFS	WSFS Financial Corp.	DE	8.99	8.21	1.23	13.58	1.15	12.70	1.22	79.93	11.65	149.28	13.43	164.85	12.35	0.48	0.70	8.16
WVFC	WVS Financial Corp.	PA	10.25	10.25	0.29	2.72	NA	NA	NA	NA	28.22	73.27	7.51	73.27	NA	0.16	1.38	39.02

MHCs
BNCL	Beneficial Mutual Bncp (MHC)	PA	13.53	10.99	0.25	1.91	0.28	2.14	1.15	112.33	NM	160.92	21.78	203.93	72.64	NA	NA	NM
GCBC	Greene County Bncp Inc. (MHC)	NY	8.54	8.54	0.98	11.12	NA	NA	NA	NA	17.21	181.92	15.53	181.92	NA	0.70	2.71	46.67
ISBC	Investors Bancorp Inc	NJ	8.50	NA	0.83	9.98	NA	NA	0.88	133.65	26.15	266.89	22.68	NA	NA	0.08	0.75	19.61
KRNY	Kearny Financial Corp. (MHC)	NJ	13.99	NA	0.29	1.98	0.29	1.99	NA	NA	NM	192.92	26.98	NA	90.54	0.00	0.00	NM
KFFB	Kentucky First Federal (MHC)	KY	21.93	18.05	0.73	3.51	NA	NA	NA	NA	31.40	107.66	23.61	137.34	NA	0.40	4.72	148.15
LSBK	Lake Shore Bancorp Inc. (MHC)	NY	13.81	13.81	0.74	5.48	NA	NA	NA	NA	19.46	111.12	NA	111.12	NA	0.28	2.28	44.44
MGYR	Magyar Bancorp Inc. (MHC)	NJ	8.49	8.49	0.10	1.14	0.09	1.01	NA	NA	NM	101.35	8.61	101.35	112.05	NA	NA	NM
EBSB	Meridian Interstate Bncp (MHC)	MA	9.11	8.66	0.66	6.98	0.44	4.62	NA	NA	32.18	219.21	19.96	231.66	48.63	NA	NA	NM
MSBF	MSB Financial Corp. (MHC)	NJ	11.57	11.57	0.22	1.98	0.22	1.98	6.21	17.56	50.23	100.25	11.60	100.25	50.23	0.00	0.00	NM
NECB	NorthEast Community Bncp (MHC)	NY	22.73	22.55	0.26	1.08	0.32	1.33	5.28	19.88	NM	85.17	19.36	86.08	63.98	0.12	1.70	133.33
OFED	Oconee Federal Financial Corp.	SC	20.91	20.91	1.04	4.98	1.00	4.76	0.90	32.92	26.86	137.44	28.74	137.44	28.14	0.40	2.26	60.61
PBHC	Pathfinder Bancorp Inc. (MHC)	NY	NA	NA	0.48	NA	NA	NA	NA	NA	15.86	128.53	NA	155.46	NA	0.12	0.80	12.77
PSBH	PSB Holdings Inc. (MHC)	CT	11.05	9.67	0.25	2.24	0.27	2.45	NA	NA	35.72	83.77	9.26	97.28	32.69	0.16	0.00	NM
TFSL	TFS Financial Corp (MHC)	OH	16.33	16.26	0.57	3.46	NA	NA	2.35	33.24	67.25	219.30	35.82	220.44	NA	0.00	0.00	NM

Under Acquisition
FFCO	FedFirst Financial Corp.	PA	15.78	15.48	0.64	3.81	0.63	3.79	1.47	73.07	27.01	100.67	15.87	102.94	27.43	0.24	1.08	59.76
HCBK	Hudson City Bancorp Inc.	NJ	12.51	12.16	0.46	3.79	0.39	3.24	2.93	25.53	26.68	109.05	13.64	112.66	31.23	0.16	1.62	43.24
JFBI	Jefferson Bancshares Inc.	TN	10.73	NA	0.39	3.64	NA	NA	NA	NA	24.90	93.60	10.05	96.86	NA	0.00	0.00	NM
OBAF	OBA Financial Services Inc	MD	18.76	18.76	0.28	1.49	0.28	1.49	1.30	69.92	NM	118.93	22.31	118.93	76.07	NA	NA	NM
OABC	OmniAmerican Bancorp Inc.	TX	15.13	15.13	0.44	2.91	0.43	2.83	1.04	51.41	43.89	134.99	20.42	134.99	45.16	0.20	0.81	17.86

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index

2004:	Quarter 1	10357.7	1126.2	1994.2	1585.3	562.20
	Quarter 2	10435.5	1140.8	2047.8	1437.8	546.62
	Quarter 3	10080.3	1114.6	1896.8	1495.1	556.00
	Quarter 4	10783.0	1211.9	2175.4	1605.6	595.10

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
As of May 9, 2014		16583.3	1878.5	4071.9	696.5	384.2

(1)	End of period data.

Sources: SNL Financial and The Wall Street Journal.

EXHIBIT IV-3

Historical Thrift Stock Indices

	Close	Last Update	Change (%)							Price / Earnings (x)
			1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years
SNL Custom** Indexes
SNL Banking Indexes
SNL U.S. Bank and Thrift	368.55	5/9/2014	(0.16)	(1.35)	(1.28)	(6.34)	(2.54)	16.46	36.22	14.6
SNL U.S. Thrift	696.49	5/9/2014	0.75	(0.74)	(0.49)	(3.11)	(1.41)	16.56	24.10	25.4
SNL TARP Participants	80.34	5/9/2014	0.05	0.59	1.27	(0.45)	2.74	17.10	51.20	7.0
S&P 500 Bank	209.13	5/9/2014	(0.44)	(1.63)	(1.77)	(6.66)	(0.03)	19.14	49.69	NA
NASDAQ Bank	2,487.21	5/9/2014	0.85	(0.63)	(0.62)	(6.79)	(4.41)	18.92	38.57	NA
S&P 500 Thrifts & Mortgage Finance	4.23	5/9/2014	0.15	(0.28)	(0.09)	(1.40)	(0.21)	11.39	6.26	NA
SNL Asset Size Indexes
SNL U.S. Thrift < $250M	879.04	5/9/2014	(2.23)	(1.19)	(0.19)	(0.19)	(7.22)	1.30	15.41	NA
SNL U.S. Thrift $250M-$500M	4,093.43	5/9/2014	0.08	(0.01)	(0.03)	2.11	3.73	13.73	43.76	26.8
SNL U.S. Thrift < $500M	1,397.51	5/9/2014	0.06	(0.02)	(0.03)	2.09	3.49	13 17	42.37	26.8
SNL U.S. Thrift $500M-$1B	1,716.42	5/9/2014	(0.09)	0.04	0.02	(0.10)	3.17	10.08	35.34	21.8
SNL U.S. Thrift $1B-$5B	2,196.10	5/9/2014	1.41	(0.60)	(0.81)	(3.88)	(1.38)	18.47	45.44	24.9
SNL U.S. Thrift $5B-$10B	749.45	5/9/2014	1.27	(0.34)	(0.68)	(9.97)	(9.08)	1.14	6.77	17.5
SNL U.S. Thrift > $10B	143.93	5/9/2014	0.44	(0.99)	(0.36)	(1.80)	(0.42)	19.62	15.88	27 3
SNL Market Cap Indexes
SNL Micro Cap U.S. Thrift	685.88	5/9/2014	0.51	(0.45)	(0.54)	(1.31)	0.82	11.28	48.10	22.6
SNL Micro Cap U.S. Bank & Thrift	473.30	5/9/2014	0.35	(0.25)	(0.30)	(0.98)	2.68	15.46	49.73	16.5
SNL Small Cap U.S. Thrift	493.39	5/9/2014	1.51	(0.21)	(0.69)	(4.06)	(2.55)	19.42	31.79	23.3
SNL Small Cap U.S. Bank & Thrift	424.00	5/9/2014	1.51	0.04	(0.07)	(4.99)	(4.56)	18.97	40.24	18.5
SNL Mid Cap U.S. Thrift	275.53	5/9/2014	0.72	(0.85)	0.01	(3.36)	0.02	18.05	21.97	29.9
SNL Mid Cap U.S. Bank & Thrift	285.96	5/9/2014	0.87	(1.00)	(0.98)	(7.41)	(6.59)	18.33	26.81	18.8
SNL Large Cap U.S. Thrift	142.02	5/9/2014	0.22	(1.18)	(1.13)	(2.88)	(6.40)	11.14	(6.74)	19.7
SNL Large Cap U.S. Bank & Thrift	243.14	5/9/2014	(0.40)	(1.47)	(1.38)	(6.27)	(1.83)	16.05	36.39	13.8
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Thrift	2,794.87	5/9/2014	0.74	(1.03)	(0.96)	(3.66)	(2.45)	18.47	16.22	20.7
SNL Midwest U.S. Thrift	2,185.17	5/9/2014	0.82	(0.54)	(0.26)	(1.33)	1.69	16.37	32.45	41.4
SNL New England U.S. Thrift	1,895.81	5/9/2014	0.86	0.08	0.59	(3.11)	(3.99)	7.51	14.69	23.0
SNL Southeast U.S. Thrift	347.73	5/9/2014	0.78	(0.54)	(0.09)	(3.58)	1.35	9.83	51.24	21.9
SNL Southwest U.S. Thrift	568.69	5/9/2014	0.60	2.61	1.96	5.50	12.82	9.16	53.28	35.4
SNL Western U.S. Thrift	92.78	5/9/2014	0.30	(1.93)	(0.75)	(5.34)	(0.67)	34.87	77.04	18.4
SNL Stock Exchange Indexes
SNL U.S. Thrift NYSE	128.30	5/9/2014	0.80	(1.22)	(0.98)	(7.05)	(7.85)	14.92	6.35	15.2
SNL U.S. Thrift NASDAQ	1,927.62	5/9/2014	0.74	(0.57)	(0.32)	(1.71)	0.97	17.05	30.84	29.1
SNL U.S. Thrift Pink	203.40	5/9/2014	(0.26)	(0.50)	(0.62)	(1.04)	4.42	12.47	36.45	16.6
SNL Other Indexes
SNL U.S. Thrift MHCs	4,530.58	5/9/2014	0.89	(0.69)	(0.04)	1.25	9.44	31.34	55.26	59.6
Broad Market Indexes
DJIA	16,583.34	5/9/2014	0.20	0.43	0.02	0.76	0.04	9.95	30.74	NA
S&P 500	1,878.48	5/9/2014	0.15	(0.14)	(0.29)	0.33	1.63	15.48	39.53	NA
S&P Mid-Cap	1,353.79	5/9/2014	0.24	(0.57)	(0.16)	(1.79)	0.84	14.46	35.64	NA
S&P Small-Cap	642.69	5/9/2014	0.80	(1.51)	(1.42)	(4.24)	(3.43)	18.26	43.36	NA
S&P 500 Financials	295.08	5/9/2014	(0.10)	(0.42)	(0.35)	(1.99)	0.13	14.49	35.42	NA
SNL U.S. Financial Institutions	643.73	5/9/2014	0.03	(0.59)	(0.72)	(3.77)	(2.37)	16.96	40.50	15.5
MSCI US IMI Financials	1,093.86	5/8/2014	0.11	(0.31)	(0.22)	(2.03)	0.09	11.05	32.36	NA
NASDAQ	4,071.87	5/9/2014	0.50	(1.26)	(1.04)	(3.03)	(2.51)	19.44	45.21	NA
NASDAQ Fin	2,925.26	5/9/2014	0.45	(0.76)	(0.64)	(5.03)	(4.73)	13.56	32.50	NA
NASDAQ OMX Govt Relief	1,246.06	5/9/2014	0.00	0.00	0.00	0.00	0.00	0.00	1.91	NA
NYSE	10,606.69	5/9/2014	(0.04)	(0.22)	(0.19)	0.75	1.98	12.73	25.11	NA
Russell 1000	1,045.56	5/8/2014	(0.19)	(0.49)	(0.44)	(0.08)	1.48	15.39	40.33	NA
Russell 2000	1,097.43	5/8/2014	(1.00)	(2.54)	(2.61)	(6.45)	(5.69)	13.09	31.69	NA
Russell 3000	1,118.22	5/8/2014	(0.26)	(0.65)	(0.61)	(0.59)	0.90	15.21	39.62	NA
S&P TSX Composite	14,534.06	5/9/2014	(0.08)	(1.57)	(0.80)	1.39	6.70	15.87	6.27	NA
MISC AC World (USD)	414.48	5/8/2014	0.19	(0.06)	0.09	0.84	1.45	10.11	18.85	NA
MSCI World (USD)	1,686.79	5/8/2014	0.16	(0.21)	(0.06)	0.77	1.55	12.18	24.10	NA

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Custom indexes including foreign institutions do not take into account currency translations. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institutions effect on an index is proportional to that institution’s market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR	Midwest: IA, IN, IL, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI

New England: CT, ME, MA, NH, RI, VT	Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV

Southwest: CO, LA, NM, OK, TX, LT	West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

EXHIBIT IV-4

Market Area Acquisition Activity

Exhibit IV-4

Massachusetts Thrift Acquisitions 2010-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Short Name		Target Name		Total Assets ($000)	E/A (%)	TE/A (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)

02/13/2014	Def. Agrmt	North Shore Bancorp	MA	Saugusbank, a Co-operative Bank	MA	206,232	8.91	8.91	0.31	3.56	3.02	25.84	NA	NA	NA	NA	NA	NA	NA
12/31/2013	Def. Agrmt	North Brookfield SB	MA	FamilyFirst Bank	MA	51,905	9.17	9.15	–0.39	–4.03	1.47	31.54	NA	NA	NA	NA	NA	NA	NA
11/15/2013	04/30/2014	Rockville Financial Inc.	CT	United Financial Bancorp, Inc.	MA	2,490,737	12.16	10.56	0.37	2.93	0.76	81.88	370.7	18.416	119.66	140.26	48.46	14.88	7.21
05/14/2013	11/15/2013	Independent Bank Corp.	MA	Mayflower Bancorp, Inc.	MA	261,344	8.66	8.66	0.58	6.56	0.36	151.76	37.4	17.918	163.48	163.48	25.24	14.29	7.20
05/01/2012	11/09/2012	Independent Bank Corp.	MA	Central Bancorp, Inc.	MA	521,350	8.59	8.20	0.21	2.23	2.75	29.08	54.8	32.006	154.47	164.98	NM	10.51	8.43
03/14/2012	07/01/2012	Framingham Co-operative Bank	MA	Natick Federal Savings Bank	MA	155,587	9.23	9.23	–0.05	–0.53	1.26	11.04	NA	NA	NA	NA	NA	NA	NA
09/13/2011	02/27/2012	South Adams Savings Bank	MA	Adams Co-operative Bank	MA	196,056	9.47	9.47	0.16	1.73	6.05	14.25	NA	NA	NA	NA	NA	NA	NA
09/08/2011	01/03/2012	Haverhill Bank	MA	Economy Co-operative Bank	MA	24,145	10.33	10.33	0.13	1.33	0.31	127.03	NA	NA	NA	NA	NA	NA	NA
09/01/2011	02/01/2012	Salem Five Bancorp	MA	Stoneham Savings Bank	MA	366,819	6.43	5.58	–1.29	–19.55	4.93	18.98	NA	NA	NA	NA	NA	NA	NA
01/20/2011	06/30/2011	People’s United Financial Inc.	CT	Danvers Bancorp, Inc.	MA	2,630,968	11.16	10.01	0.65	5.71	0.73	89.87	488.9	22.810	163.16	184.10	28.51	18.58	13.37
01/20/2011	04/01/2011	Hometown Bank A Co-Op Bank	MA	Athol-Clinton Co-operative Bank	MA	89,181	9.17	9.17	–1.50	–15.30	13.20	20.47	NA	NA	NA	NA	NA	NA	NA
12/21/2010	07/21/2011	Berkshire Hills Bancorp Inc.	MA	Legacy Bancorp, Inc.	MA	972,040	12.08	10.68	–0.76	–5.85	2.26	47.09	112.8	13.073	96.34	110.70	NM	11.61	1.88
07/15/2010	11/30/2010	People’s United Financial Inc.	CT	LSB Corporation	MA	806,567	7.69	7.69	0.70	8.07	1.36	66.21	95.9	21.000	152.51	152.51	20.79	11.89	8.75

				Average:		674,841	9.47	9.05	–0.07	–1.01	2.96	55.00			141.60	152.67	30.75	13.63	7.81
				Median:		261,344	9.17	9.17	0.16	1.73	1.47	31.54			153.49	158.00	26.88	13.09	7.82

Source: SNL Financial, LC.

EXHIBIT IV-5

Beverly Financial, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Beverly Financial, Inc.

Director and Senior Management Summary Resumes

The following includes a brief biography for each of our directors, with each biography also includes information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers. Unless otherwise stated, each director has held his or her current occupation for the last five years.

William F. Howard is chairman of our board of directors and has served a member of our board since September 1997. Mr. Howard was the chief executive officer and president of the Bank until December 13, 2012, and January 1, 2012, respectively. Prior to joining the Bank as president in 1997, Mr. Howard was a partner with the certified public accounting firm of Grant Thornton and was chief financial officer at Saugus Bank & Trust Company and The Provident Bank. Mr. Howard received his undergraduate degree from Merrimack College. Mr. Howard currently serves as treasurer and a member of the board of directors of the Beverly Main Streets program; on the board of trustees and the executive and finance committees of Endicott College; on the executive committee of the Salem Partnership; as trustee of the Essex National Heritage Commission; as commissioner of Trust Funds and on the Economic and Community Development Council for the City of Beverly; and on the board of directors of the North Shore Alliance, the North Shore Chamber of Commerce and the Fisher and Fuel Society. In 2011, he was selected Enduring Hero by the Red Cross, Northeast Chapter. Mr. Howard maintains his certified public accounting license. In addition, his service to the communities in our market area provides insight on the business environment and needs of customers in our market area. Mr. Howard was selected to serve as a director because of his role as our former chief executive officer and president as well as his prior financial and accounting experience, which provides a unique perspective with respect to the preparation and review of our financial statements, the supervision of our independent auditors and the review and oversight of our financial controls and procedures and our accounting practices.

Thomas J. Alexander has served as a member of our board of directors since April 1994. Mr. Alexander is a partner in the general practice of law at Alexander & Femino, specializing in real estate development, municipal law, zoning, U.S. and Massachusetts tax law, corporate and banking law. Mr. Alexander previously served as City Solicitor and Assistant City Solicitor for the City of Beverly. Mr. Alexander also served as Massachusetts Executive Office of Communities and Development, Assistant Development Planner and Legislative Assistant to the Senate President of Massachusetts. Mr. Alexander received his undergraduate degree from Brown University, his J.D. from Suffolk University and his LLM from Boston University. Mr. Alexander currently serves as chairman of the board of trustees of Endicott College, as a director of the North Shore Chamber of Commerce, as a director and counselor of the YMCA of the North Shore, where he previously served as president, and as a trustee of the Essex Heritage Regional Commission. Mr. Alexander is a former president and director of the Beverly Rotary Club, a former campaign chairman of the Beverly Regional YMCA, corporator of the Beverly Hospital and a former director of the United Way of the Central North Shore and the Camp Fire Council of the North Shore. Mr. Alexander was selected to serve as a director because of his extensive legal experience in real estate and banking and his continued service on behalf of and insight into our local community.

John E. Glovsky has served as a member of our board of directors since April 1994. Mr. Glovsky is the senior partner at Glovsky and Glovsky and has practiced law in Beverly, Massachusetts, since 1969. Recognized as a pioneer in the field of elder law, Mr. Glovsky concentrates his practice on a comprehensive range of estate planning matters, including complex estate tax strategies and estate and trust administration. Mr. Glovsky received his undergraduate degree from Dartmouth College and his J.D. from Boston College Law School. Mr. Glovsky currently serves as a trustee of the Beverly Historical Society and Fisher/Fuel Society and is an honorary member of the Beverly Rotary Club. Mr. Glovsky is a former trustee of Beverly Hospital, Shore Country Day School, the Beverly Red Cross, Project Rap, and a former campaign chairman and president of the North Shore United Way. Mr. Glovsky was selected to serve as a director because of his extensive experience in the practice of law and his continued service on behalf of and knowledge of our local community.

Exhibit IV-5 (continued)

Beverly Financial, Inc.

Director and Senior Management Summary Resumes

Jayne M. Rice has served as a member of our board of directors since April 2010. Ms. Rice is the managing director and director of institutional sales and marketing at Brookwood Financial Partners, LLC. Her primary responsibility is to work with current and prospective institutional investors on all aspects of capital sourcing, marketing and investor relations. Prior to joining Brookwood, Ms. Rice was the director of marketing and client service for a global emerging markets hedge fund in Boston where she focused on capital development and investor relations. From 1990 to 2004, Ms. Rice was a senior executive at Marsh & McLennan, Inc., most recently serving as managing director and chairperson of the solution development group. Ms. Rice received her undergraduate degree from Yale University. Ms. Rice was formerly a trustee of Brookwood School, where she served as the president of the parents’ association and for many years was a director at the Big Sister Association of Greater Boston and Girls Inc. of Lynn. She is a member of WIRE (Women in Real Estate), and has been active with The Boston Club and The Commonwealth Institute, organizations that are focused on supporting senior women executives and entrepreneurs. Ms. Rice was selected to serve as a director because of her expertise in financial matters and investor services, as well as her knowledge of service to communities in our market area.

Richard W. Russell has served as a member of our board of directors since February 1975. A retired funeral director, Mr. Russell owned and operated the Lee, Moody and Russell Funeral Home in Beverly, Massachusetts, for over 36 years. Mr. Russell previously served as general chairman and president of the United Fund of the Central North Shore and is a former member of the board of directors of the Beverly Chamber of Commerce, Beverly Regional YMCA and the Beverly Rotary Club. Mr. Russell received his undergraduate degree from Nichols College. Mr. Russell is a member of the Evelyn Lilly Lutz Foundation of Beverly/Lahey Hospital, Liberty Lodge A.F. and A.M, Scottish Rite Bodies of Salem, and the Aleppo Temple Shrine. Mr. Russell was selected to serve as a director because of his experience owning and managing a business in our market area, which together with his knowledge of and service to our local community provides a unique perspective on the needs of customers in our market area.

Linda E. Saris has served as a member of our board of directors since April 2010. Ms. Saris has been a director of Salem CyberSpace since 2002. She was instrumental in founding and growing Salem CyberSpace in 2002 as part of North Shore Community Action Programs, Inc. Ms. Saris received her undergraduate degree from the University of Pennsylvania and an MBA in Finance and Accounting from the University of Chicago. Prior to Salem CyberSpace, Ms. Saris held several senior management positions, including chief financial officer and senior vice president of operations, at RSA Security, a $250 million publicly held software company subsequently acquired by EMC Corporation. Ms. Saris also serves on the board of directors of the Salem Community Charter School, Northeast Regional Readiness Center, North Shore Technology Council and Advanced CyberSecurity Center, Mass Insight, and serves on various advisory committees including the North Shore Medical Center and Youth Pipeline of the Workforce Investment Board. Ms. Saris was selected to serve as a director because of her significant financial and business experience and because of her continued service to and knowledge of our local community.

Christine B. Sullivan has served as a member of our board of directors since April 2005. After 12 years of service, Ms. Sullivan retired in May 2014 as the director of the Enterprise Center at Salem State University, a small business growth center serving thousands of small businesses at all stages of development on the North Shore. Before joining the Enterprise Center, Ms. Sullivan was the founder and chief executive officer of Hawthorne Associates, a marketing, advertising and public relations firm serving clients in the U.S. and internationally. Prior to founding Hawthorne Associates, Ms. Sullivan served as Massachusetts Secretary of Consumer Affairs and Chief of Staff in a Congressional office in Washington, DC. She also chaired the Communications Department at Endicott College. Ms. Sullivan received her undergraduate degree from Vassar College and a Masters in Public Administration from The Kennedy School of Government at Harvard University. Ms. Sullivan currently serves as a director of the North Shore Alliance for Economic Development, the Salem YMCA, and the Creative Economy Council of Massachusetts. Ms. Sullivan was selected to serve as a director because of her extensive business experience, her knowledge of and experience working with small businesses and her service to communities in our market area.

Exhibit IV-5 (continued)

Beverly Financial, Inc.

Director and Senior Management Summary Resumes

Michael R. Wheeler has served as a member of our board of directors since 2012. Prior to being appointed president of the Bank in January 2012, and then to chief executive officer in January 2013, Mr. Wheeler had been senior vice president since 2007. Mr. Wheeler joined the Bank in 2000 as assistant vice president of commercial lending, was promoted to vice president and later to senior vice president, overseeing all of lending as the chief lending officer and also serving as the Bank’s chief compliance officer and clerk. Mr. Wheeler has also held positions with U.S. Trust and Eastern Bank. Mr. Wheeler received his undergraduate degree from University of Southern Maine and an MBA from Endicott College, Beverly, Massachusetts. Well known in the communities the Bank serves, he is currently on the board of directors of the North Shore United Way, Salem Chamber of Commerce, Montserrat College of Art and the North Shore YMCA. As the chief executive officer of the Bank, Mr. Wheeler is familiar with our banking operations and provides the board with insight into our challenges, opportunities and operations. In additional, he was selected to serve as a director because of his extensive banking experience and familiarity with our market area.

John O. Wilhelm, Jr. has served as a member of our board of directors since April 1995. Mr. Wilhelm is senior vice president administration of Emerson Hospital, a 177-bed community acute care hospital located in Concord, Massachusetts, a position that he has held since December 2007. Prior to that, Mr. Wilhelm was the long-time chief financial officer of the Northeast Health Systems with headquarters at Beverly Hospital in Beverly, Massachusetts. Mr. Wilhelm also served as chief financial officer of Boston Children’s Hospital. Mr. Wilhelm is currently an elected selectman in his home town of Wenham, Massachusetts, having previously served 10 years on Wenham’s Finance and Advisory Committee with six of those years as chairman, as well as an assessor for the town of Wenham for six years with four of those years as chairman of the Board of Assessors. He is also the chairman of the Finance Committee of his local parish church, St. Paul of Hamilton, Massachusetts. Mr. Wilhelm was selected to serve as a director because of his extensive financial experience and expertise.

Richard E. Wylie has served as a member of our board of directors since April 1995. Dr. Wylie is the president of Endicott College. Prior to assuming that role in 1987, he served as a professor and administrator at the University of Connecticut, Temple University, the University of Colorado and Lesley College. Dr. Wylie received his undergraduate degree from Plymouth State College and master and doctoral degrees from Boston University. Dr. Wylie is active in higher education in New England and has served as president of the New England Association of Schools and Colleges, which accredits more than 2,500 schools, colleges, and universities in New England. He is also involved in the North Shore community and sits on numerous boards including banks, corporations, and non-profit agencies. Dr. Wylie was selected to serve as a director because of his extensive experience managing a large institution and his knowledge, experience and continued service in our market area.

Executive Officers

The following table sets forth information regarding the executive officers of Beverly Financial and the Bank, who are not also directors listed above, and their ages as of May 30, 2014. The executive officers of Beverly Financial and the Bank are elected annually.

Name	Age	Title

Robert W. Mitchell, Jr.	53	Executive Vice President, Chief Financial Officer and Treasurer

Stephen J. Britton	55	Senior Vice President, Residential and Consumer Lending

Exhibit IV-5 (continued)

Beverly Financial, Inc.

Director and Senior Management Summary Resumes

The following includes a brief biography for each of our executive officers.

Robert W. Mitchell, Jr. has served as executive vice president, chief financial officer and treasurer of the Bank since April 2012. He joined the Bank in 2011 as senior vice president, chief financial officer and treasurer. Mr. Mitchell has diverse experience on both the operations and retail sides of the banking business. He was executive vice president, chief financial officer and treasurer of Eagle Bank from 2006 until 2011, where he also served as the Bank Secrecy Act officer. Prior to joining Eagle Bank in 1996, Mr. Mitchell was controller and management information systems officer at Bank of Braintree. He began his career at Eastern Bank, serving in a variety of capacities in accounting, deposit operations and loan servicing. Mr. Mitchell earned an MBA in finance from Bentley College and received his undergraduate degree in business administration and accounting from Salem State University. As part of the Massachusetts Bankers Association, Mr. Mitchell served as a member of its New England Debit Card Task Force and is a former chairman of the Retail Banking Committee. Actively involved in the community, Mr. Mitchell is the treasurer of the Greater Beverly Chamber of Commerce and a director of the Kiwanis Club of Beverly.

Stephen W. Britton joined the Bank in 2012 as senior vice president, residential and consumer lending. Prior to joining he Bank, Mr. Britton served as first vice president of mortgage and consumer lending at Danvers Bank, where he was responsible for loan originations and credit underwriting quality. Mr. Britton has also held lending management positions at Washington Savings Bank, in Lowell; North Shore Bank, in Peabody; and US Trust, in Boston. Mr. Britton earned his undergraduate degree from Bentley College and attended Babson College’s Senior Leadership Program. Active in the Massachusetts Mortgage Bankers Association, Mr. Britton is also a member of the Mass Bankers Real Estate Finance Committee. He is a former board member of Citizens for Adequate Housing in Peabody.

Source: Beverly Financial’s prospectus.

EXHIBIT IV-6

Beverly Financial, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Beverly Financial, Inc.

Pro Forma Regulatory Capital Ratios

	Historical at March 31, 2014		Pro Forma at March 31, 2014 Based Upon the Sale in the Offering of
			3,145,000 Shares (Minimum of Offering Range)		3,700,000 Shares (Midpoint of Offering Range)		4,255,000 Shares (Maximum of Offering Range)		4,893,250 Shares (Adjusted Maximum of Offering Range) (1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)

Equity	$26,841	8.22%	$37,890	11.10%	$39,974	11.61%	$42,057	12.12%	$44,453	12.70%

Tier 1 leverage capital(3)	$26,748	8.22%	$37,797	11.11%	$39,881	11.63%	$41,964	12.14%	$44,360	12.71%
Requirement(4)	16,264	5.00	17,011	5.00	17,149	5.00	17,286	5.00	17,444	5.00

Excess	$10,484	3.22%	$20,786	6.11%	$22,732	6.63%	$24,678	7.14%	$26,916	7.71%

Tier 1 risk-based capital	$26,748	11.20%	$37,797	15.34%	$39,881	16.10%	$41,964	16.85%	$44,360	17.70%
Requirement(4)	14,331	6.00	14,780	6.00	14,862	6.00	14,945	6.00	15,040	6.00

Excess	$12,417	5.20%	$23,017	9.34%	$25,019	10.10%	$27,019	10.85%	$29,320	11.70%

Total risk-based capital(3)	$31,241	13.08%	$42,290	17.17%	$44,374	17.91%	$46,457	18.65%	$48,853	19.49%
Requirement(4)	23,885	10.00	24,633	10.00	24,771	10.00	24,908	10.00	25,066	10.00

Excess	$7,356	3.08%	$17,657	7.17%	$19,603	7.91%	$21,549	8.65%	$23,787	9.49%

Reconciliation:
Net proceeds invested in the Bank			$14,955		$17,705		$20,454		$23,616
Less: Common stock acquired by employee stock ownership plan			(2,604)		(3,048)		(3,492)		(4,003)
Less: Common stock acquired by stock-based incentive plan			(1,302)		(1,524)		(1,746)		(2,001)

Pro forma increase in Tier 1 and total risk-based capital			$11,049		$13,133		$15,216		$17,612

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds contributed to the Bank are invested in assets that carry a 50% risk weighting.
(4)	Reflects regulatory requirements to be considered “well-capitalized.”

Source: Beverly Financial’s prospectus.

EXHIBIT IV-7

Beverly Financial, Inc.

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

Beverly Financial, Inc.

Prices as of May 9, 2014

				Peer Group		Massachusetts Companies		All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Average	Median	Average	Median	Average	Median
Price-earnings ratio (x)		P/E	31.27x	21.58x	20.53x	20.87x	20.93x	18.03x	17.28x
Price-core earnings ratio (x)		P/Core	31.27x	21.48x	22.02x	21.54x	22.02x	18.40x	16.90x
Price-book ratio (%)	=	P/B	71.94%	95.67%	95.77%	105.30%	103.77%	104.29%	94.53%
Price-tangible book ratio (%)	=	P/TB	71.94%	100.19%	100.38%	112.07%	106.12%	112.78%	100.23%
Price-assets ratio (%)	=	P/A	10.64%	11.90%	11.28%	12.44%	11.25%	13.06%	12.15%

Valuation Parameters

Pre-Conversion Earnings (Y)	$1,375,000	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$1,375,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$21,813,000	ESOP Amortization (T)	30.00years
Pre-Conv. Tang. Book Val. (TB)	$21,813,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$327,015,000	RRP Vesting (N)	5.00years	(5)
Reinvestment Rate (2)(R)	1.73%	Foundation (F)	3.65%
Est. Conversion Expenses (3)(X)	4.30%	Tax Benefit (Z)	540,000
Tax Rate (TAX)	40.00%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	33.60%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$38,100,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$38,100,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$38,100,000
	1 - P/B * PCT * (1-X-E-M-F)

4. V=	P/TB * (TB+Z)	V=	$38,100,000
	1 - P/TB * PCT * (1-X-E-M-F)

5. V=	P/A * (A+Z)	V=	$38,100,000
	1 - P/A * PCT * (1-X-E-M-F)

Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Shares Issued To Foundation	Total Shares Issued	Aggregate Market Value of Shares Issued
Supermaximum	4,893,250	10.00	$48,932,500	110,000	5,003,250	$50,032,500
Maximum	4,255,000	10.00	42,550,000	110,000	4,365,000	43,650,000
Midpoint	3,700,000	10.00	37,000,000	110,000	3,810,000	38,100,000
Minimum	3,145,000	10.00	31,450,000	110,000	3,255,000	32,550,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 1.73 percent and a tax rate of 40.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 30 years and 5 years, respectively; amortization expenses tax effected at 40.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 33.60 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 40.0 percent.

EXHIBIT IV-8

Beverly Financial, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Beverly Financial, Inc.

At the Minimum

1.	Pro Forma Market Capitalization				$32,550,000
	Less: Foundation Shares				1,100,000

2.	Offering Proceeds				$31,450,000
	Less: Estimated Offering Expenses				1,539,161

	Net Conversion Proceeds				$29,910,839

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$29,910,839
	Less: Cash Contribution to Foundation				250,000
	Less: Non-Cash Stock Purchases (1)				3,906,000

	Net Proceeds Reinvested				$25,754,839
	Estimated net incremental rate of return				1.04%

	Reinvestment Income				$267,335
	Less: Shares Tax				0
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				52,080
	Less: Amortization of Options (4)				196,862
	Less: Recognition Plan Vesting (5)				156,240

	Net Earnings Impact				($137,847)

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2014 (reported)		$1,375,000	($137,847)	$1,237,153
	12 Months ended March 31, 2014 (core)		$1,375,000	($137,847)	$1,237,153

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$21,813,000	$25,754,839	$540,000	$48,107,839
	March 31, 2014 (Tangible)	$21,813,000	$25,754,839	$540,000	$48,107,839

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$327,015,000	$25,754,839	$540,000	$353,309,839

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Beverly Financial, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization				$38,100,000
	Less: Foundation Shares				1,100,000

2.	Offering Proceeds				$37,000,000
	Less: Estimated Offering Expenses				1,590,221

	Net Conversion Proceeds				$35,409,779

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$35,409,779
	Less: Cash Contribution to Foundation				250,000
	Less: Non-Cash Stock Purchases (1)				4,572,000

	Net Proceeds Reinvested				$30,587,779
	Estimated net incremental rate of return				1.04%

	Reinvestment Income				$317,501
	Less: Shares Tax				0
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				60,960
	Less: Amortization of Options (4)				230,429
	Less: Recognition Plan Vesting (5)				182,880

	Net Earnings Impact				($156,768)

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2014 (reported)		$1,375,000	($156,768)	$1,218,232
	12 Months ended March 31, 2014 (core)		$1,375,000	($156,768)	$1,218,232

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$21,813,000	$30,587,779	$540,000	$52,940,779
	March 31, 2014 (Tangible)	$21,813,000	$30,587,779	$540,000	$52,940,779

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$327,015,000	$30,587,779	$540,000	$358,142,779

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Beverly Financial, Inc.

At the Maximum

1.	Pro Forma Market Capitalization				$43,650,000
	Less: Foundation Shares				1,100,000

2.	Offering Proceeds				$42,550,000
	Less: Estimated Offering Expenses				1,641,281

	Net Conversion Proceeds				$40,908,719

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$40,908,719
	Less: Cash Contribution to Foundation				250,000
	Less: Non-Cash Stock Purchases (1)				5,238,000

	Net Proceeds Reinvested				$35,420,719
	Estimated net incremental rate of return				1.04%

	Reinvestment Income				$367,667
	Less: Shares Tax				0
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				69,840
	Less: Amortization of Options (4)				263,995
	Less: Recognition Plan Vesting (5)				209,520

	Net Earnings Impact				($175,688)

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2014 (reported)		$1,375,000	($175,688)	$1,199,312
	12 Months ended March 31, 2014 (core)		$1,375,000	($175,688)	$1,199,312

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$21,813,000	$35,420,719	$540,000	$57,773,719
	March 31, 2014 (Tangible)	$21,813,000	$35,420,719	$540,000	$57,773,719

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$327,015,000	$35,420,719	$540,000	$362,975,719

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Beverly Financial, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization				$50,032,500
	Less: Foundation Shares				1,100,000

2.	Offering Proceeds				$48,932,500
	Less: Estimated Offering Expenses				1,700,000

	Net Conversion Proceeds				$47,232,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$47,232,500
	Less: Cash Contribution to Foundation				250,000
	Less: Non-Cash Stock Purchases (1)				6,003,900

	Net Proceeds Reinvested				$40,978,600
	Estimated net incremental rate of return				1.04%

	Reinvestment Income				$425,358
	Less: Shares Tax				0
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				80,052
	Less: Amortization of Options (4)				302,597
	Less: Recognition Plan Vesting (5)				240,156

	Net Earnings Impact				($197,447)

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2014 (reported)		$1,375,000	($197,447)	$1,177,553
	12 Months ended March 31, 2014 (core)		$1,375,000	($197,447)	$1,177,553

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$21,813,000	$40,978,600	$540,000	$63,331,600
	March 31, 2014 (Tangible)	$21,813,000	$40,978,600	$540,000	$63,331,600

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	March 31, 2014	$327,015,000	$40,978,600	$540,000	$368,533,600

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial, LC. (“RP Financial”) provides financial and management consulting, merger advisory and valuation services to the financial services companies, including banks, thrifts, credit unions, insurance companies, mortgage companies and others. We offer a broad array of services, high quality and prompt service, hands-on involvement by our senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff has extensive consulting, valuation, financial advisory and industry backgrounds.

STRATEGIC PLANNING SERVICES

RP Financial’s strategic planning services, for established or de novo banking companies, provide effective feasible plans with quantifiable results to enhance shareholder value, achieve regulatory approval or realize other objectives. We conduct situation analyses; establish mission/vision statements, develope strategic goals and objectives; and identify strategies to enhance value, address capital, increase earnings, manage risk and tackle operational or organizational matters. Our proprietary financial simulation models facilitate the evaluation of the feasibility, impact and merit of alternative financial strategies.

MERGER ADVISORY SERVICES

RP Financial’s merger advisory services include targeting buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring deal terms, preparing merger business plans and financial simulations, rendering fairness opinions, preparing fair valuation analyses and supporting post-merger strategies. RP Financial is also expert in de novo charters, shelf charters and failed bank deals with loss sharing or other assistance. Through financial simulations, valuation proficiency and regulatory familiarity, RP Financial’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP Financial’s extensive valuation practice includes mergers, thrift stock conversions, insurance company demutualizations, merger valuation and goodwill impairment, ESOPs, going private, secondary offerings and other purposes. We are highly experienced in performing appraisals conforming with regulatory guidelines and appraisal standards. RP Financial is the nation’s leading valuation firm for thrift stock conversions, with offerings ranging up to $4 billion.

MANAGEMENT STUDIES

RP Financial provides effective organizational planning, and we are often engaged to prepare independent management studies required for regulatory enforcement actions. We evaluate Board, management and staffing needs, assess existing talent and capabilities and make strategic recommendations for new positions, replacement, succession and other organizational matters.

ENTERPRISE RISK ASSESSMENT SERVICES

RP Financial provides effective enterprise risk assessment consulting services to assist our clients in evaluating the degree to which they have properly identified, understood, measured, monitored and controlled enterprise risk as part of a deliberate risk/reward strategy and to help them implement strategies to mitigate risk, enhance performance, ensure effective reporting and compliance with laws and regulations and avoid potential future damage to their reputation and associated consequences and to mitigate residual risk and unanticipated losses.

OTHER CONSULTING SERVICES

RP Financial provides other consulting services including evaluating regulatory changes, development diversification and branching strategies, conducting feasibility studies and other research, and preparing management studies in response to regulatory enforcement actions. We assist clients with CRA plans and revising policies and procedures. Our other consulting services are aided by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (33)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (30)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Director (26)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (31)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (28)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (27)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (24)	(703) 647-6552	tbiddle@rpfinancial.com
Carla H. Pollard, Senior Vice President (25)	(703) 647-6556	cpollard@rpfinancial.com